As Filed with the Securities and Exchange Commission on April 5, 2016	Registration No.333-209131

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

XG Sciences, INC.

(Exact name of registrant as specified in its charter)

Michigan	2821	20-4998896
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3101 Grand Oak Drive

Lansing, MI 48911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Philip L. Rose

Chief Executive Officer

XG Sciences, Inc.

3101 Grand Oak Drive

Lansing, MI 48911

Telephone: (517) 703-1110

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________

Copies to:

Clayton E. Parker, Esq.

Matthew Ogurick, Esq.

Camielle N. Green, Esq.

K&L Gates LLP

200 South Biscayne Boulevard, Suite 3900

Miami, Florida 33131-2399

Telephone: (305) 539-3306

Facsimile: (305) 358-7095

________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Primary Offering By XG Sciences, Inc.
Common stock, no par value per share	3,000,000	$8.00	$24,000,000	$2,417
Total:	3,000,000	$8.00	$24,000,000	$2,417	(2)

____________

(1)    Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

(2)    Previously paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated April 5, 2016

3,000,000 shares of Common Stock of

XG SCIENCES, INC.

This is the initial public offering of common stock of XG Sciences, Inc., and no public market currently exists for the securities being offered. We are registering for sale a total of 3,000,000 shares of common stock at a fixed price of $8.00 per share to the general public in a self-underwritten, best efforts offering. We intend to engage the services of non-exclusive sales agents to assist us with selling the shares. If we engage such sales agents, we intend to pay a commission fee of up to 8%. For additional information please see the “Plan of Distribution”.

We estimate our total offering registration costs to be approximately $1,060,000 assuming we pay sales agents an 8% commission fee. There is no minimum number of shares that must be sold by us for the offering to proceed, and we will retain the proceeds (net of any sales agent commissions) from the sale of any of the offered shares.

The offering shall terminate on the earlier of (i) when the offering period ends (180 days from the effective date of this prospectus), (ii) the date when the sale of all 3,000,000 shares is completed, and (iii) when our Board of Directors decides that it is in the best interest of the Company to terminate the offering prior to the completion of the sale of all 3,000,000 shares registered under the Registration Statement of which this prospectus is part.

There has been no public market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not currently quoted on or traded on any exchange or on any over-the-counter market.

After this offering is completed, we intend to seek either (i) a listing of our common stock on a securities exchange registered with the Securities and Exchange Commission (SEC) under Section 6(a) of the Securities Exchange Act of 1934, as amended, such as the NASDAQ Capital Market or the New York Stock Exchange (NYSE), or (ii) the quotation of our common stock on the OTCQB or OTCQX marketplaces operated by OTC Markets Group, Inc. (any of the foregoing generally referred to as a “Qualified National Exchange” and the act of achieving such listing or quotation, generally referred to hereafter as a “Public Listing” in this prospectus). In order to achieve a Public Listing, we will have to meet certain initial listing qualifications of the Qualified National Exchange on which we are seeking the Public Listing. In addition, we will need to have market makers agree to make a market in our common stock and file a FINRA Form 15c211 with the SEC on our behalf before we can achieve a Public Listing, and we will also need to remain current in our quarterly and annual filings with the SEC.

There can be no assurance that our common stock will ever be quoted or traded on a Qualified National Exchange or that any market for our common stock will develop.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Please refer to discussions under “Prospectus Summary” on page 1 and “Risk Factors” on page 7 of how and when we may lose emerging growth company status and the various exemptions that are available to us.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 7 of this prospectus and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2016.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

i

PROSPECTUS SUMMARY

This prospectus of XG Sciences, Inc., a Michigan corporation (together with its sole subsidiary, the “Company”, “XG Sciences”, “XGS” or “we”, “us”, or “our”) is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (SEC). This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes beginning on page F-1 before making an investment decision.

XG Sciences was formed in May 2006 for the purpose of commercializing certain technology to produce graphene nanoplatelets. First isolated and characterized in 2004, graphene is a single layer of carbon atoms configured in an atomic-scale honeycomb lattice. Among many noted properties, graphene is harder than diamonds, lighter than steel but significantly stronger, and conducts electricity better than copper. Graphene nanoplatelets are particles consisting of multiple layers of graphene. Graphene nanoplatelets have unique capabilities for energy storage, thermal conductivity, electrical conductivity, barrier properties, lubricity and the ability to impart strength when incorporated into plastics or other matrices.

We believe the unique properties of graphene and graphene nanoplatelets will enable numerous new product applications and the market for such products will quickly grow to be a significant market opportunity. Our business model is to design, manufacture and sell advanced materials we call xGnP® graphene nanoplatelets and value-added products based on these nanoplatelets. We currently have hundreds of customers trialing our products for numerous applications, including, but not limited to lithium ion batteries, supercapacitors, thermal shielding and heat transfer, inks and coatings, printed electronics, construction materials, composites, and military uses.

We target our xGnP® nanoplatelets for use in a range of large and growing end-use markets. Our proprietary manufacturing processes allow us to produce nanoplatelets with varying performance characteristics that can be tuned to specific end-use applications based on customer requirements. We currently offer three commercial “grades” of bulk materials, each of which is available in various particle sizes, which allows for surface areas ranging from 50 to 800 square meters of surface area per gram of material depending on the product. Other grades may be made available, depending on the needs for specific applications. In addition, we sell our material in the form of pre-dispersed mixtures with water, alcohol, or other organic solvents and resins. We also formulate xGnP® nanoplatelets into value-added products and formulations that further enhance the value we deliver to our customers. We have also licensed some of our base manufacturing technology to other companies and we consider technology licensing a component of our business model.

We sell products to customers around the world and have sold materials to over 1,000 customers (entities that have purchased our materials) in 47 countries since 2008. Some of these customers are research organizations and some are commercial organizations. Because graphene is a new material, our customers are developing new uses for our products and purchase them in quantities consistent with development purposes. A few of our customers have indicated to us that they have introduced commercial products that use our materials, but our customers are under no obligation to report to us on the usage of our materials. Our customers have included well-known automotive and OEM suppliers around the world (Ford, Johnson Controls, Magna, Honda Engineering) world-scale lithium ion battery manufacturers in the US, South Korea and China (Samsung SDI, LG Chem, Lishen, A123) and diverse specialty material companies (3M, BASF, Henkel, Dow Chemical, Dupont) as well as many others. We also work closely with our licensees, POSCO and Cabot Corporation (“Cabot”), who further extend our technology through their customer network. Ultimately, we expect to benefit in terms of royalties on sales of xGnP® produced and sold by our licensees.

The above graphs show total orders and customers based on actual purchases of our materials and do not include free samples or materials used in joint development programs. The average order size in 2014 was $2,175 and in 2015 was $600, which indicates these orders were for materials that were not yet incorporated into large-volume commercial products. However, six customers have informed us of their intent to begin commercializing products using our products during 2016. As a result, we expect to begin shipping significantly greater quantities of our products in 2016. Based on the status of current discussions with such customers, we believe that we will begin to scale up revenue as 2016 progresses and that we will be able to book approximately $5-10 million of revenue in 2016.

In addition to graphene nanoplatelets, we also offer a sheet product, called XG Leaf®, to customers for a variety of thermal spreading and other applications. XG Leaf® is ideally suited for use in thermal management in cell phones, tablets and PC’s. As these devices continue to adopt faster electronics, higher data management capabilities, brighter displays with ever increasing definition, they generate more and more heat. Managing that heat is a key requirement for the portable electronics market and our XG Leaf® product line is well suited to address the need. In a press release dated March 3, 2015, Gartner, Inc., a leading research organization, estimated the 2014 global cell phone market at 1.88 billion units. Every cell phone has some form of thermal management system, and we believe many of the new smart phones being developed can benefit from the performance advantages we are able to achieve with XG Leaf®. In August 2015, International Data Corporation (IDC) in their Worldwide Quarterly Tablet Tracker, estimated the global shipment of tablets in 2015 at 212 million units. Thus, we believe our XG Leaf® product line is well positioned to address a very large and rapidly growing market.

According to Prismark Partners, LLC, a leading electronics industry consulting firm specializing in advanced materials, the 2014 market for finished graphitic heat spreaders as sold to the OEM and EMS companies with adhesive, PET, and/or copper backing for selected portable applications was $600 million, and is expected to reach $900 million in 2018. The market is currently in a significant expansion period driven by the demand for portable devices.

We also offer a specially formulated silicon-graphene composite material (also referred to as “SiG” in this prospectus) for use in lithium-ion battery anodes. SiG targets the never-ending need for higher battery capacity and longer life. In several customer trials, our SiG material has demonstrated the potential to increase battery energy storage capacity by 3-5x what is currently available with conventional lithium ion batteries today. The market for materials used in lithium ion battery anodes is large and growing as shown in the figure below (Avicenne Energy, “The Rechargeable Battery Market, 2014–2025”, July 2015). We believe our ability to address next generation anode materials represents a significant opportunity for us.

We also offer specially-formulated inks and coatings for electrical and thermal applications that are showing promise in diverse customer applications such as advanced packaging, electrostatic dissipation and thermal management.

These three product areas — custom XG Leaf® sheets, our SiG anode materials, and custom inks/coatings — comprise the set of core value-added product groups on which we are focusing our internal development resources. The following are examples of commercial and development uses of our products (See also exhibit 99.1 for our Summary Customer Pipeline):

•      Construction company demonstrating less than one weight percent of our product in construction material composites improves flexural strength by more than 30%, and

•      Large oil and lubricant supplier showing gear and friction improvements when incorporated into industrial and automotive greases, and

•      Engineering design firm for automotive manufacturers found 20% reduction in operating temperature and in thermal uniformity when XG Leaf® replaces standard cooling fins in lithium ion battery packs’, and

•      Auto manufacturer showing increased tensile and flexural strength and reduced weight in automotive composites, and

•      Battery manufacturers demonstrating improved cycle life and energy storage when used as additives in lead acid batteries.

Some of our proprietary manufacturing processes were developed at Michigan State University (MSU) and licensed to us in 2006. We licensed four U.S. patents and patent applications from MSU. However, over time, our scientists and engineers have made many further discoveries and inventions that are embodied in the form of ten additional patent applications, and numerous trade secrets. Our general IP strategy is to keep as trade secrets those manufacturing processes that are difficult to enforce should they be disclosed and to seek patent coverage for other manufacturing processes, materials derived from those processes, unique combinations of materials and end uses of materials containing graphene nanoplatelets. We believe that the combination of our rights under the MSU license, patents and patent applications, and our trade secrets create a strong intellectual property position.

We have developed and scaled-up capacity for two manufacturing processes — one based on chemical intercalation of graphite and subsequent exfoliation and classification; and the second based on a high-shear mechanical process. In March 2012, we took possession of a production facility under terms of a long-term lease and moved our headquarters to this new location. Initial production commenced in this facility in September 2012. Currently, this facility is capable of producing approximately 30 – 50 tons per year of intercalated materials (depending on product mix) if operated on a continuous basis. We also operate a separate production facility in leased manufacturing space which is used for the production of certain specialty materials. This facility is capable of producing approximately 30 – 60 tons per year of materials (depending on product mix) if operated on a continuous basis. We believe these manufacturing facilities will be sufficient to meet demands for the majority of our bulk materials for a number of years, with suitable additions of capital equipment as warranted. However, additional manufacturing capabilities for certain value-added products and certain bulk materials remain to be developed and will likely require the acquisition of additional facilities. In particular, the production processes for XG Leaf® and our silicon-graphene electrode materials and our conductive inks will require additional capital and additional facilities to meet expected future customer demand.

Many of the Company’s products are new products that have not yet been fully developed and for which manufacturing operations have not yet been fully scaled. This means that investors are subject to the risks incident to the creation and development of multiple new products and their associated manufacturing processes. As of the date of this prospectus, we have not yet demonstrated sales of products at a level capable of covering our fixed expenses. Although we expect to begin to significantly scale revenue in 2016, we have not yet demonstrated the capability to produce sufficient materials to generate the ongoing revenues necessary to sustain our operations in the long-term. For additional information please see “Risk Factors”.

Developing, manufacturing and selling nanomaterials in commercially-viable quantities requires substantial funding. Since inception, we have raised approximately $32 million of capital through the issuance of equity and equity-linked securities and through licensing fees. Notable investors in the Company include Samsung Ventures, Hanwha Chemical Corporation, POSCO Corporation, and the Aspen Advanced Opportunity Fund.

Since our inception we have incurred annual losses every year and have accumulated a deficit from operations of $(43,371,368) through December 31, 2015. As of December 31, 2015 our total stockholder’s deficit was $(4,071,624). On December 31, 2015, we issued and sold non-convertible promissory notes (“December Notes”) which mature on June 30, 2016 and warrants (“December Warrants”) to purchase 20,625 shares of our common stock having a strike price of $8.00 and a five year term to several existing stockholders (the “December Placement”) for proceeds to the Company of $550,000. As a result, as of December 31, 2015, we had cash on hand of $1,060,224.

However, as of the date of this prospectus, we have cash on hand that is only sufficient to fund our operations through the end of April 2016. We also believe that we will need approximately $4.8 million to sustain us for the next 12 months. The Company’s financial projections show that the Company may need to raise an additional $15,000,000 or more before it is capable of achieving sustainable cash flow from operations. We intend that the primary means for raising such funds will be through this offering. However, there is no assurance that the Company will be able to raise these funds or that the terms and conditions of future financing will be workable or acceptable for the Company and its stockholders.

As a result of the December Placement, the conversion price of our Series A Preferred Stock was adjusted to $6.40 per share. In addition, pursuant to the Certificate of Designation for the Series B Preferred Stock, holders of Series B Units received the right to exchange Series B Units (consisting of one share of Series B Preferred Stock with a liquidation preference of $16.00 per share and warrants to purchase shares of common stock at an exercise price of $16.00 per share, also referred to herein as the “Series B warrants”) into any future equity or equity-linked securities sold by the Company until December 31, 2017. Thus, as a result of this offering, holders of the Series B Units will have the right to exchange each Series B Unit for two shares of common stock, and the Series B Preferred Stock and the Series B warrants which constitute the exchanged Series B Unit will be cancelled (the “Series B Exchange Rights”).

Pursuant to the Certificates of Designation for the Series A and Series B Preferred Stock, all then-outstanding shares of Series A and Series B Preferred Stock, respectively, will automatically convert into shares of common stock upon the listing of the Company’s common stock on a Qualified National Exchange (a securities exchange registered with the SEC under Section 6(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), such as the NASDAQ Capital Market or the New York Stock Exchange, or (ii) the quotation of our common stock on the OTCQB or OTCQX marketplaces operated by OTC Markets Group, Inc. (OTC Markets), and the act of achieving such listing or quotation, generally referred to hereafter as a “Public Listing” in this prospectus). As a result, there will only be one class of equity securities outstanding — common stock — after the Company achieves a Public Listing. Prior to any such listing, the Series A and Series B Preferred Stock may be voluntarily converted into shares of common stock at their respective then-current conversion rates (current rate for the Series A Preferred Stock is 1.875 for 1, current rate for Series B Preferred Stock is 1 for 1).

Although holders of Series B Units have no obligation to do so, we expect that most, if not all, of such holders will exchange their Series B Units into common stock pursuant to their Series B Exchange Rights, because each share of Series B Preferred Stock otherwise issued as part of the Series B Units and not exchanged would automatically convert into only one share of common stock upon the listing of the Company’s common stock on a Qualified National Exchange at the current rate, or may voluntarily convert prior to any such listing at such rate (See “Description of Securities — Series B Units”).

In order to achieve a Public Listing, we will have to meet certain initial listing qualifications of the Qualified National Exchange on which we are seeking the Public Listing. In addition, we will need to have market makers agree to make a market in our common stock and file a FINRA Form 15c211 with the SEC on our behalf before we can achieve a Public Listing, and we will also need to remain current in our quarterly and annual filings with the SEC. We cannot make any assurances that our common stock will ever be quoted or traded on Qualified National Exchange or that any market for our common stock will develop.

As of the date of this prospectus, we had 22 full-time employees. Employees include the following four senior managers that report to the CEO: a Vice President of Operations, a Vice President of Energy Markets, a Vice President of Research & Development, and a Controller. The Company employs a total of 6 full-time scientists and technicians in its R&D group, including the Vice President of Research & Development.

THE OFFERING

Common stock to be offered by the Company	3,000,000 shares

Common stock issued and outstanding before the offering(1)	836,544 shares

Offering price	$8.00 per share

Duration of offering

This offering shall commence on the effective date of this prospectus and terminate on the earlier of (i) 180 days from the effective date of this prospectus, (ii) the date when the sale of all 3,000,000 shares is completed, and (iii) when the Board of Directors decides that it is in the best interest of the Company to terminate the offering prior the completion of the sale of all 3,000,000 shares registered under the Registration Statement of which this prospectus is part.

Common stock issued and outstanding after the offering after giving effect to the sale of 3,000,000 shares by the Company(1)	3,836,544 shares

Pro forma common stock issued and outstanding after the offering after giving effect to the sale of 3,000,000 shares by the Company assuming the conversion of all issued and issuable shares of Series A and Series B Preferred Stock(2)	9,764,162

Ticker Symbol and Market for our common stock	This is our initial public offering and no public market currently exists for our shares and a public market may never develop, or, if any market does develop, it may not be sustained.

After this offering is completed, we intend to seek either (i) a listing of our common stock on a securities exchange registered with the SEC under Section 6(a) of the Exchange Act, such as the NASDAQ Capital Market or NYSE, or (ii) the quotation of our common stock on the OTCQB or OTCQX marketplaces operated by OTC Markets Group, Inc. (each of the foregoing, a “Qualified National Exchange”). In order to achieve such a Public Listing, we will have to meet certain initial listing qualifications of such Qualified National Exchange on which we are seeking the Public Listing. In addition, we will need to have market makers agree to make a market in our common stock and file a FINRA Form 15c211 with the SEC on our behalf before we can achieve a Public Listing. No market maker has agreed to file such application. We will also need to remain current in our quarterly and annual filings with the SEC to achieve and maintain a Public Listing. There can be no assurance that our common stock will ever be quoted on Qualified National Exchange or that any market for our common stock will develop.

Offering use of proceeds

We intend to use the net proceeds from the sale of 3,000,000 shares by the Company for (a) capital expenditures in 2016 and 2017, working capital, and other general corporate purposes. Pending such use, we reserve the right to temporarily invest the proceeds. See “Use of Proceeds beginning on page 20.

Subscriptions	All subscriptions, once accepted by us, are irrevocable.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Dividend policy	We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth.

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(1)	Includes the actual number of shares outstanding as of March 31, 2016 and, for the avoidance of doubt, does not include the conversion or exchange of any preferred shares or the exercise of any options or warrants.

(2)	This figure includes (a) 836,544 shares of common stock currently outstanding as of March 31, 2016, (b) the issuance of 3,376,299 shares of common stock upon conversion of all 1,800,696 shares of Series A Preferred Stock currently outstanding at the current Series A Conversion Rate (see “Description of Securities — Series A Convertible Preferred Stock”), (c) the issuance of 2,011,347 shares upon the conversion of 1,072,720 shares of Series A Preferred Stock (at the Series A Conversion Rate) issued upon the exercise of 1,072,720 warrants to purchase Series A Preferred Stock (the “Series A warrants”) and (d) the issuance of 539,974 shares of common stock upon the voluntary exchange of all 269,987 Series B Units (consisting of 269,987 shares of Series B Preferred Stock and warrants to purchase 224,897 shares of common stock) (see also “Description of Securities — Series B Units”).

There is no assurance that we will raise the full $24,000,000 anticipated from the sale by the Company of 3,000,000 shares, and there is no guarantee that we will receive any proceeds from the offering. We may sell only a small portion or none of the offered shares.

Emerging Growth Company

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company,” or EGC, can take advantage of the extended transition period for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC, we intend to rely on certain of these exemptions, including exemptions from the requirement to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an EGC until the earlier of: the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Corporate Information

The Company was incorporated in Michigan on May 23, 2006 and is organized as a “C” corporation under the applicable laws of the United States and State of Michigan. Our headquarters and principal executive offices are located at 3101 Grand Oak Drive, Lansing, Michigan, 48911 and our telephone number is (517) 703-1110. Our website address is http://www.xgsciences.com, although the information contained in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

THE SECURITIES BEING OFFERED INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE, SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. THEY SHOULD NOT BE PURCHASED BY PERSONS WHO CANNOT AFFORD THE POSSIBILITY OF THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING ALL EXHIBITS, AND CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING RISK FACTORS.

Risks Relating to Our Business and Industry

We are a young company with a limited operating history, making it difficult for you to evaluate our business and your investment.

XG Sciences, Inc. was incorporated on May 23, 2006. We have not yet demonstrated sales of products at a level capable of covering our fixed expenses. Since inception, we have not demonstrated the capability to produce sufficient materials to generate the ongoing revenues necessary to sustain our operations in the long-term. Nor have we demonstrated the ability to generate sufficient sales to sustain the business. There can be no assurance that the Company will ever produce a profit.

Many of the Company’s products represent new products that have not yet been fully developed and for which manufacturing operations have not yet been fully scaled. This means that investors are subject to all the risks incident to the creation and development of multiple new products and their associated manufacturing processes, and each investor should be prepared to withstand a complete loss of their investment.

Because we are subject to these uncertainties, there may be risks that management has failed to anticipate and you may have a difficult time evaluating our business and your investment in our Company. Our ability to become profitable depends primarily on our ability to successfully commercialize our products in the future. Even if we successfully develop and market our products, we may not generate sufficient or sustainable revenue to achieve or sustain profitability, which could cause us to cease operations and you will lose all of your investment.

We have no sustainable base of products approved for commercial use by our customers, have never generated significant product revenues and may never achieve sufficient revenues for profitable operations, which could cause us to cease operations.

XG Sciences primarily sells bulk materials or products made with these materials to other companies for incorporation into their products. To date, there has been no significant incorporation of our materials or products into customer products that are released for commercial sale. Because there is no demonstrated history of commercial success for our products, it is possible that such commercial success may never happen and that we will never achieve the level of revenues necessary to sustain our business.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms, which could have a materially adverse effect on our business.

Developing, manufacturing and selling nanomaterials in commercially-viable quantities requires substantial funding. On December 31, 2015, the Company issued and sold promissory notes and warrants to several existing investors in a private placement (the December Notes and December Warrants) for proceeds to the Company of $550,000. As a result, as of December 31, 2015, we had cash on hand of approximately $1.1 million. However, as of the date of this prospectus, we have cash on hand that is only sufficient to fund our operations through the end of April 2016. We also believe that we will need approximately $4.8 million to sustain us for the next twelve months. The Company’s financial projections show that the Company may need to raise an additional $15,000,000 or more before it is capable of achieving sustainable cash flow from operations. We intend that the primary means for raising such funds will be through this offering. The Company can make no assurance that it will be able to raise these funds or that the terms and conditions of future financing will be workable or acceptable for the Company and its stockholders. In the event that the Company is not able to raise substantial additional funds in the future on terms that are acceptable or adjust its business model accordingly, the Company may be forced to curtail or cease operations and you could lose all or a significant part of your investment.

If we are unable to continue as a going concern, our securities will have little or no value.

The report of our independent registered public accounting firm that accompanies our consolidated financial statements for the year ended December 31, 2015 contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. We currently anticipate that our cash and cash equivalents will be sufficient to fund our operations through the end of April 2016, without raising additional capital. Our continuation as a going concern is dependent upon continued financial support from our shareholders, the ability of us to obtain necessary equity and/or debt financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding our ability to continue as a going concern. We cannot make any assurances that additional financings will be available to us and, if available, completed on a timely basis, on acceptable terms or at all. If we are unable to complete an equity or debt offering, or otherwise obtain sufficient financing when and if needed, it would negatively impact our business and operations, which would likely cause the price of our common stock to decline. It could also lead to the reduction or suspension of our operations and ultimately force us to cease our operations.

We have limited experience in the higher volume manufacturing that will be required to support profitable operations, and the risks associated with scaling to larger production quantities may be substantial.

We have limited experience manufacturing our products. We have established small-scale commercial or pilot-scale production facilities for our bulk powders, XG Leaf® and SiG materials, but these facilities do not have the existing production capacity to produce sufficient quantities of materials for us to reach sustainable sales levels. In order to develop the capacity to produce much higher volumes, it will be necessary to produce multiples of existing processes or engineer new production processes in some cases. There is no guarantee that we will be able to economically scale-up our production processes to the levels required. If we are unable to scale-up our production processes and facilities to support sustainable sales levels, the Company may be forced to curtail or cease operations and you could lose all or a significant part of your investment.

Projection of fixed monthly expenses and operating losses for the near future means that investors may not earn a return on their investment or may lose all of their investment.

Because of the nature of the Company’s business, the Company projects considerable fixed expenses that lead to projected monthly deficits for the near future. Fixed manufacturing expenses to maintain production facilities, compensation expenses for scientists and other critical personnel, and ongoing rent and utilities amount to several hundred thousand dollars per month, and the Company believes that such expenses are required as a precursor to significant customer sales. However, there can be no assurance that monthly sales will ever reach a sufficient level to cover the cost of ongoing monthly expenses. If sufficient regular monthly sales are not generated to cover these fixed expenses, we will continue to experience monthly profit deficits which, if not eliminated, will require continuing new investment in the Company. If monthly deficits continue beyond levels that investors find tolerable, we may not be able to raise additional funds may be forced to curtail or cease operations and you could lose all or a significant part of your investment.

We have a long and complex sales cycle and have not demonstrated the ability to operate successfully in this environment.

It has been our experience since our inception that the average sales cycle for our products can range from one to seven years from the time a customer begins testing our products until the time that they could be successfully used in a commercial product. The product introduction timing will vary based on the target market, with automotive uses typically being toward the long end and consumer electronics toward the shorter end. We have not demonstrated a track record of success in completing customer development projects, which makes it difficult for you to evaluate the likelihood of our future success. The sales and development cycle for our products is subject to customer budgetary constraints, internal acceptance procedures, competitive product assessments, scientific and development resource allocations, and other factors beyond our control. If we are not able to successfully accommodate these factors to enable customer development success, we will be unable to achieve sufficient sales to reach profitability. In this case, the Company may not be able to raise additional funds and may be forced to curtail or cease operations and you could lose all or a significant part of your investment.

We could be adversely affected by our exposure to customer concentration risk.

We are subject to customer concentration risk as a result of our reliance on a relatively small number of customers for a significant portion of our revenues. For 2015 we had one customer (one of our Asian distributors) whose purchases accounted for 9% of total product revenues. In 2014 we had another customer that represented 69% of total product revenues. Due to the nature of our business and the relatively large size of many of the applications our customers are developing, we anticipate that we will be dependent on a relatively small number of customers for the majority of our revenues for the next several years. It is possible that only one or two customers could place orders sufficient to utilize most or all of our existing manufacturing capacity.

In this case, there would be a risk of significant loss of future revenues if one or more of these customers were to stop ordering our materials, which could in turn have a material adverse effect on our business and on your investment.

Our revenues often fluctuate significantly based on one-off orders from customers or from the recognition of grant revenues which vary from period-to-period, which may materially impact our financial results from period to period.

Because of the potential for large revenue swings from one-time large orders or grants it may be difficult to accurately forecast the needs for inventory, working capital, and other financial resources from period-to-period. Such orders would require a significant short-term increase in our production capacity and would require the financial resources to add staff and support the associated working capital. If such large one-time orders were not handled smoothly, customer confidence in us as a viable supplier could be reduced and we might not succeed in capturing the additional larger orders that may be reflected in our business plan.

We operate in an advanced technology arena where hypothesized properties and benefits of our products may not be achieved in practice, or in which technological change may alter the attractiveness of our products.

Because there is no sustained history of successful use of our products in commercial applications, there is no assurance that broad successful commercial applications may be technically feasible. Most, if not all, of the scientific and engineering data related to our products has been generated in our own laboratories or in laboratory environments at our customers or third-parties, like universities and national laboratories. It is well known that laboratory data is not always representative of commercial applications.

Likewise, we operate in a market that is subject to rapid technological change. Part of our business strategy is to monitor such change and take steps to remain technologically current, but there is no assurance that such strategy will be successful. If the Company is not able to adapt to new advances in materials sciences, or if unforeseen technologies or materials emerge that are not compatible with our products and services or that could replace our products and services, our revenues and business prospects would likely be adversely affected. Such an occurrence may have severe consequences, including the potential for our investors to lose all of their investment.

Competitors that are larger and better funded may cause the Company to be unsuccessful in selling its products.

The Company operates in a market that is expected to have significant competition in the future. Global research is being conducted by substantially larger companies who have greater financial, personnel, technical, and marketing resources. There can be no assurance that the Company’s strategy of offering better materials based on the Company’s proprietary exfoliated graphite nanoplatelets will be able to compete with other companies, many of whom will have significantly greater resources, on a continuing basis. In the event that we cannot compete successfully, the Company may be forced to cease operations and investors may lose some or all of their investment.

Because of our small size and limited operating history, we are dependent on key employees.

The Company’s operations and development are dependent upon the experience and knowledge of Philip L. Rose, our Chief Executive Officer, Dr. Liya Wang, Vice President of Research & Development, Robert Privette, Vice President of Energy Markets, Scott Murray, Vice President of Operations, and Dr. Hiroyuki Fukushima, Technical Director. If the services of any of these individuals should become unavailable, the Company’s business operations might be adversely affected. If several of these individuals became unavailable at the same time, the ability of the Company to continue normal business operations might be adversely affected to the extent that revenue or profits could be diminished and you could lose all or a significant amount of your investment.

Our success depends in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could have a material adverse effect on our competitive position.

We rely on the patent, trademark, copyright and trade-secret laws of the United States and the countries where we do business to protect our intellectual property rights. We may be unable to prevent third parties from using our intellectual property without our authorization. The unauthorized use of our intellectual property could reduce any competitive advantage we have developed, reduce our market share or otherwise harm our business. In the event of unauthorized use of our intellectual property, litigation to protect or enforce our rights could be costly, and we may not prevail.

Many of our technologies are not covered by any patent or patent application, and our issued and pending U.S. and non-U.S. patents may not provide us with any competitive advantage and could be challenged by third parties. Our inability to secure issuance of our pending patent applications may limit our ability to protect the intellectual property rights these pending patent applications were intended to cover. Our competitors may attempt to design around our patents to avoid liability for infringement and, if successful, our competitors could adversely affect our market share. Furthermore, the expiration of our patents may lead to increased competition.

Our pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our products and their associated trademarks and impede our marketing efforts in those jurisdictions.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries, we do not apply for patent, trademark or copyright protection. We also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. Although we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge about our trade secrets through independent development or by legal means. The failure to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have a material adverse effect on our business by jeopardizing critical intellectual property.

Where a product formulation or process is kept as a trade secret, third parties may independently develop or invent and patent products or processes identical to our trade-secret products or processes. This could have an adverse impact on our ability to make and sell products or use such processes and could potentially result in costly litigation in which we might not prevail.

We could face intellectual property infringement claims that could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and the standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. If we cannot assess our internal control over financial reporting as effective, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our independent registered public accounting firm’s report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Future adverse regulations could affect the viability of the business.

The Company’s bulk products have been approved for sale in the United States by the U.S. Environmental Protection Agency after a detailed review of our products and production processes for our H, M and C grade materials. In most cases, as far as we are aware, there are no current regulations elsewhere in the world that prevent or prohibit the sale of the Company’s products. Nevertheless, the sale of nano-materials is a subject of regulatory discussion and review in many countries around the world. In some cases, there is a discussion of potential testing requirements for toxicity or other health effects of nano-materials before they can be sold in certain jurisdictions. If such regulations are enacted in the future, the Company’s business could be adversely affected because of the requirement for expensive and time-consuming tests or other regulatory compliance. There can be no assurance that future regulations might not severely limit or even prevent the sale of the Company’s products in major markets, in which case the Company’s financial prospects might be severely limited, causing investors to lose some or all of their investment.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and will divert time and attention away from revenue generating activities.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities, which could have an adverse effect on our business.

Risks Relating To Our Common Stock

There is a risk of dilution of your percentage ownership of common stock in the Company.

In addition to the shares which we may sell pursuant to this offering, the Company has the right to raise additional capital or incur borrowings from third parties to finance its business. The Company may also implement public or private mergers, business combinations, business acquisitions and similar transactions pursuant to which it would issue substantial additional capital stock to outside parties, causing substantial dilution in the ownership of the Company by its existing stockholders. Subject to certain exceptions (See “Management — Shareholder Side Letter”), our Board of Directors has the authority, without the consent of any of the stockholders, to cause the Company to issue more shares of common stock and/or preferred stock at such price and on such terms and conditions as are determined by the Board in its sole discretion.

The sale of the shares being offered by us hereunder, as well as the shares of common stock issuable upon the exercise of options and warrants, the shares issuable upon conversion of Series A Preferred Stock (including the shares of Series A Preferred Stock issuable upon the exercise of warrants), shares issuable upon conversion of Series B Preferred Stock, shares issuable upon the voluntary exchange of the Series B Units, and the issuance of additional shares of capital stock by the Company will dilute your ownership percentage in the Company and could impair our ability to raise capital in the future through the sale of equity securities.

Certain stockholders who are also officers and directors of the Company may have significant control over our management, which may not be in your best interests.

As of March 31, 2016, the directors, or the entities they represent, and executive officers of the Company owned approximately 69.5% of the voting stock of the Company. Certain of these executives and directors, or the companies they represent, converted secured convertible notes into an additional 1,456,126 shares of Series A Preferred Stock on December 31, 2015.

Additionally, our existing stockholders are a party to that certain Shareholder Agreement, which was amended on February 26, 2016. Although shareholders purchasing shares in this offering will not be subject to the Shareholders’ Agreement, certain provisions of such Shareholders’ Agreement may impact the governance of the Company. Pursuant to the Shareholders’ Agreement, (a) so long as AAOF or its affiliates own 10% of more of the aggregate outstanding Shareholder Stock (as defined in the Shareholder Agreement), (i) the size of the Board of Directors shall be set at seven individuals (provided, however, that the number of directors on the Board of Directors may be increased or decreased with the prior written consent of AAOF and shareholders (including AAOF) who in the aggregate then own Shareholder Stock representing a majority of the then issued and outstanding voting stock of the Company), (ii) one person nominated by AAOF shall be elected to the Board of Directors, (iii) two members of the Board of Directors, other than those nominated by AAOF, POSCO or Hanwha Chemical, shall qualify as independent Directors; (b) so long as POSCO owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by POSCO shall be elected to the Board of Directors (POSCO does not currently own 10% or more of the aggregate outstanding Shareholder Stock and therefore does not maintain a seat on our Board of Directors); and (c) so long as Hanwha Chemical owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by Hanwha Chemical shall be elected to the Board of Directors. (Hanwha does not currently own 10% or more of the aggregate outstanding Shareholder Stock and therefore does not maintain a seat on our Board of Directors).

The Shareholder Agreement contains certain restrictions on transfer. Pursuant to the Shareholder Agreement, the Company has a first right of first refusal with respect to certain stock transfers. In the event that the Company does not exercise this right, each non-transferring shareholder shall have the right to purchase its pro rata share of the transferring shareholder’s stock. Subject to certain exclusions, each shareholder and holder of convertible notes who is a signatory to the Shareholders Agreement has a preemptive right to purchase his, her or its pro rata share of the Company’s common stock in subsequent offerings. The Shareholders Agreement also contains a right of co-sale and bring-along rights where a shareholder or shareholders owning more than 50% of the Company’s common stock on a fully diluted basis may cause other shareholders to tender their shares to a third party purchaser.

Under the Shareholders Agreement, shareholders may not, while such person is a shareholder, directly or indirectly, either alone or in association with others, in any other capacity: (i) conduct, become engaged or interested in, any business that competes, directly or indirectly, with the business of the Company or any of its affiliates worldwide; (ii) solicit, divert or take away or attempt to solicit, divert or take away, directly or indirectly, any of the Company’s or its affiliates current, prior, or prospective customers: or (iii) solicit or attempt to solicit any person who is employed or engaged to perform services by the Company or its affiliates to leave his or her employment or engagement with Company or its Affiliates. After such shareholder ceases to be a shareholder, the former shareholder may not for a period of three (3) years from the date of sale, directly or indirectly, either alone or in association with others, for himself or herself or in any other capacity: (i) conduct, become engaged in, or interested in, any business that competes, directly or indirectly, with the business of the Company or any of its affiliates worldwide; (ii) solicit, divert or take away or attempt to solicit, divert or take away, directly or indirectly, any of the Company’s or its affiliates current, prior, or prospective customers; or (iii) solicit or attempt to solicit any person who is employed or engaged to perform services by the Company or its affiliates to leave his or her employment or engagement with Company or its affiliates. These restrictions on competition and solicitation will not be violated, however, by a shareholder’s passive ownership of up to 2% of a class of outstanding publicly traded shares of a corporation that is listed or quoted on a national securities exchange including any such corporation that competes with the business of the Company.

On February 26, 2016, the Shareholders Agreement was amended (the “Amendment to Shareholders Agreement”) to provide that holders of Excluded Stock are not subject to the terms of the Shareholders Agreement. Excluded Stock means shares of common stock that are subject to a registration statement that has been filed with the SEC and has been declared effective. The Amendment to Shareholders Agreement takes effect when a majority of the Board of Directors and shareholders holding at least 60% of the voting power of all shares of Shareholder Stock have consented to the amendment to the Shareholders Agreement, and a registration statement registering the shares of common stock has been filed with the SEC and declared effective. The Amendment to the Shareholders Agreement further clarifies that preemptive rights shall not apply to Excluded Stock, and amends the termination date of the Shareholders Agreement. Specifically, the Shareholder Agreement has been amended to provide that it continues in effect until (i) the date of the closing of a public offering of common stock pursuant to a registration statement filed with the SEC that is declared effective in which the Company receives gross proceeds of at least $10,000,000, on which date it shall terminate in its entirety, unless the Shareholder Agreement is earlier terminated in accordance with its terms, or (ii) the date on which the Company’s common stock is listed on the NASDAQ Stock Market of the New York Stock Exchange.  As a result, in the event that the Company is unable to raise at least $10,000,000 in this offering, the Shareholder Agreement will continue to remain in effect and certain of our larger shareholders will be entitled to continue to exercise their rights under such Shareholders Agreement, but purchasers of shares of common stock under this registration statement, if it is made effective, will not be required to adopt the Shareholders Agreement.

Furthermore, in conjunction with a financing from Samsung Ventures on January 15, 2014, we and our existing stockholders entered into a voting agreement with Samsung Ventures whereby for so long as Samsung Ventures owns 10% or more of the aggregate outstanding common stock of XGS (assuming Full Conversion, but excluding any shares of common stock issuable upon the exercise of any warrants held by Samsung Ventures), each stockholder made a party thereto shall vote all of his, her or its voting securities from time to time in whatever manner is necessary to ensure that at each annual or special meeting of the stockholders at which an election of Directors is held or pursuant to any written consent of the stockholders, one person nominated by Samsung Ventures is elected to our Board as a Director. The rights granted to Samsung Ventures under a voting agreement are effective until the first to occur of (1) the date on which the Minimum Ownership Requirement is no longer satisfied, (2) the date on which the Shareholder Agreement (which is described above) is terminated for any reason and (3) the date that Samsung Ventures agrees in writing to terminate the Agreement.

As a result, such entities have a significant influence on the affairs and management of the Company, as well as on all matters requiring stockholder approval, including electing and removing members of the Company’s Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and certain other matters. Such concentration of ownership and control could have the effect of delaying, deferring or preventing a change in control of the Company even when such a change of control would be in the best interests of the Company’s stockholders.

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation, as amended, authorize the issuance of up to 25,000,000 shares of common stock and up to 8,000,000 shares of preferred stock. As of March 31, 2016, the Company had 836,544 shares of common stock, 1,800,696 shares of Series A Preferred Stock and 269,987 Series B Units (consisting of 269,987 shares of Series B Preferred Stock and warrants to purchase 224,897 shares of common stock) issued and outstanding. All issued and outstanding shares of Series B Preferred Stock are a part of the Series B Units.

Upon a Public Listing on a Qualified National Exchange, all Series A Preferred Stock then currently outstanding will automatically convert into shares of common stock at the then-current Series A Conversion Rate (current ratio is 1.875 for 1), which would result in the issuance of 3,376,299 shares of common stock assuming the conversion of 1,800,696 shares of Series A Preferred Stock. Series A Preferred Stock holders may also voluntarily convert at the then-current rate at any time prior to any such Public Listing on a Qualified National Exchange.

In addition, as a result of this offering, holders of Series B Units will have the right, at their discretion, to exchange each Series B Unit for two shares of common stock, which, if all Series B Units were exchanged, would result in the issuance of 539,974 shares of common stock (and the cancellation of the 269,987 shares of Series B Preferred Stock and the Series B warrants to purchase 224,897 shares of common stock at an exercise price of $16.00 per share which constitute the Series B Units).

If none of our Series B Unit holders exchange their Series B Units pursuant to their Series B Exchange Rights, then upon a Public Listing on a Qualified National Exchange, all shares of Series B Preferred Stock (all of which are a part of the Series B Units) then outstanding will automatically convert into shares of common stock at the then-current conversion ratio (current ratio is 1 for 1) which would result in the issuance of 269,987 shares of common stock assuming the conversion of 269,987 shares of common stock. Series B Preferred Stock holders may also voluntarily convert at the then-current rate at any time prior to any such Public Listing on a Qualified National Exchange.

 As of March 31, 2016, the Company had also granted options to purchase up to 419,750 shares of common stock and had issued warrants to purchase up to (i) 267,122 shares of common stock (including the 224,897 shares underlying the Series B warrants which are a component of the Series B Units) and (ii) 1,072,720 shares of Series A Preferred Stock which, if exercised, would be convertible into shares of common stock at the then-current Series A Conversion Rate (at the current ratio of 1.875 shares for each share of Series A Preferred Stock, we would issue 2,011,347 shares of common stock). Therefore, we have committed to issue up to an additional 6,389,593 shares of common stock, which includes the issuance of (a) 3,376,299 shares upon conversion of all 1,800,696 shares Series A Preferred Stock currently outstanding at the Series A Conversion Rate, (b) 539,974 shares upon the exercise by all of the Series B Unit holders of their Series B Exchange Rights, (c) 2,011,347 shares upon the conversion of 1,072,720 shares of Series A Preferred Stock (at the current Series A Conversion Rate) which are issuable upon exercise of 1,072,720 Series A warrants, (c) 419,750 shares upon the exercise of options and (d) the issuance of 42,225 shares upon the exercise of warrants, and excludes, for the avoidance of doubt, shares issuable upon the exercise of the 224,897 Series B warrants which we assume will be cancelled upon the exchange of the Series B Units. If we issued all 6,389,593 shares, we would have, in addition to the 836,544 shares currently outstanding, 7,226,137 shares issued and outstanding, with 17,773,863 authorized shares available for future issuance and if we assume the sale of all 3,000,000 shares being offered hereunder, we would have 14,773,863 authorized shares available for future issuance. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, might have an adverse effect on any trading market for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

We have a large number of restricted shares outstanding, a portion of which may be sold under Rule 144, which may reduce the market price of our shares.

Of the 836,544 shares of common stock, the 1,800,696 outstanding shares of Series A Preferred Stock and the 269,987 Series B Units (consisting of 269,987 shares of Series B Preferred Stock and warrants to purchase 224,897 shares of common stock) issued and outstanding as of March 31, 2016, and assuming no warrants or stock options are converted or exercised, 1,201,168 shares were held by non-affiliates and 1,706,059 were held by affiliates of the Company, which 50,000 shares of common stock were held by affiliates and 786,544 shares of common stock were held by non-affiliates. All of such shares are deemed “restricted securities” within the meaning of Rule 144 as promulgated under the Securities Act.

Our Series A Preferred Stock may be voluntarily converted, or will automatically convert upon a Public Listing of our common shares on a Qualified National Exchange, into shares of common at the then-current Series A Conversion Rate (at the current ratio of 1.875 for 1, all shares of Series A Preferred Stock outstanding at December 31, 2015 would result in an issuance of 3,376,299 shares of common stock).

Furthermore, our Series B Preferred Stock may be voluntarily converted, or will automatically convert upon a Public Listing of our common shares on a Qualified National Exchange, into shares of common stock at the then-current Series B Conversion Rate (at the current ratio of 1 for 1, all shares of Series B Preferred Stock outstanding at December 31, 2015 would result in an issuance of 269,987 shares of common stock).

However, pursuant to the Series B Exchange Rights, holders of Series B Preferred Stock also have the right, prior to any Public Listing on a Qualified National Exchange of our common stock, at their discretion, to exchange each Series B Unit for two shares of common stock which, if all Series B Unit holders exercised such right, would result in the issuance of 539,974 shares of common stock (and the cancellation of the 269,987 shares of Series B Preferred Stock and 224,897 Series B warrants).

It is anticipated that all of the aforementioned “restricted securities” will be eligible for resale under Rule 144. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, who is not an affiliate (and who has not been an affiliate for a period of at least three months immediately preceding the sale) and who has beneficially owned restricted shares of our common stock for at least six months is permitted to sell such shares without restriction, provided that there is sufficient public information about us as contemplated by Rule 144. An affiliate who has beneficially owned restricted shares of our common stock for a period of at least one year may sell a number of shares equal to one percent of our issued and outstanding common stock approximately every three months.

The possibility that substantial amounts of our common stock may be sold under Rule 144 into the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital in the future through the sale of equity securities.

The Company is considered a smaller reporting company and is exempt from certain disclosure requirements, which could make our stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•      Had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•      In the case of an initial registration statement under the Securities Act or Exchange Act for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•      In the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

As a “smaller reporting company” (in addition to and without regard to our status as an “emerging growth company”) we are not required and may not include a “Compensation Discussion and Analysis” section in our proxy statements; we provide only 3 years of business development information; provide fewer years of selected financial data; and have other “scaled” disclosure requirements that are less comprehensive than issuers that are not “smaller reporting companies” which could make our stock less attractive to potential investors, which could make it more difficult for you to sell your shares.

The Company is considered an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement, (B) in which we have total annual gross revenue of at least $1.0 billion, or (C) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile when trading occurs.

We will become subject to the periodic reporting requirements of the Exchange Act, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Exchange Act and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. Factors such as the number and type of transactions that we engage in and the complexity of our reports cannot accurately be determined at this time and may have a major negative effect on the cost and amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

However, for as long as we remain an “emerging growth company” we intend to take advantage of certain exemptions from various reporting requirements until we are no longer an “emerging growth company.”

We also qualify as a smaller reporting company, and so long as we remain a smaller reporting company, we benefit from the same exemptions and exclusions as an emerging growth company. In the event that we cease to be an emerging growth company as a result of a lapse of the five year period, but continue to be a smaller reporting company, we would continue to be subject to the exemptions available to emerging growth companies until such time as we were no longer a smaller reporting company.

After, and if ever, we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with those requirements applicable to companies that are not “emerging growth companies,” including Section 404 of the Sarbanes-Oxley Act.

For so long as we are an emerging growth company, we may rely on certain exemptions provided in the JOBS Act, including reduced disclosure regarding executive compensation, not seeking an advisory vote with respect to executive compensation and not requiring our independent registered public accounting firm to attest to the effectiveness of our internal control over financial reporting, which could make our common stock less attractive to investors due to the nature of the reduced disclosure.

We are an “emerging growth company,” as defined in the JOBS Act, and may remain an emerging growth company for up to five years. For so long as we remain an emerging growth company, we are permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or SOX Section 404, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In this prospectus, we have provided only two years of audited financial statements and have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

If our common stock becomes a “penny stock,” you may have greater difficulty selling your shares.

Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. After a Public Listing, our common stock may become a “penny stock” within the meaning of the rules, the rules apply to us and to our securities if we are not listed on a national securities exchange. These rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the trading price of our common stock is less than $5.00 per share, even if our common stock is quoted on either the OTCQX or OTCQB market place operated by the OTC Markets, our common stock will be subject to Rule 15g-9 under the Exchange Act (the “Penny Stock Rules”). The Penny Stock Rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

•      contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•      contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

•      contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

•      contains a toll-free telephone number for inquiries on disciplinary actions;

•      defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•      contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock it becomes designated as a Penny Stock.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

Downturns in general economic conditions could adversely affect our profitability.

Downturns in general economic conditions can cause fluctuations in demand for our products, product prices, volumes and gross margins. Future economic conditions may not be favorable to our industry. A decline in the demand for our products or a shift to lower-margin products due to deteriorating economic conditions could adversely affect sales of our products and our profitability and could also result in impairments of certain of our assets.

Furthermore, any uncertainty in economic conditions may result in a slowdown to the global economy that could affect our business by reducing the prices that our customers may be able or willing to pay for our products or by reducing the demand for our products.

An increase in the cost of raw materials or electricity might affect our profits.

Any increase in the prices of our raw materials or energy might affect the overall cost of our products. If we are not able to raise our prices to pass on increased costs to our customers, we would be unable to maintain our existing profit margins. Our major cost components include items such as graphite, sulfuric acid, and electricity, which items are normally readily available industrial commodities. During our history as a business, we have not seen any material impact (as defined by GAAP) on our cost structure from fluctuations in raw material or energy costs, but this could change in the future.

Our results of operations could deteriorate if our manufacturing operations were substantially disrupted for an extended period.

Our manufacturing operations are subject to disruption due to extreme weather conditions, floods and similar events, major industrial accidents, strikes and lockouts, adoption of new laws or regulations, changes in interpretations of existing laws or regulations or changes in governmental enforcement policies, civil disruption, riots, terrorist attacks, war, and other events. We cannot assure you that no such events will occur. If such an event occurs, it could have a material adverse affect on us.

Significant risks may be associated with future acquisitions.

Our Company may pursue the acquisition of other companies or product lines in order to add new businesses and/or product lines or simply complement our existing businesses and product lines. Along with such acquisitions come certain risks, including, but not limited to the following:

•      the difficulty of identifying appropriate acquisition candidates;

•      the difficulty of assimilating the operations and personnel of the acquired entities;

•      the potential disruption of our ongoing business;

•      the potential incurrence of new debt or the issuance of new equity that could increase our leverage or dilute our stockholders’ equity interests;

•      our inability to capitalize on the opportunities presented by acquisitions; and

•      our failure to implement and maintain uniform standards, controls, procedures and policies at any acquired businesses.

Given our limited resources, we may not effectively manage our growth.

There is no guarantee that we have the resources, financial or operational, required to manage our growth. This is particularly true as we expand facilities and manufacture our products on a greater commercial scale. Furthermore, rapid growth in our operations may place a significant strain on our management, administrative, operational and financial infrastructure. The inability to adequately manage our growth could have a material and adverse affect on our business, financial condition or results of operations, thus resulting in a lower quoted price of our common stock.

Risks Related to this Offering

Because the offering price for the primary shares has been arbitrarily set by the Company, you may not realize a return on your investment upon the resale of your shares.

The offering price of the primary offering of each share and other terms and conditions relative to the Company’s shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value or any other objective financial criteria. Additionally, as the Company was formed on May 23, 2006, and has only a limited operating history with no earnings, the price of the offered shares is not based on its past earnings, and no investment banker, appraiser, or other independent third party, has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares, as such our stockholders may not be able to receive a return on their investment when they sell their shares of common stock.

We are selling 3,000,000 shares in this offering and may engage the assistance of non-exclusive sales agents; we may be unable to sell any shares.

We intend to engage the services of non-exclusive sales agents to sell the shares for a commission of up to 8%. There is no guarantee that the Company, with the assistance of any sales agent, will be able to sell any or all of the shares. Unless we are successful in receiving the proceeds in the amount of not less than $16,000,000 from this offering, we may have to seek alternative financing to implement our business plan.

Our officers and directors have limited prior experience offering and selling securities to the public, and our offering does not require a minimum amount to be raised; as a result, we may not be able to raise sufficient funds to commence and sustain our business and investors may lose their entire investment.

If we determine not to engage any sales agents, certain of our officers and directors will conduct the offering on our behalf. See “Plan of Distribution”. We are conducting a best efforts offering which does not require a minimum amount to be raised. Our officers and directors have limited experience conducting a public securities best efforts offering and we may not be able to successfully raise any funds. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and we may be forced to curtail or cease operations and you could lose all or a significant part of your investment. Our inability to successfully conduct a best efforts offering could be the basis of your losing your entire or a significant part of your investment in us.

Due to the lack of trading market for our securities, you may have difficulty selling any shares you purchase in this offering.

We are not registered on any market or public stock exchange. There is presently no demand for our common stock and no public market exists for the shares being offered in this prospectus. Although, after the offering is completed, we intend to seek a listing or a quotation on a Qualified National Exchange, we cannot make any assurance that our common stock will ever be quoted on Qualified National Exchange or that any market for our stock will develop. In order to achieve a Public Listing, we will have to meet certain initial listing qualifications of the Qualified National Exchange on which we are seeking the Public Listing. In addition, we will need to have market makers agree to make a market in our common stock and file a FINRA Form 15c211 with the SEC on our behalf before we can achieve a Public Listing. As of the date of this prospectus, there have been no discussions or understandings between the Company and anyone acting on our behalf, with any market maker regarding participation in a future trading market for our securities. If we are successful in achieving a Public Listing for our common stock, we will also need to remain current in our quarterly and annual filings with the SEC to achieve and maintain such Public Listing. Market makers are not permitted to begin quotation of a security whose issuer does not meet these filing requirements. Furthermore, if we are not able to pay the expenses associated with our ongoing reporting obligations we will not be able to achieve or maintain a Public Listing. If no market is ever developed for our common stock, it will be difficult for you to sell any shares you purchase in this offering. In such a case, you may find that you are unable to achieve any benefit from your investment or liquidate your shares without considerable delay, if at all. In addition, if we fail to have our common stock quoted on a public trading market, your common stock will not have a quantifiable value and it may be difficult, if not impossible, to ever resell your shares, resulting in an inability to realize any value from your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section and in the Management’s Discussion of Financial Condition and Results of Operations section and those discussed elsewhere in this prospectus.

Although these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and/or internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. Although we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” beginning on page 7. Unless otherwise noted, all market share data is based on net sales in the applicable market.

USE OF PROCEEDS

This offering is being made on a best efforts basis: no minimum number of shares must be sold in order for the offering to proceed. The offering price per share is $8.00. The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by the Company. There is no assurance that we will raise the full $24,000,000 as anticipated and there is no guarantee that we will receive any proceeds from the offering. We intend to use the estimated net proceeds from the sale of the shares of common stock being offered by the Company hereunder as follows:

	If 25% of Primary Shares are Sold	If 50% of Primary Shares are Sold	If 75% of Primary Shares are Sold	If 100% of Primary Shares are Sold
GROSS PROCEEDS	$6,000,000	$12,000,000	$18,000,000	$24,000,000
Offering Expenses	$100,000	$100,000	$100,000	$100,000
Offering Expenses Attributable to Sales Agent*	$240,000	$480,000	$720,000	$960,000
NET PROCEEDS	$5,660,000	$11,420,000	$17,180,000	$22,940,000
Capital Expenditures	$500,000	$4,000,000	$7,000,000	$7,000,000
Working Capital	$500,000	$2,000,000	$3,500,000	$3,500,000
Intellectual Property	$—	$250,000	$500,000	$1,000,000
General Corporate Expenses	$4,660,000	$5,170,000	$6,180,000	$11,440,000

____________

*        The above estimates assume that we engage the services of non-exclusive sales agents that will sell 50% of the shares in this offering. Each sales agent is expected to receive a sales commission of 8% of the gross proceeds from the sales of shares for which they assisted.

The above estimates assume that, if we raise gross proceeds of $24,000,000, we will fund general corporate expenses of approximately $11.44 million over the next two years, by which time the Company might begin generating positive cash flow from operations, we will fund working capital increases of $3,500,000, and we will spend the remaining funds to expand capacity during the two year period following the close of the offering and invest in intellectual property, primarily in form of accelerated filings and increase the Company’s field sales and technical service organizations. On the other hand, if we sell only 25% of the shares, we will use the majority of net proceeds from the offering to fund general corporate expenses. In between these two scenarios, we would plan to primarily fund general corporate expenses but would begin to invest in working capital and capacity expansion with the remaining funds. Pending such use, we reserve the right to temporarily invest the proceeds.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2015:

Cash	$1,060,224

Convertible notes payable, net:	$—
Derivative liability – warrants	$8,235,163
Series A convertible preferred stock, 3,000,000 shares authorized, 1,800,696 shares issued and outstanding, liquidation value of $21,608,376	$21,291,912
Series B convertible preferred stock, 3,000,000 shares authorized, 269,987 shares issued and outstanding, liquidation value of $4,319,792	$3,651,533
Common stock, no par value, 25,000,000 shares authorized and 836,544 shares outstanding	$8,565,225
Additional paid-in-capital	$5,791,074
Accumulated deficit	$(43,371,368)
Total stockholders’ deficit	$(4,071,624)
Total capitalization	$4,163,539

The table above assumes the following:

•      the exclusion of all shares issuable upon (a) the conversion of currently outstanding shares of Series A Preferred Stock, (b) the conversion of currently outstanding Series B Preferred Stock and (c) the exchange of Series B Units;

•      the exclusion of 419,750 shares of common stock issuable upon exercise of outstanding options, at a weighted average purchase price of $12.05 per share;

•      the exclusion of the additional 180,250 shares of common stock reserved for issuance pursuant to our 2007 Stock Option Plan;

•      the exclusion of 42,225 shares of common stock issuable upon exercise of outstanding common stock warrants at a weighted average purchase price of $8.98 per share; and

•      the exclusion of 2,011,347 shares of common stock issuable upon exercise of 1,072,720 shares of Series A Preferred Stock issuable upon the exercise of 1,072,720 Series A warrants (assuming full conversion into common stock) at a weighted average purchase price of $6.40 per share.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market for Common Equity

This is our initial public offering of 3,000,000 shares of our common stock at $8 per share, and no public market currently exists for our shares and a public market may never develop, or, if any market does develop, it may not be sustained.

After this offering is completed, we intend to seek either (i) a listing of our common stock on a securities exchange registered with the SEC under Section 6(a) of the Exchange Act, such as the NASDAQ Capital Market or the NYSE, or (ii) the quotation of our common stock on the OTCQB or OTCQX marketplaces operated by OTC Markets Group, Inc. (each of the foregoing, a “Qualified National Exchange”). In order to achieve such a Public Listing, we will have to meet certain initial listing qualifications of the Qualified National Exchange on which we are seeking the Public Listing. In addition, we will need to have market makers agree to make a market in our common stock and file a FINRA Form 15c211 with the SEC on our behalf before we can achieve a Public Listing, and we will also need to remain current in our quarterly and annual filings with the SEC. As of the date of this prospectus, there have been no discussions or understandings between the Company and anyone acting on our behalf, with any market maker regarding participation in a future trading market for our securities. There can be no assurance that our common stock will ever be quoted or traded on Qualified National Exchange or that any market for our common stock will develop.

Holders of Equity

As of March 31, 2016, we had 28 record holders of our common stock, and a total of 836,544 shares of common stock issued and outstanding. We had 13 record holders of Series A Preferred Stock and a total of 1,800,696 shares of Series A Preferred Stock issued and outstanding. We also had 65 record holders of Series B Units (consisting of 269,987 shares of Series B Preferred Stock and warrants to purchase 224,897 shares of common stock) and a total of 269,987 Series B Units issued and outstanding.  All of the Series B Preferred Stock issued and outstanding are a part of the Series B Units.

As a result of this offering, holders of Series B Units will have the right to exchange each Series B Unit for two shares of common stock (the “Series B Exchange Rights”), which, if all Series B Unit holders exercised such right, would result in the issuance of 539,974 shares of common stock, and the cancellation of the 269,987 shares of Series B Preferred Stock and the 224,897 Series B warrants. We expect that most, if not all, of such holders of Series B Units will exercise their Series B Exchange Rights, because otherwise each share Series B Stock would automatically convert into only one share of common stock upon a Public Listing of the Company’s common stock on a Qualified National Exchange at the current rate, or may voluntarily convert prior to any such listing at such rate (see “Description of Securities — Series B Units”).

Each share of Series A Preferred Stock and Series B Preferred Stock (all of which are a component of the Series B Units) is voluntarily convertible, at the option of the holder thereof, at any time after the date of issuance and prior to any Public Listing of common stock on a Qualified National Exchange, into that number of fully paid, non-assessable shares of common stock determined by dividing the Original Issue Price by the Conversion Price then in effect, as such terms are defined in the Series A Designations and Series B Designations. The current Series A Conversion Rate is 1.875 shares of common stock for each share of Series A Preferred Stock.  The current Series B Conversion Rate is 1 share of common stock for each share of Series B Preferred Stock. The Conversion Prices of the Series A Preferred Stock and the Series B Preferred Stock are subject to adjustments pursuant to the occurrence of stock splits and certain other specified events, and therefore the respective conversion rates are subject to change.

Furthermore, under the terms of the Series A Designations and the Series B Designations, all outstanding shares of Series A Preferred Stock and Series B Preferred Stock will automatically convert into shares of common stock upon a Public Listing on a Qualified National Exchange at the then-current Series A Conversion Rate and Series B Conversion Rate, respectively. At the current Series A Conversion Rate, if all outstanding shares of Series A Preferred Stock were voluntarily converted or automatically converted, we would issue 3,376,299 shares of common stock. At the current Series B Conversion Rate, and assuming that none of the Series B Unit holders exercise their Series B Exchange Rights, if all outstanding shares of Series B Preferred Stock were voluntarily converted or automatically converted, we would issue 269,987 shares of common stock.

As of March 31, 2016, the Company had also granted options to purchase up to 419,750 shares of common stock and had issued warrants to purchase up to (i) 267,122 shares of common stock (including the 224,897 shares underlying the Series B warrants which are a component of the Series B Units) and (ii) 1,072,720 shares of Series A Preferred Stock which, if exercised, would be convertible into shares of common stock at the then-current Series A Conversion Rate (at the current ratio of 1.875 shares for each share of Series A Preferred Stock, we would issue 2,011,347 shares). Therefore, we have committed to issue up to an additional 6,389,593 shares of common stock, which includes the issuance of (a) 3,376,299 shares upon conversion of all 1,800,696 shares Series A Preferred Stock currently outstanding at the Series A Conversion Rate, (b) 539,974 shares upon the exercise by all of the Series B Unit holders of their Series B Exchange Rights, (c) 2,011,347 shares upon the conversion of 1,072,720 shares of Series A Preferred Stock (at the current Series A Conversion Rate) which are issuable upon exercise of 1,072,720 Series A warrants, (c) 419,750 shares upon the exercise of options and (d) the issuance of 42,225 shares upon the exercise of warrants, and excludes, for the avoidance of doubt, shares issuable upon the exercise of the 224,897 Series B warrants which we assume will be cancelled upon the exchange of the Series B Units. If we issued all 6,389,593 shares, we would have, in addition to the 836,544 shares currently outstanding, 7,226,137 shares issued and outstanding, with 17,773,863 authorized shares available for future issuance and if we assume the sale of all 3,000,000 shares being offered hereunder, we would have 14,773,863 authorized shares available for future issuance.

The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2014 and December 31, 2015, the Company had granted options to purchase up to 464,750 and 419,750 shares of common stock, respectively.

In 2007, the Company implemented a Stock Option Plan and initially reserved 75,000 shares of common stock to cover stock options that might be issued under the Stock Option Plan. As of December 31, 2014 and December 31, 2015, the number of shares reserved for issuance under the plan was 600,000 and 600,000 shares, respectively. However, in March 2016, shareholders holding a majority of the outstanding capital stock voted to increase the number shares reserved for issuance under the Stock Option Plan to 1,200,000.

As of December 31, 2015, stock options to purchase a total of 419,750 shares at prices ranging from $8.00 to $13.20 per share had been granted to Company employees and Directors, with expiration dates ranging from December 2017 to March 2022, with a weighted average purchase price of $12.05 per share.

Equity Compensation Plans as of December 31, 2015

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	419,750	$12.00	180,250
Equity compensation plans not approved by security holders	—	—	—
Total	419,750	$12.00	180,250

____________

(1)    Reflects our 2007 Stock Option Plan for the benefit of our directors, officers, employees and consultants. As of December 31, 2015, we had reserved 600,000 shares of common stock for such persons pursuant to that plan.

Securities that May be Sold under Rule 144

Of the 836,544 shares of common stock, the 1,800,696 outstanding shares of Series A Preferred Stock and the 269,987 Series B Units (consisting of 269,987 shares of Series B Preferred Stock and warrants to purchase 224,897 shares of common stock) issued and outstanding as of March 31, 2016, and assuming no warrants or stock options are converted or exercised, 1,201,168 shares were held by non-affiliates and 1,706,059 were held by affiliates of the Company, which 50,000 shares of common stock were held by affiliates and 786,544 shares of common stock were held by non-affiliates. All of the Company’s securities are deemed “restricted securities” within the meaning of Rule 144 as promulgated under the Securities Act. No underwriters were utilized and no commissions or fees were paid with respect to any issuances of the Company’s securities, and we relied on Regulation S, Section 4(2), 4(a)/2 and/or Rule 506 of Regulation D of the Securities Act for all issuances since none of the transactions involved any public offering.

It is anticipated that all of the “restricted securities” will be eligible for resale under Rule 144, provided there is a public market for resale. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, who is not an affiliate (and who has not been an affiliate for a period of at least three months immediately preceding the sale) and who has beneficially owned restricted shares of our common stock for at least six months is permitted to sell such shares without restriction, provided that there is sufficient public information about us as contemplated by Rule 144. An affiliate who has beneficially owned restricted shares of our common stock for a period of at least one year may sell a number of shares equal to one percent of our issued and outstanding common stock approximately every three months.

DIVIDEND POLICY

Since inception, we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, because we intend to retain our earnings, if any, to finance the growth of our business. Our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

DETERMINATION OF OFFERING PRICE

The offering price in this offering and other terms and conditions relative to the Company’s shares have been arbitrarily determined by us and do not bear any relationship to assets, earnings, book value or any other objective financial criteria. In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

If you invest in our shares of common stock, you will incur immediate, substantial dilution based on the difference between the public offering price per share you will pay in the offering and the net tangible book value per share of common stock immediately after the primary offering.

Our net tangible book value as of December 31, 2015 was approximately $(4,483,413), or $(5.36) per share, based on 836,544 shares of common stock outstanding on December 31, 2015. Based on the per share offering price of $8.00, investors will incur further dilution from the sale by us of shares of our common stock offered in the offering, and after deducting the estimated offering expenses of $1,060,000, our as adjusted net tangible book value as of December 31, 2015 would have been $18,456,587, or $4.81 per share, based on shares outstanding after the offering. This represents an immediate increase in net tangible book value of $10.17 per share to our existing stockholders and an immediate dilution of $3.19 per share to the new investors purchasing shares of our common stock in the offering.

The following table illustrates this per share dilution:

Assumed public offering price per share	$8.00
Net tangible book value per share as of December 31, 2015	(5.36)
Increase per share attributable to new public investors	10.17
Net tangible book value per share after this offering	4.81
Dilution per share to new public investors	$3.19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Overview of our Business

We manufacture and sell advanced materials we call xGnP® graphene nanoplatelets and value-added products based on these materials. We have also licensed some of our base manufacturing technology to other companies and we consider technology licensing a component of our business model.

We sell our products to customers around the world and have sold materials to over 1,000 customers in 47 countries since 2008. We offer four main types of products, each of which may be customized for a particular customer:

1.    Bulk materials, which we sell under the trademarked brand name of xGnP® graphene nanoplatelets. These materials are produced in various grades, which are analogous to average particle thickness, average particle diameters and with varying levels of typically, oxygen-containing surface functionality. Overall, there are three standard grades, each of which is available in three different standard particle sizes and multiple customer sizes. Other grades may be available, depending upon customer performance requirements. These bulk materials are especially applicable for use as additives in polymeric or metallic composites, or in coatings or other formulations where particular electrical, thermal or barrier applications are desired by our customers.

2.    Energy storage materials. These consist of specialty advanced materials that have been formulated for specific applications in the energy storage segment. Chief among these is our silicon-graphene composite material (SiG) that we offer to manufacturers of li-ion batteries. Additionally, we offer various bulk materials for use as conductive additives for cathodes and anodes in li-ion batteries, as an additive to anode slurries for lead-carbon batteries and are investigating the use of our materials as part of other battery components.

3.    XG Leaf®. XG Leaf® is a family of sheet products that we manufacture for industrial, electronics, and automotive markets. These sheets are made using special formulations of xGnP® graphene nanoplatelets as precursors, along with other materials for specific applications. There are several different types of XG Leaf® available in various thicknesses, depending on the end-use requirements for thermal conductivity, electrical conductivity, or resistive heating.

4.    Inks and Coatings. These consist of specially-formulated dispersions of xGnP® together with solvents, binders, and other additives to make electrically or thermally conductive products designed for printing or coating and which are suitable for a variety of industrial applications.

The process of “designing-in” new materials is a relatively complex process that involves the use of relatively small amounts of the new material in laboratory and engineering development for an extended period of time. Following successful development, we expect customers that incorporate our materials into their products will then order much larger quantities of material to support commercial production. Thus, while many of our customers are currently purchasing our materials in kilogram (one or two pound) quantities, we expect many of our commercial customers will require tons or even hundreds of tons of material. The majority of our customers are still in the development stage and our product sales thus consist of many orders for relatively small quantities of materials being used in a variety of research or development activities and early phase adoption in limited commercial applications.

Operating Segment

We have one reportable operating segment that manufactures xGnP® graphene nanoplatelets and products produced therefrom, that conducts research on graphene nanoplatelets and related products and licenses our technology as appropriate. As of December 31, 2015 we shipped products on a worldwide basis, but all of our assets were located within the United States.

Our Critical Accounting Policies

US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. Actual results and outcomes may differ from management’s estimates, judgments and assumptions. Significant estimates, judgments and assumptions used in these consolidated financial statements include, but are not limited to, those related to revenues, accounts receivable and related allowances, contingencies, useful lives and recovery of long-term assets, income taxes, and the fair values of stock-based compensation and derivative financial instrument liabilities. These estimates, judgments, and assumptions are reviewed periodically and the effects of material revisions in estimates are reflected in the financial statements prospectively from the date of the change in estimate.

Revenue Recognition

We recognize revenues when (a) the price is fixed or determinable, (b) persuasive evidence of a sales arrangement exists, (c) the service is performed or delivery has occurred and (d) collectability of the resulting receivable is reasonably assured.

We recognize product revenues when products are shipped to customers. At that time, product ownership and risk have transferred to the customer and we have no further obligations. We record product sales at net selling prices that are reflective of discounts and allowances. Shipping and handling costs are recorded as a component of direct costs, as are shipping and handling costs billed to customers.

Revenue related to licensing agreements is recorded upon substantial performance of the terms of the licensing contract. In the case of licensing arrangements that involve up-front payments, revenue is recorded when management determines that the appropriate terms of the contract have been fulfilled. For example, this may occur when technology has been transferred via written documents or, if training is involved, whenever all contracted training has occurred. In the case of licenses where product delivery is also embedded in the deliverable, a portion of revenue would be recognized when products are delivered.

In the case of licensing arrangements that involve ongoing royalties based on sales of products produced with our technology, royalty income is recorded when received or, in the case of minimum royalties due, in the period when due.

Grant contract revenue is recognized over the life of the contracts as the services are performed.

Amounts received in excess of revenues earned are recorded as deferred revenue.

Stock-Based Compensation

We recognize compensation expense in our statement of operations for all share-based option and stock awards, based on estimated grant-date fair values.

We estimate the grant-date fair value of stock-based compensation awards using the Black-Scholes option valuation model. This model is affected by the estimated value of our common stock on the date of the grant as well as assumptions regarding a number of highly complex and subjective variables. These variables include the expected term of the option, the exercise price, expected risk-free rates of return, the expected volatility of our common stock, and expected dividend yield, each of which is more fully described below. The assumptions for the estimated value of our common stock, expected term and expected volatility are the assumptions that most significantly affect the grant date fair value.

Estimated Value of our common stock: The estimated fair value of the Company’s common stock was based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector, the prices at which the Company sold shares of convertible preferred stock, and the superior rights and preferences of securities senior to the Company’s common stock at the time. The Company used the option pricing method, utilizing the back-solve method, which is a form of the market approach defined in the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, used to estimate the fair value of common stock. The valuation methodology included estimates and assumptions that require the Company’s judgment.

Expected Term:  Because we have limited experience related to the exercise of employee stock options, we use the simplified method permitted by SEC Staff Accounting Bulletin Topic 14 to estimate the expected term of the options. The expected term of an option is estimated to be equal to the mid-point between the vesting and expiration dates of the option.

Risk-free Interest Rate: We base the risk-free interest rate used on the implied yield at the grant date of U.S. Treasury zero-coupon issues with a term approximately equal to the expected term of the stock-based award being valued.

Expected Stock Price Volatility: Because we are a private company with very limited stock sales history, we use a blended average weekly volatility of certain publicly traded peer companies. We believe that the use of this blended average peer volatility is reflective of market conditions and a reasonable indicator of our expected future volatility.

Dividend Yield: Because we have never paid a dividend and do not expect to begin doing so in the foreseeable future, we have assumed a 0% dividend yield in valuing our stock-based awards.

The grant-date fair value of the award is recognized as expense over the requisite service period using the straight-line method.

Fair Value Measurements

FASB ASC 820: “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included within Level 1 which are either directly or indirectly observable.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Our derivative liabilities are classified as Level 3 within the fair value hierarchy because they were valued using other unobservable inputs. The valuation technique used to measure fair value of the derivative liabilities is based on a lattice model with significant assumptions and inputs determined by the Company. A lattice model was used to estimate the fair value of the derivative liabilities because management believes it reflects all the assumptions that market participants would likely consider including early exercise of the warrants. The fair value of the derivative liabilities will be significantly influenced by the fair value of our common stock, stock price volatility and the risk free interest components of the lattice technique.

The following is a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2015 and 2014:

	2015	2014
Balance at January 1	$5,000,752	$1,190,261
Warrants issued with additional financing	—	2,676,570
Warrants issued with private placement of Series B Preferred Stock	660,378	—
Warrants issued with preferred stock sold under preemptive rights	7,881	316,366
Warrants issued with bridge financing	52,676	—
Warrants issued for debt modification	—	1,320,741
Gain (Loss) recognized in earnings	2,513,476	(503,186)
Balance at December 31	$8,235,163	$5,000,752

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. The terms of convertible preferred stock and convertible notes that we issue are reviewed to determine whether or not they contain embedded derivative instruments that are required by ASC 815: “Derivatives and Hedging” to be accounted for separately from the host contract, and recorded at fair value. In addition, freestanding warrants are also reviewed to determine if they achieve equity classification. Certain stock warrants that we have issued did not meet the conditions for equity classification and are classified as derivative instrument liabilities measured at fair value. The fair values of these derivative liabilities are revalued at each reporting date, with the change in fair value recognized in earnings. See Note 9 for additional information.

Beneficial Conversion Feature of Convertible Notes

If the embedded conversion option in a convertible note is not required to be separated and accounted for as a derivative instrument liability, then ASC 470: “Debt with Conversion and Other Options” requires separate recognition of any beneficial conversion feature (“BCF”) related to the convertible instrument. Accordingly, we recognized a BCF related to the secured convertible notes that we issued in 2014. The BCF for the convertible instruments is recognized by allocating to additional paid-in capital a portion of the proceeds received equal to the intrinsic value of the conversion feature. Generally, the intrinsic value is calculated at the commitment date as the difference between the effective conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. When certain other securities, such as warrants, are issued in conjunction with the convertible security, the proceeds are allocated among the different components. The portion of the proceeds allocated to the convertible security is divided by the contractual number of the conversion shares to determine the effective conversion price which is then used to measure the BCF. The value of the BCF recognized is limited to the amount of proceeds received that is initially allocated to the convertible security. All of the secured convertible notes outstanding were converted into Series A Preferred Stock on December 31, 2015.  See Note 10 for additional information related to the BCF resulting from our secured convertible notes.

Beneficial Conversion Feature of Preferred Stock

Equity instruments that contain a BCF are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend amount is recorded as an increase to additional paid-in capital. For the years ended December 31, 2015 and 2014, we recorded a deemed dividend of $2,214,856 and $316,366, respectively. The deemed dividend recorded in 2015 was related to the adjustment of the conversion price of the Series A Preferred Stock from $12.00 to $6.40 per share which resulted in a BCF due to the new conversion price being lower than the value of the underlying common stock. See Note 9 for additional information related to the BCF resulting from our Series A Preferred Stock.

Going Concern

We have historically incurred losses from operations and we may continue to generate negative cash flows as we implement our business plan. Our consolidated financial statements are prepared using US GAAP as applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

We currently do not have sufficient cash or commitments for financing to sustain our operations for the next twelve months. Our plan is to develop customer relationships and increase our revenues derived from our products and IP licensing. Furthermore, although we have historically incurred operating losses, we have been able to fund such losses primarily by selling common and preferred stock and convertible notes. We had cash on hand at December 31, 2015 of $1,060,224, and as of the date of this prospectus, we have cash on hand which is only sufficient to fund our operations through the end of April 2016. We believe we will need approximately $4.8 million to sustain us for the next twelve months. The Company’s financial projections show that the Company may need to raise an additional $15,000,000 or more before it is capable of achieving sustainable cash flow from operations. We intend that the primary means for raising such funds will be through this offering. However, we cannot make any assurance that the Company will be able to raise these funds or that the terms and conditions of future financing will be workable or acceptable for the Company and its stockholders.

In the event we are unable to fund our operations from existing cash on hand, operating cash flows, additional borrowings or raising equity capital, we may be forced to reduce our expenses, slow down our growth rate, or discontinue operations. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update No. 2014-09, Revenue From Contracts With Customers, or ASU 2014-09. Pursuant to this update, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this update are currently effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and are to be applied retrospectively, or on a modified retrospective basis. Early application is not permitted. In July 2015, the FASB approved a one year deferral of the effective date for annual reporting periods beginning after December 15, 2017 with early adoption permitted for annual periods beginning after December 15, 2016. We are currently evaluating the impact of adopting ASU 2014-09 on our financial statements.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, or Topic 915. The guidance set forth in Topic 915 is intended to reduce the overall cost and complexity associated with financial reporting for development stage entities without reducing the availability of relevant information. The FASB also believes the changes will simplify the consolidation accounting guidance by removing the differential accounting requirements for development stage entities. As a result of these changes, there no longer will be any accounting or reporting differences in generally accepted accounting principles, or GAAP, between development stage entities and other operating entities. For organizations defined as public business entities, the presentation and disclosure requirements in Topic 915 will no longer be required starting with the first annual period beginning after December 15, 2014, including interim periods therein. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities). This standard had no impact on our financial position, results of operations or cash flows.

In August 2014, FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 explicitly requires a company’s management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. The new standard will be effective in the first annual period ending after December 15, 2016, although early application is permitted. We are currently evaluating the potential impact of the adoption of this standard, but believe its adoption will have no impact on our financial position, results of operations or cash flows.

In November 2014, the FASB issued ASU No. 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is more akin to Debt or to Equity, or ASU 2014-16. ASU 2014-16 clarifies how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, ASU 2014-16 provides that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract. ASU 2014-16 is effective for public companies for fiscal years and interim periods within those fiscal years beginning after December 15, 2015 with early adoption permitted. We adopted this guidance for the year ended December 31, 2014 and have properly applied it to hybrid financial instruments.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, or ASU 2015-03. ASU 2015-03 requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The standard also aligns the GAAP presentation with International Financial Reporting Standards and will remedy the long-standing conflict with the guidance in FASB Concepts Statement No. 6, Elements of Financial Statements, which indicates that debt issuance costs do not meet the definition of an asset, because they provide no future economic benefit. ASU No. 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The new guidance will be applied on a retrospective basis. The adoption of this guidance during the year ended December 31, 2015 did not have a material impact on our balance sheets.

JOBS Act

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company,” or EGC, can take advantage of the extended transition period for complying with new or revised accounting standards. Thus, an EGC can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC, we intend to rely on certain of these exemptions, including exemptions from the requirement to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an EGC until the earlier of: the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more; the last day of the fiscal year following the fifth anniversary of the date of the completion of this offering; the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Internal Control Over Financial Reporting

Assessing our staffing and training procedures to improve our internal control over financial reporting is an ongoing process. We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. As a result, our management did not perform an evaluation of our internal control over financial reporting as of December 31, 2015 or 2014. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting.

Results of Operations for the Year Ended December 31, 2015 Compared with the Year Ended December 31, 2014

The following table summarizes the results of our operations for the years ended December 31, 2015 and 2014.

	Year Ended December 31		Change 2014 - 2015
	2015	2014	$	%
Total Revenues	$642,592	$1,635,002	(992,410)	(60.7)
Cost of Goods Sold	1,847,714	2,749,331	(901,617)	(32.8)
Gross Profit (Loss)	(1,205,122)	(1,114,329)	(90,793)	8.1
Research & Development Expense	1,485,283	1,449,478	35,805	2.5
Sales, General & Administrative Expense	4,119,329	4,405,266	(285,937)	(6.5)
Total Operating Expense	5,604,612	5,854,744	(250,132)	(4.3)
Operating Loss	(6,809,734)	(6,969,073)	159,339	(2.3)
Other Income (Expense)	(9,872,911)	(4,454,985)	(5,417,926)	121.6
Net Loss	(16,682,645)	(11,424,058)	(5,258,587)	46.0
Deemed dividend on Series A Convertible preferred stock	(2,214,856)	(316,366)	(1,898,490)	600.1

Net loss attributable to common stockholders	$(18,897,501)	$(11,740,424)	(7,157,077)	61.0

Revenues

Revenues for the years ended December 31, 2015 and 2014, by category, are shown below.

Revenue Summary

	Year Ended December 31		Change 2014 - 2015
	2015	2014	$	%
Product Sales	$164,153	$874,469	(710,316)	(81.2)
Grants	378,439	660,533	(282,094)	(42.7)
Licensing Revenues	100,000	100,000	—	—
Total	$642,592	$1,635,002	(992,410)	(60.7)

Product sales consist of two broad categories: (1) material sold to customers for research or development purposes; and (2) production orders for customers. Typically, the order sizes for the first category are relatively small, however we expect orders in the second category to be much larger. In 2015, product sales were down $710,316, or 81%. The main reason for the decrease in 2015 was that in the prior year there was one large customer order for approximately $600,000 in the first half of the year for a custom version of our graphene nanoplatelets. The table below shows a comparison of product sales by product line.

Product Sales Summary

	Year Ended December 31		Change 2014 - 2015
	2015	2014	$	%
Product
xGnP Bulk Material	$104,797	$810,107	(705,310)	(87.1)
Battery Anode Materials (SiG)	29,215	37,388	(8,173)	(21.9)
XG Leaf	15,281	20,006	(4,725)	(23.6)
Inks and Coatings	14,860	6,968	7,892	113.3

Total	$164,153	$874,469	(710,316)	(81.2)

We ship our products from our Lansing manufacturing facilities to customers around the world. During 2015, we shipped materials to customers in 26 different countries, versus 28 countries in 2014. Shipments to only one country other than the United States accounted for more than 10% of product revenues during the years ended December 31, 2015 and 2014. That country (South Korea) accounted for approximately 12% of total product revenues during each of the respective periods.

The table below shows a comparison of orders received, both domestic and international, and the average order size in dollars. These numbers indicate that our customer base remains active with development or research projects that use our materials and indicate the breadth of our geographic coverage. However, the small average order size indicates that almost all orders are for quantities that are far smaller than anticipated orders once our products are commercialized in an industrial or consumer product. 2015 orders increased by approximately 11% as compared to the previous year. The average order size decreased compared to previous year periods due to the previously mentioned custom order placed in 2014. We do not consider these fluctuations to be especially significant, given the relatively small order size in comparison to our expectations for future commercial orders.

Order Summary

	Year Ended December 31		Change 2014-2015
	2015	2014		%
Number of orders – domestic	317	261	56	21
Number of orders – international	208	214	(6)	(3)
Number of orders – total	525	475	50	11
Average order size – $	1,583	2,233	(650)	(29)

Grant revenues of $378,439 in 2015 consisted entirely of revenue from the Phase II SBIR grant from the US Department of Energy. This Phase II SBIR was a grant awarded from the DOE as a follow-on for continued development of the materials investigated under the Phase I program entitled “Low-cost, High-Energy Si/Graphene Anodes for Li-Ion Batteries.” This award was for a total of $999,899 to fund a research project over a planned two-year period commencing in January 2014 and originally expiring December 2015. A no cost contract extension has been approved with a new expiration date of June 22, 2016. A total of $841,532 has been billed against the grant, $463,093 in 2014, and $378,439 as of December 31, 2015. All 2014 and 2015 grant revenues are recorded as time and expenses are incurred according to the grant contracts. The table below shows the components of grant revenue.

Components of Grant Revenue

	Year Ended December 31
	2015	2014
US Department of Energy grant	$378,439	$463,093
Navitas Systems sub-contract award	—	30,000
Michigan Economic Development Corporation Emerging
Technologies award	—	128,000
Pure Michigan Connect Technology award	—	39,440
Total	$378,439	$660,533

Licensing revenues during the years ended December 31, 2015 and 2014 were accrued based on minimum royalty payments from a production license granted in 2011, which stipulates a minimum of $100,000 in royalties are due to XGS starting in 2014 and annually thereafter. These revenues are being accrued at the rate of $25,000 per quarter. However a dispute has arisen regarding interpretation of the licensing agreement, so we reserved half of these revenues as a potential bad debt. Please see the discussion of bad debt expense in the subsection entitled “Sales, General and Administrative Expenses” herein below.

Cost of Goods Sold

We use a standard cost system to estimate the direct costs of products sold. Direct costs include estimates of raw material costs, packaging, freight charges net of those billed to customers, and an allocation for direct labor and manufacturing overhead. Because of the nature of our production processes, there is a substantial fixed manufacturing expense requirement that represents the ongoing cost of maintaining production facilities that are not directly related to products sold, so we use a “full capacity” allocation of overhead based on an estimate of what product costs would be if the manufacturing facilities were operating on a full-time basis and producing products at the designed capacity. This estimate involves estimating both the level of expenses as well as production amounts as if the manufacturing facility were operating on a continuous, three-shift, production basis.

The following table shows the relationship of direct costs to product sales for the years ended December 31, 2015 and 2014:

Gross Profit Summary

	Year Ended December 31		Change 2014 - 2015
	2015	2014	$	%
Product Sales	$164,153	$874,469	(710,316)	(81.2)
Direct Costs	97,590	226,678	(129,088)	(56.9)
Direct Cost Margin	$66,563	$647,791	(581,228)	(89.7)
% of Sales	40.5%	74.1%
Unallocated Manufacturing Expense	1,750,124	2,522,653	(772,529)	(30.6)
Gross Profit (Loss) on Product Sales	$(1,683,561)	$(1,874,862)	191,301	10.2

We believe that the fluctuations in direct cost from period to period are not indicative of overall performance or of future margins because of the relatively small size of our sales in comparison to our future expectations. Direct costs vary depending on the size of an order, the specific products being ordered, and other factors like shipping destination. Furthermore, the sales for the first half of 2014 were influenced by one large order for custom materials which was priced with higher than average prices as compared with our standard materials.

Costs associated with grant revenues tend to be a mixture of facilities use, management time, labor from scientists, technicians and manufacturing personnel, and some supplies. Because of the difficulty of developing and maintaining an administrative system to gather direct costs for grants, together with the relatively small size of grant revenues, we do not track direct costs for grant revenues as a separate cost category. Therefore, we do not calculate direct cost margins associated with grant revenues but, rather, we view these revenues as being supported by indirect corporate expenses.

Costs associated with licensing revenue tend to be a mixture of IP costs as well as management and administrative expenses that are indirect in nature. As such, we do not assign direct costs to licensing revenues. Where revenues from a license agreement can be assigned to specific product revenues, we classify these revenues as product sales and, using our standard cost system, assign direct costs to those sales.

The remaining “non-direct” costs of operating our manufacturing facilities are recorded as unallocated manufacturing expenses. This expense includes personnel costs, rent, utilities, indirect supplies, depreciation, and related indirect expenses. Unallocated manufacturing expenses are expensed as incurred.

Overall product margins are greatly influenced by unallocated manufacturing expenses, which are those overhead costs that represent the fixed costs of our factory, production personnel, utilities, and so forth that are not yet being covered by our sales level. We allocate these costs as direct product costs on the basis of the proportion of these expenses that would be representative product costs if we were operating our factory at full capacity.

For the year ended December 31, 2015, unallocated manufacturing expenses were down by $772,529 or 31% from the comparable period in 2014. The largest part of this decrease was decreased payroll, tax and benefit costs caused by a reduction in work force. Total manufacturing personnel fluctuated from period to period. On December 31, 2015 there were 9 manufacturing personnel as compared to 27 on December 31, 2014. Overall decreases in other unallocated expense areas were due to cost containment measures.

The following table shows a comparison of the major expense categories that make up unallocated manufacturing expense for the years ended December 31, 2015 and 2014:

Manufacturing Expense

	Year Ended December 31		Change 2014 - 2015
	2015	2014	$	%
Payroll, Tax & Benefits	$384,368	$881,949	(497,581)	(56.4)
Materials Used	79,670	183,905	(104,235)	(56.7)
Supplies	53,860	88,306	(34,446)	(39.0)
Equipment Repairs & Maintenance	130,652	188,223	(57,571)	(30.6)
Building Lease	216,929	192,223	24,706	12.9
Utilities	179,267	191,231	(11,964)	(6.3)
Depreciation	783,153	681,983	101,170	14.8
Tools & Equipment	19,532	52,934	(33,402)	(63.1)
All Other	50,303	256,746	(206,443)	(80.4)
Allocated to Direct Costs	(147,610)	(194,847)	47,237	(24.2)

Total	$1,750,124	$2,522,653	(772,529)	(30.6)

Research and Development Expenses

The following table shows a comparison of the major expense categories that make up research and development expenses for the years ended December 31, 2015 and 2014:

Research & Development Expenses

	Year Ended December 31		Change 2014 - 2015
	2015	2014	$	%
Payroll, Tax & Benefits	$797,308	$876,183	(78,875)	(9.0)
Lab Supplies	103,444	37,023	66,421	179.4
Equipment Repairs & Maintenance	30,831	6,394	24,437	382.2
Building Lease	112,906	108,080	4,826	4.5
Utilities	30,305	22,962	7,343	32.0
Depreciation	146,970	142,785	4,185	2.9
Tools & Equipment	40,247	15,637	24,610	157.4
Contracted Services	180,982	203,271	(22,289)	(11.0)
All Other	42,290	37,143	5,147	13.9

Total	$1,485,283	$1,449,478	35,805	2.5

There were sizable increases in the current year for purchases of lab supplies, tools, equipment and maintenance. Most of the current year increases are attributable to increased activity on the US Department of Energy (DOE) grant previously mentioned. Payroll related expenses in the current year are lower than prior year because of a reduction in staff in the fourth quarter of 2015.

Sales, General and Administrative Expenses

The following table shows a comparison of the major expense categories that make up sales, general and administrative expenses for the years ended December 31, 2015 and 2014:

Sales, General & Administrative Expenses

	Year Ended December 31		Change 2014 - 2015
	2015	2014	$	%
Payroll, Tax & Benefits	$2,361,489	$2,341,088	20,401	0.9
Non-cash Stock Option Compensation	554,666	588,529	(33,863)	(5.8)
Building Lease	57,324	51,104	6,220	12.2
Professional Fees	447,993	721,024	(273,031)	(37.9)
Capital Funding Expense	—	56,287	(56,287)	(100.0)
Travel & Entertainment	76,412	114,795	(38,383)	(33.4)
Directors Fees & Expense	74,114	81,758	(7,644)	(9.3)
Contract Engineering	(10,630)	79,075	(89,705)	(113.4)
All Other	557,961	371,606	186,355	50.1

Total	$4,119,329	$4,405,266	(285,937)	(6.5)

During 2015, the overall expenses in this category decreased 6.5%, from the corresponding period in 2014, primarily because of sizable decreases in professional fees, capital funding expenses, and travel and entertainment.

The most notable increases can be seen in our sample costs and our bad debt expense. The current year includes $37,000 of sample cost for one large customer. The current year also includes a charge for $100,000 to bad debt expense which represents an allowance for the potential that a portion of the $150,000 recorded in Other Current Assets at December 31, 2015 may not be collectible from the licensing agreement with POSCO. The terms of the agreement are being disputed by POSCO and may have to be settled by arbitration.

Other Income (Expense)

The following table shows a comparison of other income and expense by major expense component for the years ended December 31, 2015 and 2014:

Other Income (Expense)

	Year Ended December 31		Change 2014 - 2015
	2015	2014	$	%
Incentive Refund & Interest Income	$94,507	$117,940	(23,433)	(19.9)
Interest Expense	(7,387,256)	(1,507,374)	(5,879,882)	390.1
Gain (loss) from change in fair value of derivative liability – warrants	(2,513,476)	503,186	(3,016,662)	(599.5)
Extinguishment Loss on Covetable Notes	—	(3,513,770)	3,513,770	(100.0)
Loss on disposal of equipment and intangible assets	(66,686)	(54,967)	(11,719)	21.3

Total	$(9,872,911)	$(4,454,985)	(5,417,926)	121.6

Interest expense for the year ended December 31, 2015 is $5.9 million higher as compared to the same period in the prior year for two reasons: (1) because the current year reflects accrued interest on $14.1 million of convertible notes and in prior year the convertible note balances fluctuated between $4.5 million and $13.7 million as proceeds from the note sales occurred throughout the year; and (2) upon conversion of our secured convertible notes (which occurred on December 31, 2015 as opposed to their original maturity date of March 18, 2018) the remaining unamortized discount of $5.1 million was recognized as a non-cash interest expense. The loss on extinguishment of the secured convertible notes in 2014 was a one-time entry to reflect the note modifications executed on January 15, 2014.

Cash Flow Summary

Ongoing cash usage for operations has decreased in 2015 as compared to the same period in 2014 because of reduced operating expenses, as discussed above. The following simplified cash flow statement compares cash usage for the past two years.

Cash Flow Summary

	Year Ended December 31		Change 2014 - 2015
	2015	2014	$	%
Cash, beginning of period	$2,088,866	$95,342	1,993,524	2090.9
Net Cash provided (used) by:
Operating activities	(5,635,517)	(6,490,914)	855,397	(13.2)
Investing Activities	(246,759)	(1,083,196)	836,437	(77.2)
Financing Activities	4,853,634	9,567,634	(4,714,000)	(49.3)
Net increase (decrease) in cash	(1,028,642)	1,993,524	(3,022,166)	(151.6)
Cash, end of period	$1,060,224	$2,088,866	(1,028,642)	(49.2)

Accounts receivable balances of $54,413 and $124,983 at December 31, 2015 and 2014 respectively are included in the current assets line item in the table above (net of a $10,000 allowance for uncollectible accounts in each year). The decrease is as a result of decreased revenues during 2015.

Inventory balances of $229,034 and $132,459 at December 31, 2015 and 2014 respectively are included in the current assets line item in the table above. The increase of $96,575 represents increased finished product on hand in the current year as the Company ramps up for anticipated sales volume in the future.

Current assets at December 31, 2015 are $1,005,088 lower than the previous year. The decrease is primarily caused by the decrease in available cash due to the reduction of new financing from 2014 to 2015 discussed further below.

A decrease in accounts payable of $369,761 reflects the pay down of high accounts payable balances at both fiscal year-ends. The payables balances were high at year-end because of cash flow management related to the timing of new financings.

During 2014, we had significant financing activity and raised a total of $9.6 million in new financing, primarily from the sale of convertible notes, giving us a cash balance on December 31, 2014 of $2.1 million. In the first half of 2015, we raised an additional $4.3 million in new financing through the sale of Series B Units at a price of $16 per unit. In December 2015, we sold $0.6 million of December Notes and related December Warrants.

Net capital expenditures for the purchase of property and equipment were $131,842 during 2015, down from $924,947 during the corresponding period in 2014. These levels of capital expenditures are relatively lower than expected in the future as we begin to ramp up our production capacity to meet customer orders. Therefore, these expenditures should not be interpreted as indicative of future expenditures in this area. Overall investment activities used a total of $246,759 during 2015, much lower than the $1,083,196 spent during 2014.

Liquidity and Capital Expenditures

Ongoing cash flow from operations has been negative throughout our history. In addition, we have invested significant amounts in research and manufacturing capabilities. We anticipate that we will need to invest further to support ongoing operations for a minimum of another one to two years. We currently do not have sufficient cash or commitments for financing to sustain our operations for the next twelve months. Our plan is to develop customer relationships and increase our revenues derived from our products and IP licensing. Furthermore, although we have historically incurred operating losses, we have been able to fund such losses primarily by selling common and preferred stock and convertible notes. We had cash on hand at December 31, 2015 of $1,060,224, and as of the date of this prospectus, we have cash on hand which is only sufficient to fund our operations through the end of April 2016. We believe we will need approximately $4.8 million to sustain us for the next twelve months.

The Company’s financial projections show that the Company may need to raise an additional $15,000,000 or more before it is capable of achieving sustainable cash flow from operations. We intend that the primary means for raising such funds will be through this offering. However, we cannot make any assurance that the Company will be able to raise these funds or that the terms and conditions of future financing will be workable or acceptable for the Company and its stockholders.

We also currently forecast a need for additional capital expenditures to execute on our business plan. The amount and timing of such expenditures will be dependent on the timing and magnitude of sales orders received from customers, but we currently anticipate a need to invest approximately $1 million to $6 million per year during the upcoming three-year period. We plan to fund these investments through a mixture of capital lease financing, debt financing, and equity financing. If we are unable to obtain such financing, we may be forced to curtail our investment activities and this may limit our ability to grow our revenues as fast as we would like.

Additionally, we anticipate that as our sales increase we will need to invest funds in working capital to support additional inventory and accounts receivable. We anticipate that, for every $1 million increase in annual sales, we may need to invest as much as $250,000 in working capital.

Taken together, these multiple cash requirements will likely exceed our cash flow from operations for at least one to two years, so we foresee a need to continue investing in our business.

Although there can be no guarantee of successful funding in the future, we intend to pursue the sale of additional equity, as discussed throughout this prospectus, as well as additional debt or lease financing in the future, until such time as ongoing revenues begin to generate a positive monthly cash flow from the business sufficient to cover our cash requirements.

In the event we are unable to fund our operations from existing cash on hand, operating cash flows, additional borrowings or raising equity capital, we may be forced to reduce our expenses, slow down our growth rate, or discontinue operations. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

DESCRIPTION OF OUR BUSINESS

Overview

XG Sciences, Inc. was formed in May 2006 for the purpose of commercializing certain technology to produce graphene nanoplatelets. First isolated and characterized in 2004, graphene is a single layer of carbon atoms configured in an atomic-scale honeycomb lattice. Among many noted properties, graphene is harder than diamonds, lighter than steel but significantly stronger, and conducts electricity better than copper. Graphene nanoplatelets are particles consisting of multiple layers of graphene. Graphene nanoplatelets have unique capabilities for energy storage, thermal conductivity, electrical conductivity, barrier properties, lubricity and the ability to impart strength when incorporated into plastics or other matrices. The technology licensed from MSU consists of several U.S. patents, patent applications in process and MSU Invention Disclosures. In addition, our in-house personnel have made many further discoveries and inventions that are embodied in the form of issued patents, additional patent applications, and trade secrets and other proprietary information. (See also subsection entitled “Description of Our Business — Intellectual Property” below).

We believe the unique properties of graphene and graphene nanoplatelets will enable numerous new product applications and the market for such products will quickly grow to be a significant market opportunity. Our business model is to design, manufacture and sell advanced materials we call xGnP® graphene nanoplatelets and value-added products based on these nanoplatelets. We currently have hundreds of customers trialing our products for numerous applications, including, but not limited to lithium ion batteries, supercapacitors, thermal shielding and heat transfer, inks and coatings, printed electronics, construction materials, composites, and military uses.

We target our xGnP® nanoplatelets for use in a range of large and growing end-use markets. Our proprietary manufacturing processes allow us to produce nanoplatelets with varying performance characteristics that can be tuned to specific end-use applications based on customer requirements. We currently offer three commercial “grades” of bulk materials, each of which is available in various particle sizes, which allows for surface areas ranging from 50 to 800 square meters of surface area per gram of material depending on the product. Other grades may be made available, depending on the needs for specific applications. In addition, we sell our material in the form of pre-dispersed mixtures with water, alcohol, or other organic solvents and resins. We also formulate xGnP® nanoplatelets into value-added products and formulations that further enhance the value we deliver to our customers. We have also licensed some of our base manufacturing technology to other companies and we consider technology licensing a component of our business model.

The primary manufacturing processes in use today are plotted below as a function of their ability to tailor both thickness (correlates with surface area) and particle size.

XG Sciences uses two proprietary processes to create our xGnP® nanoplatelets: i) chemical intercalation of natural graphite followed by thermal exfoliation, and ii) a high shear mechanical exfoliation. We believe our proprietary processes have enabled us to be a low cost producer of high quality, graphene nanoplatelets and that we are well positioned to address a wide range of end-use applications. We chose not to pursue a graphene oxide process because it is inherently more costly, produces nanoplatelets with more surface functional groups and higher levels of dislocation (e.g., holes) in the basel planes, both of which tend to degrade electrical and thermal performance. Gas phase processes produce very small particle sizes which make them slightly better for applications where optical purity is a requirement. However, gas phase processes are both costly and difficult to scale, thus we chose not to pursue this technology as well. Expanded graphite is created by swelling natural graphite in a solvent like NMP and then sonicating (the act of applying sound energy to agitate particles) to separate the layers. The process tends to make rather thick material which limits the amount of platelet overlap that can be achieved and therefore degrades properties such as electrical and thermal conductivity. In addition, many applications will not tolerate residual solvent that is difficult and costly to remove.

Graphene has been hailed as a “miracle material” because of its many potential uses in products ranging from hand-held electronics to automobiles to spacecraft. Its material properties include very high strength, very high thermal conductivity, good electrical conductivity, strong barrier properties, and very high stiffness. These properties make graphene potentially useful in thousands of specific products.

The term “graphene” is used in the popular press to cover a variety of specific forms of the material, but we generally think about two broad classes of graphene materials:

1.    One-atom thick films of carbon, manufactured from gases by assembling molecules to form relatively large, transparent sheets of material. We do not manufacture these films and do not participate in the markets for these films.

2.    Ultra-thin particles of carbon that usually consist of a few layers of graphene sheets. Because they are thin and can be manufactured in a range of diameters, these graphene particles are useful for a wide variety of applications. Our typical particles are about 5 nanometers thick — or about 50,000 times thinner than a human hair and range in diameter from less than 1 micron to 100 microns. The manufacture of these graphene particles is our main area of expertise, and their use in practical applications is the focus of our marketing and development efforts.

XG Sciences offers an advanced material platform in that we can produce varying grades of graphene nanoplatelets, each of which can be customized in many ways. Our manufacturing processes control the attributes of the graphene nanoparticles as summarized below. These attributes contribute to a range of properties that can be mapped to various functions and applications. Because we have multiple production processes and because we have invested in application know-how and development of value-added product formulations, we are able to cost effectively address a range of market needs in multiple market segments, providing breadth to our base capabilities and product portfolio.

The potential market size for graphene-related products is difficult to accurately predict. This is primarily related to the fact that it is a relatively new material for which no historical use data exists on a commercial scale. However, because graphene is a new form of carbon and with unique performance attributes, one may consider other carbon forms such as carbon nanotubes or carbon fibers or activated carbon as a basis for estimating the potential market size for graphene in that graphene’s enhanced performance may take market share from one or more of the more established forms of carbon. We also estimate target market sizes by using a bottom-up approach where we look at existing applications for graphene and estimate sales by year as a function of graphene’s unique performance attributes and value proposition for specific customers. In some instances, we are able to get fairly granular data on market estimates. In other areas, we must infer a potential market size from related materials.

The figure given below provides estimates for the 2018 total available market in a range of target applications. Since our advanced materials are sometimes used as a replacement material to supplant the current materials used in these applications and are sometimes used as an additive material to augment the incumbent materials, it is difficult to determine exact market potential by segment. This information does provide an indication of the relevant markets and their respective sizes. Naturally, we do not expect to capture all of these markets, but we do see opportunities to capture significant market share (1% to 20%) in these targeted markets. The following discussion applies to the individual segments of the chart:

•      “High strength composites” is the size of the carbon fiber market used in advanced composites for automobiles and industrial applications. xGnP® offers improvements in physical properties in a range of matrices and is a candidate to augment and/or substitute carbon fibers in high strength composites.

•      “Lithium Ion Battery Anode Active Materials” is a forecast for total carbon materials sold into the application, for which our SiG materials are a potential direct replacement with significant performance advantages.

•      “Thermal Paper” is the forecast annual sales of “carbon-based” sheet products used to control thermal spreading or provide heat management in portable electronic devices.

•      “Automotive” includes miscellaneous automotive applications such as electronic shielding of engine or control components, circuits printed with conductive inks, and thermal shielding.

•      “Sensors” includes carbon-based sheets or printed substrates into which our materials may be incorporated to improve results.

•      “Packaging” includes conductive inks or coatings printed on packages as part of circuits or sensors.

•      “RFID” means Radio Frequency Identification Devices that are printed or installed on packaged items to facilitate tracking. Our materials can be used in conductive inks and components used to print circuits, batteries, or antennas.

•      “Supercapacitors” means high-capacity capacitors that are typically fabricated with electrodes made from high-surface area carbon materials.

Note: Market sizes estimated by XG Sciences, based on customer input as well as reference market sizes for equivalent or identical materials from outside market research sources including:

(1)   ID Tech “Graphene Markets, Technologies and Opportunities 2013 – 2018.”

(2)   ID Tech “Conductive Ink Markets 2014 – 2024, Silver & Copper Inks & Pastes — and Beyond.”

(3)   Avicenne Energy “The Rechargeable Battery Market, 2014 – 2025” July 2015.

(4)   Prismark Partners “Thin Carbon-Based Heat Spreaders” August 2014.

ID Tech, in a recently published study (Graphene Markets, Technologies and Opportunities 2013–2018), estimates 2018 global graphene sales slightly in excess of $100 million and in a range of applications. Their projections are based largely on replacement of existing carbon-based materials and with very minimal market penetration. They do not consider such products as SiG, and XG Leaf® that are new products incorporating our ability to tailor the form and function of xGnP® into value-added product platforms. We expect to generate sales from the design and manufacture of both our xGnP® nanoplatelets and value-added products derived therefrom. As such, we are not able to rely on market projections such as those provided by ID Tech and use a combination of total available market data, customer input and internal estimates. We have sold materials to more than 1,000 customers, many of whom are household names, evaluating graphene for numerous different applications, including, but not limited to lithium ion batteries, supercapacitors, thermal shielding and heat transfer, inks and coatings, printed electronics, construction materials, composites, and military uses.

In addition to our bulk material, which normally ships in the form of a dry powder, we also offer our materials in the form of dispersions of nanoplatelets in liquids such as water, alcohol, or organic solvents, or mixed into resins or polymers such as epoxies or urethanes. Additionally, we offer a sheet product, called XG Leaf®, to potential customers for a variety of thermal spreading and other applications. XG Leaf® is ideally suited for use in thermal management in cell phones, tablets and PC’s. As these devices continue to adopt faster electronics, higher data management capabilities, brighter displays with ever increasing definition, they generate more and more heat. Managing that heat is a key requirement for the portable electronics market and our XG Leaf® product line is well suited to address the need. In a press release dated, March 3, 2015, Gartner, Inc., a leading research organization, estimated the 2014 global cell phone market at 1.88 billion units. Every cell phone has some form of thermal management system, and we believe many of the new smart phones being developed can benefit from the performance advantages we are able to achieve with XG Leaf®. In August 2015, IDC in their Worldwide Quarterly Tablet Tracker estimated the global shipment of tablets in 2015 at 212 million units. Thus, we believe our XG Leaf® product line is well positioned to address a very large and rapidly growing market.

We also offer a specially formulated silicon-graphene composite material (also referred to as “SiG” in this prospectus) for use in lithium-ion battery anodes. SiG targets the never-ending need for higher battery capacity and longer life. In several customer trials, our SiG material has demonstrated the potential to increase battery energy storage capacity by 3-5x what is currently available with conventional lithium ion batteries today. The market for materials used in lithium ion battery anodes is large and growing as shown in the figure below (Avicenne Energy, “The Rechargeable Battery Market, 2014-2025”, July 2015). We believe our ability to address next generation anode materials represents a significant opportunity for us.

We also offer specially-formulated inks for electrical and thermal applications that are showing promise in diverse customer applications such as advanced packaging, electrostatic dissipation and thermal management.

These three product areas — custom XG Leaf® sheets, our XG SiG™ anode materials, and custom inks/coatings — comprise the set of core value-added product groups on which we are focusing our internal development resources. The following are examples of commercial and development uses of our products (See also exhibit 99.1 for our Summary Customer Pipeline):

•      Construction company demonstrating less than one weight percent of our product in construction material composites improves flexural strength by more than 30%, and

•      Large oil and lubricant supplier showing gear and friction improvements when incorporated into industrial and automotive greases, and

•      Engineering design firm for automotive manufacturers found 20% reduction in operating temperature and in thermal uniformity when XG Leaf® replaces standard cooling fins in lithium ion battery packs’, and

•      Auto manufacturer showing increased tensile and flexural strength and reduced weight in automotive composites, and

•      Battery manufacturers demonstrating improved cycle life and energy storage when used as additives in lead acid batteries.

Significant Accomplishments

Since our founding in May 2006, we have been one of the global pioneers in graphene nanoplatelet markets. As a prospective manufacturer of a newly discovered advanced material, our development efforts required us to invent appropriate manufacturing processes and methods to scale these processes at economic costs, to hire world-class employees, to introduce our products to customers around the world, and to demonstrate the scientific merits of our materials. Specific accomplishments related to these tasks include, but are not limited to, the following:

•      Developed and launched three grades (Grades C, H & M) of xGnP® graphene nanoplatelets bulk powders, each of which is offered in three standard particle sizes, for a standard bulk product portfolio of nine different materials.

•      Developed and launched three higher margin, value-added product families:

-       XG Leaf® sheet products for a variety of electronics and industrial applications.

-       Silicon-graphene composite anode materials for lithium-ion batteries.

-       Custom formulated inks and coatings designed to take advantage of the special properties of our graphene nanoplatelets in targeted customer applications.

•      Established sales distributors in Japan, South Korea, Taiwan, Italy, Germany and China.

•      Completed a research contract from the US Air Force for high energy-density ultra-capacitors.

•      Won a competition that resulted in a research contract from the U.S. Department of Energy (DOE) for ongoing development of high-capacity anode materials for electric vehicles based on the Company’s SiG material.

•      Secured an additional $1.0 million grant from the DOE for further research into silicon graphene.

•      Collaborated with Oak Ridge National Laboratory to explore metal-matrix materials using xGnP graphene nanoplatelets to modify the properties of metals like titanium.

•      Was recognized as a world leader in the graphene market space by Lux Research and named one of the “Top Ten Innovative Companies” profiled by Lux for two years in a row.

•      In March 2015 was named a “Michigan 50 Companies to Watch” by Michigan Celebrates Small Businesses.

•      Hired Dr. Philip L. Rose as CEO. Prior to joining XGS, Dr. Rose was President of SAFC Hitech, a $100 million division of Sigma-Aldrich Corporation that makes precursors and performance materials for the LED, energy and display, and semiconductor markets.

•      Hired Dr. Liya Wang, who led the A123 Systems next generation cathode development efforts, as Director of Emerging Technologies.

•      Raised $31.2 million of equity and equity-linked capital from inception to December 31, 2015.

In addition, set forth below are tables which evidence our customer growth over time and orders by year from 2008 through 2014:

The above tables show total orders and customers based on actual purchases of our materials and do not include free samples or materials used in joint development programs. The average order sizes in 2014 and 2015, for example, were $2,175 and $600, respectively, which indicates to us that most of these orders are for materials that are not yet incorporated into large-volume commercial products.

Products

We manufacture and sell a material we call xGnP® brand graphene nanoplatelets. This material consists of ultrathin particles of graphite that are short stacks of graphene. We currently offer this bulk material in different thicknesses, designated by the “grade” of material, as well as different particle sizes within each grade. There are three commercial grades (Grades C, H & M), each of which is offered in three standard particle sizes. We use two different commercial processes to produce these bulk materials:

•      Grade H/M materials are produced through chemical intercalation of natural graphite followed by thermal exfoliation using a proprietary process developed by us. The “grade” designates the thickness of the material, and each grade is available in various average particle diameters. Surface area, calculated by the Brunauer, Emmet, and Teller (BET) Method, is used as a convenient proxy for thickness, so each grade in this area is designated by its average surface area, which ranges from 50 to 150 m2/g of material.

•      Grade C materials and some related composite materials are produced through a high-shear mechanical exfoliation using a proprietary process and equipment that we invented, designed, and constructed. The Grade C materials are smaller particles than the other grades, and Grade C materials are designated by their BET surface area, which ranges from 300 to 800 m2/g.

In addition to our bulk material, which normally ships in the form of a dry powder, we also offer our material in the form of dispersions of nanoplatelets in liquids such as water, alcohol, or organic solvents, or mixed into resins or polymers such as epoxies or urethanes. We recently introduced a new Grade of xGnP® powders, R-Grade, with improved electrical conductivity targeting use in LiB as a cathode conductive additive and for use in various conductive ink applications.

Additionally, we offer a value-added product line we call XG Leaf®, which consists of thin sheets formulated with the Company’s materials to meet a variety of thermal management and heat shielding applications.

We also offer a mixture of materials that we call “silicon-graphene composite material” (“SiG”, or “XG SiGTM”) that is intended for use in formulating anodes of lithium-ion batteries. This new material recently demonstrated 3-5 times the energy storage capacity of traditional carbon graphite anodes used in lithium ion batteries today, which the Company believes may be a revolutionary breakthrough for the battery market.

We also offer a set of standardized ink formulations suitable for printing. These inks offer the capability to print electrical circuits or antennas, or might be suitable for other electrical or thermal applications. All of these formulations can be customized for specific customer requirements.

Thus, we manage our business with four major product lines at this time:

•      Bulk materials, which we sell under the trademarked brand name of xGnP® graphene nanoplatelets. These materials are produced in various grades, which are analogous to average particle thickness, and average particle diameters. Overall, there are three different standard commercial grades, each of which is available in three different standard particle sizes and multiple customer sizes. These bulk materials are especially applicable for use as additives in polymeric or metallic composites, or in coatings or other formulations where particular electrical, thermal or barrier applications are desired by our customers.

•      Energy storage materials. These consist of specialty advanced materials that have been formulated for specific applications in the energy storage segment. Chief among these is our silicon-graphene composite material that we offer to manufacturers of li-ion batteries. Additionally, we offer various bulk materials for use as conductive additives for cathodes and anodes in li-ion batteries, as an additive to anode slurries for lead-carbon batteries and are investigating the use of our materials as part of other battery components.

•      XG Leaf®. XG Leaf® is a family of sheet products that we manufacture for industrial, electronics, and automotive markets. These sheets are made using special formulations of xGnP® graphene nanoplatelets as precursors, along with other materials for specific applications. There are several different types of XG Leaf®, varying based on their composition and available in various thicknesses, depending on the end-use requirements for thermal conductivity, electrical conductivity, or resistive heating.

•      Inks and Coatings. These consist of specially-formulated dispersions of xGnP® together with solvents, binders, and other additives to make electrically or thermally conductive products designed for printing or coating and which are suitable for a variety of industrial applications.

Our general business plan is to use our scientific and manufacturing expertise to develop specific products based on our xGnP® graphene nanoplatelets for end-use applications in industrial, electronics, aerospace, automotive, military, and similar OEM markets. Our initial focus is on developing high-value products that use our bulk materials as a significant component. We work closely with customers to design our products to meet their needs. Because these needs may be unique to a given customer and/or a given application, we may formulate and ultimately commercialize customer-specific formulations. These formulations, to the extent possible, will be made available to other customers. It is more likely that a new customer will require a combination of our technologies to derive a customer-specific performance outcome. Successful execution requires a close development relationship with customers and an ability to formulate products for use in multiple markets and for multiple customers.

Within the various markets we serve, we prioritize our efforts in specific areas and with specific customers that we believe represent opportunities for either relatively near-term revenue or especially large and attractive markets. At this time, we focus our highest priority in two areas:

•      Silicone-graphene composite materials for lithium-ion battery anodes. This is a material that has shown superior early results in laboratory and early prototype battery testing. Although there is still scientific development, testing and prototyping that remain to be done, we perceive a significant market opportunity in this area and we devote almost half of our development efforts to this product.

•      XG Leaf® materials for thermal applications in electronics. Early testing with customers has produced promising results in applications requiring high thermal conductivity in thin (20–50 microns) and thick (50–120 microns) sheets, depending upon the end-use application. Typical applications include the use of these materials in smart phones, tablets, and portable computers. While there are many other applications for XG Leaf® that include electrostatic dissipation (“ESD”), electromagnetic interference (“EMI”) shielding and resistive heating, our initial focus is on thermal management.

The following diagram shows some of the specific application areas within our major target markets, and gives a general indication of the time horizons we assign to these application areas at this time.

GRAPHENE NANOPLATELETS, VALUE-ADDED PRODUCTS/APPLICATIONS AND RELATED 2018 TOTAL AVAILABLE MARKETS.

* Near Term means less than 2 years; Medium Term means 2-3 years; and Longer Term means longer than 3 years.

Markets

Energy Storage Markets

One of the more exciting near term market opportunities is the market for rechargeable batteries. In general, lithium-ion battery (“LIB”) technology is the dominant technology for rechargeable batteries throughout the world. The global LIB market is large and growing rapidly. The figure below is a representation of the LIB value chain and the associated 2014 revenue, according to Avicenne Energy (The Rechargeable Battery Market 2014-2015, July 2015). The 2014 LIB market was $13.6 billion at the cell level and $19.6billion at the pack level (multiple cells sold at the aggregate level). The primary materials used in the production of LIB’s represent $6.0 billion in 2014 revenue. We target our products and technology toward both the cathode and anode material segments. The 2014 market for cathode materials was $2.5 billion with a 2004 to 2014 compound annual growth rate of 16%. The 2014 market for anode materials was $0.8 billion with a 2004 to 2014 compound annual growth rate of 14%. The second figure, 2014 LIB Anode Materials, provides further segmentation of the materials comprising LIB anodes and their relative volume contributing to the $0.8 billion in 2014 revenue.

Our SiG materials target replacement of the carbon and graphite(s) used in current generation LIBs. Because our materials have a much higher energy density than these traditional materials, these market sizes do not translate exactly into the potential for our SiG materials, but we estimate that we are addressing a segment that represents in excess of $500 million sales opportunity by 2016. Although the anode segment that we address with our SIG materials is relatively large, it comprises only about 6% of the overall value of the finished battery. Thus, we believe there is room for premium products in this segment in exchange for higher overall battery performance. XGS is actively engaged with LIB manufacturers to design our SiG material for use as a component of anodes in next generation LIBs. We believe that our SiG material, once successfully developed, qualified and used commercially in next-generation LIBs, will allow for improved storage capacity and battery life — key performance features of interest within the LIB industry.

We further target use of our xGnP® materials as conductive additives in LIB cathodes. The figure below provides details of the 2014 market volume for active materials used in LIB cathodes including: nickel cobalt aluminum, lithium iron phosphate (“LFP”), spinel-based lithium-ion (“LMO”), nickel cobalt magnesium and cobalt-based lithium ion (Avicenne Energy, The Rechargeable Battery Market 2014-2025, July 2015). Active cathode materials will vary by end-use performance requirements. Another material used in the cathode is a conductive additive, whose incorporation improves the electron transport characteristics of the cathode — a key performance feature of interest within the LIB industry. LFP- and LMO-based cathodes have relatively low inherent conductivity and can most benefit from use of a conductive additive. Conductive additives are typically used in 1–3% of the weight of the active cathode materials. We are engaged with LIB manufacturers to design our xGnP® materials for use as a cathode conductive additive in next generation LIBs.

The LIB market is often divided into two major segments, each of which has different technical, cost, and efficiency requirements:

-       The industrial market consists of electric and hybrid vehicles, grid storage, and similar heavy-duty applications. These applications require long life, extreme safety, high-power capacity, durability, and the ability to operate in extreme ranges of environmental conditions.

-       The market for consumer electronics uses LIB technology to power the devices we carry in our pockets, purses and briefcases. These devices need small batteries, with high power density, that charge rapidly and do not cost much. This market is dynamic and has an insatiable appetite for smaller, cheaper, faster-charging, higher capacity batteries.

These market segments have different development timelines and the marketing strategies and the route-to-market that we pursue differs markedly in these two segments.

For industrial applications, we work closely with the DOE, which is the primary driving force in the US, as well as large US battery manufacturers. The DOE operates a number of national laboratories like Argonne, Oak Ridge, Lawrence Berkeley, and Los Alamos national labs, where much of the advanced battery research is performed. The DOE has laid out a “road map” for battery development in the US, with guidelines and targets for performance and costs for the next decade. The DOE spurs development of new technology by sponsoring research through grants and challenge programs. Therefore, we work to maintain close ties with the national laboratories as well as vehicle program managers in Washington D.C. and to participate in DOE grant programs, conferences, and joint development programs. Although we hope to receive grants to offset some of the research costs, the main advantages from this approach are that we stay abreast of technology developments and we get our technology dispersed through the battery research community in a highly credible manner. The development cycle for industrial batteries is a multi-year effort that is spearheaded by billions of dollars of government spending.

For consumer applications, we focus on the large consumer battery manufacturers, which are almost all in Asia. These companies perform their own research, development, and battery engineering. Names like Samsung, Panasonic, and LG Chem are familiar to most Western consumers, but other companies like ATL, Envision, Wanxiang, BYD, Lishen, BAK, and many other Chinese companies are rapidly growing and represent potentially large sales opportunities for XGS. Our general strategy in the Asian markets is to engage customers on sampling and joint development to design our technology into our customer’s products. We have a network of distributors, who have close connections to the customers in their countries and also provide assistance in customer collaboration.

Our main internal development focus has been on the use of our proprietary manufacturing processes and proprietary materials to produce a composite material composed primarily of silicon and graphene. We also develop xGnP® materials for use as conductive aids in both the cathode and anode formulations. We believe that our manufacturing processes and ability to control the structure of the SiG composite material at the nano-level offer the opportunity for us to develop new battery anode materials. During the past year, we made significant progress with our development efforts and have demonstrated in our labs a silicon-graphene nanocomposite material that delivers 3–5 times the energy storage capacity of traditional carbon graphite anodes. This material is produced using our proprietary process using readily available, low-cost precursors.

We believe this is a significant breakthrough for lithium-ion battery development for two reasons. First, this material has the highest capacity of any electrode that we are aware of that is currently available on the commercial market. Second, we believe we can offer this material at prices that are acceptable to most commercial battery manufacturers and at the needed scale. We believe that the combination of commercially viable pricing, demonstrated manufacturing scale and high performance for this new anode material will give us access to many of the more significant battery makers in the world today.

In January 2014, we announced an investment by Samsung Ventures in the Company’s secured convertible notes. As part of the investment, we agreed with Samsung Ventures that the two companies would engage in a joint development program to develop anode materials for lithium-ion batteries for use in certain Samsung applications. One Samsung subsidiary, Samsung SDI, is one of the world’s largest manufacturers of lithium-ion batteries. XGS and Samsung SDI entered into an agreement on April 8, 2014 to jointly develop and optimize our SiG for use in SDI’s lithium ion batteries.

XG Leaf® Markets

XG Leaf® is a unique family of thin sheets based on our graphene nanoplatelets. These sheets can be used for a variety of applications such as heat dissipation in electronics, ESD, EMI shielding, and resistive heating. Among these, thermal management applications in portable electronics have the biggest short-term market potential. There is an increased need for advanced thermal management in electronics of all sorts, but especially consumer electronics. As these products become smaller, thinner and more powerful, thermal management challenges are a major engineering barrier that needs to be overcome if the industry is to provide continued improvements in device and system performance. We developed XG Leaf® to meet such a market need.

The key requirements for these products are thermal conductivity, thickness, mechanical strength, and cost. Currently, there are high-end products in the market such as highly ordered pyrolytic graphite (HOPG) papers which can be very thin and conductive, but are expensive due to the high-temperature, crystal-growth process involved in their manufacture. On the contrary, XG Leaf® is manufactured with a low-temperature process more akin to that of paper manufacture that offers acceptable thermal conductivity, thickness, and mechanical strength but with a lower cost. In 2012, the XG Leaf® team focused on product design and verification, process design and verification, and product/process improvement and validation. The product achieved its performance goals and samples were produced for testing by several potential customers. In late 2013, we built a pilot production line for XG Leaf® and we expanded our production capacity for XG Leaf® during the latter part of 2014 and into early 2015. As with many of our other advanced products, we are developing new production processes to produce materials for new applications and cannot be sure exactly when we will move into commercial production.

The total available market for carbon-based heat spreaders as sold to the OEM or EMS companies with adhesive, PET and/or copper backing, and for selected portable applications, is estimated by Prismark Partners as $600 million in 2014 and growing to $900 million in 2018. The market can be further segmented by both the desired thickness and thermal conductivity of the heat spreaders as shown in the table below (Source: Prismark Partners LLC, “Thin Carbon-Based Heat Spreaders”, August 2014). XG Leaf is currently ideally suited to meet the needs for >50% of the total available market and can be made in thicknesses ranging from approximately 20 microns to greater than 200 microns and with in-plane thermal conductivity up to 600 W/m.K. We also target improved performance allowing us to meet the remaining market needs.

	Thermal Conductivity	Area (Thousand m2)
Thickness (µm)	(W/mK, in Plane)	2014	2018	CAAGR
<25	1,600 – 1,900	200	500	26%
25 – 40	1,300 – 1,600	800	1,500	17%
25 – 40	900 – 1,200	400	800	19%
25 – 40	400 – 800	1,300	3,000	23%
50 – 70	700 – 1,300	300	500	14%
50 – 70	400 – 600	400	700	15%
100 – 150	600 – 800	50	60	5%
100 – 150	300 – 500	150	200	7%
Total		3,600	7,260	19%

Markets for Ink and Coating Products

Our xGnP® graphene nanoplatelets can be made into coatings or inks for thermal, electrical, anti-corrosion, or lubricant applications. Various types of processing and application methods can be used, depending on customer systems and requirements. We have developed several products and also work with customers to provide formulations of inks or coatings to achieve targeted electrical and thermal properties.

xGnP® is potentially suited for formulating into ink-based products for deposition by flexo, gravure and screen printing processes. These inks show intermediate performance when compared to silver-based inks, the standard product used today for electrically-conductive ink requirements. Silver-based inks have high conductivity but are relatively expensive due to their use of silver. Carbon-based inks are lower cost, but have poor conductive performance and are well suited for few applications. xGnP® inks, although still a few orders of magnitude lower in conductivity than silver-based inks, are potentially less expensive to produce and have cost/performance benefits allowing them to be used in many applications. ID Tech, in a recently published report (Conductive Ink Markets 2014-2024), estimated the 2014 conductive ink market at just over $1.5 billion. In the short term, our xGnP®-based inks are designed for applications where silver-based inks exceed the cost and performance targets required for specific applications.

Other Markets

We may also choose to participate in a number of other broad market segments which we believe are large and growing and where the performance of our products may find a good fit with existing and emerging market needs. These market segments are variously referred to as “advanced materials” or “composites” or “nanotechnology” markets. Because we may compete with and replace existing materials or may create new opportunities, it is difficult to accurately quantify specific market segments. However, we believe that the broad range of existing materials and existing applications might account for hundreds of millions of dollars in annual sales. We may also participate in an emerging market segment called “nano-composites” that consists of new materials specifically designed to incorporate “nano” sized additives. Other product applications that have been identified for graphene and that we may pursue include, but are not limited to:

•      The production of electrically-conductive composites for use in applications where electro-static dissipation (ESD), radio-frequency interference (RFI), and electro-magnetic interference (EMI) are important.

•      The production of thermally-conductive composites for use in applications where heat transference is important or for applications where it is important that thermal expansion and contraction be limited.

•      The production of composites that feature improved barrier performance (impermeability) to liquids or gases like engine fuels.

•      The production of elastomeric-based (rubber) materials that are longer wearing and have a higher surface toughness than some alternative materials currently used.

•      The production of materials designed to improve the performance of electrodes in EDLC capacitors (supercapacitors).

Multiple Applications and Products within Markets

It is also worth noting that many of our markets contain multiple applications for our products. For example, automotive markets may offer potential applications for multiple uses of our coatings technologies within one automobile, along with potential applications for our bulk material, battery anode materials, and composites made with our products. As another example, the following diagram shows possible uses for our materials within an electronic tablet.

Distribution Channels

Our business model includes the production of bulk materials and value-added products based on our proprietary production processes and the sale of these materials directly to customers around the world. We generate sales through our own sales and scientific personnel and also maintain a network of independent representatives who may assist in sales to smaller customers throughout North America. Additionally, we maintain a network of distributors and sales agents for handling customers in overseas locations. Currently, we have signed Sales Agency Agreements with companies in South Korea, Japan, Taiwan, China, and Italy and will add other distributors on a worldwide basis as needed.

We pursue a national and international customer base. We plan to develop a broader sales and marketing organization and also plan to extend production of our products to overseas locations as appropriate in the next several years. We plan to recruit and train a sales organization located at headquarters as well as locations around the world. We also plan to partner with other companies in the United States and other countries in order to further leverage our time-to-market advantage.

Manufacturing Capacity and Concentration of Business

Our current manufacturing capacity depends on the specific grade and type of product that we are manufacturing but, given an average mix of orders, would generally be about 100 tons of annual production on a three-shift basis. We have plans to increase this capacity as needed, by adding additional equipment, but our existing facilities have capacity limits simply because of available space. If we are successful at building our revenues beyond our existing facilities’ capacity, we will consider adding additional capacity in the U.S. or overseas by adding new facilities as necessary.

Because of the nature of the applications that our customers are developing, we anticipate that we may see a few customers that account for the majority of our revenues. For example, in 2015, 2014 and 2013 the number one customer had revenue representing 9%, 69% and 77%, respectively, of total revenues. In 2015 and 2014 the customer with the second highest sales in each year represented 12% and 4% of total revenues. It is very conceivable that, as we go forward, we may have only a few customers that order enough materials to effectively utilize all of our manufacturing capacity. This would, of course, raise certain risks if those customers were to leave us in the future. Likewise, it is possible that we may find opportunities to serve these large customers with dedicated cooperative manufacturing facilities located near end-use points, or otherwise find ways to accommodate concentration risks.

Sources and Availability of Raw Materials

The raw materials we use for our products consist primarily of graphite and standard industrial chemicals that are readily available. Although we purchase raw materials used in the manufacturing of our products from a small number of sources in order to maintain the stability of the quality of the raw materials, we have the ability to purchase from numerous sources. We believe that all necessary raw materials for our products are readily available and will continue to be so in the foreseeable future. We have never had, nor do we anticipate experiencing, any shortages of such materials.

Strategic Investors

In addition to our sales of products, we also emphasize the importance of strategic investors, for several reasons. We see an opportunity to partner with larger companies as a way to accelerate our customer reach — particularly in parts of the world where we have not yet established a physical presence. In addition, many of our prospective customers are global companies with multiple manufacturing facilities in various parts of the world. These companies often seek local suppliers. In addition, these companies often seek multiple suppliers to avoid the risk of single-sourced supply. Thus, an important part of our business strategy has been to seek to develop relationships with other companies that we see as complementary partners that can help us develop our business for mutual benefit. These strategic partners typically have much greater resources than we do and represent manufacturing or technology partners or both.

During the past several years, XGS has formed relationships with a number of larger companies that it considers to be “strategic partners” where both companies can mutually benefit from combining their resources in specific ways. We foresee a likelihood of continuing partnerships with large companies as we focus on local production in non-U.S locations. The following is a short list of transactions with strategic partners or licensees:

•      Hanwha Chemical. In December 2010, we sold 150,000 shares of common stock at $20.00 per share to Hanwha Chemical Company (Hanwha Chemical), a global company with headquarters in South Korea. At the same time, we signed a Mutual Collaboration Agreement that gave Hanwha Chemical a non-exclusive right to distribute XGS products in East and Southeast Asia.

•      POSCO. In June 2011, the Company sold 200,000 shares of common stock at $20.00 per share to POSCO, a global corporation with headquarters in Pohang, South Korea. At the same time, the Company granted to POSCO a non-exclusive license to certain XGS production technology for use in Southeast Asia region defined therein, as well as a non-exclusive license to sell XGS products on a worldwide basis. In March, 2014, POSCO purchased an additional 100,000 shares of Series A Preferred Stock at $12 per share as part of a preemptive rights share offering. The license to POSCO terminates on December 31, 2024 unless terminated earlier by mutual consent.

•      Cabot Corporation. In November 2011 (as amended in January 2014), the Company granted a non-exclusive, royalty-bearing, worldwide license to certain of its production technology to Cabot Corporation (Cabot), a global corporation with headquarters in Boston, Massachusetts. Cabot is a customer of XGS and is also a development partner and licensee. We are not currently receiving royalty payments from Cabot.

•      Samsung. On January 15, 2014 the Company sold $3,000,000 of notes to Samsung Ventures. In conjunction with the sale of these notes, the Company also entered into a Joint Development Agreement with Samsung SDI on April 8, 2014, under which we will jointly develop anode materials for future versions of lithium-ion batteries to be manufactured by Samsung SDI. Samsung Ventures currently maintains the right to appoint a seat on the XGS Board. The Joint Development Agreement continued through June 2015. It is no longer active.

Samsung Ventures purchased secured convertible notes on terms identical to Aspen Advanced Opportunity Fund, LP’s (AAOF) terms with XGS. Such notes were converted into Series A Preferred Stock on December 31, 2015.  The Series A Preferred Stock is convertible into common stock at the lower of: (a) $12.00 per share, or (b) 80% of the price at which XGS sells any equity or equity-linked securities in the future. The current conversion price is $6.40 per share. Samsung Ventures also received 40% warrant coverage on their investment with such warrants vesting according to the amount of cash payments made to XGS in connection with the joint development agreement and other commercial arrangements; the warrants have a four year term.

Intellectual Property

We believe that our intellectual property (IP) is an important asset. Our strategy is to keep our production processes as legally defined and protected trade secrets rather than to patent them. We believe that by patenting our processes, we would simply be teaching others how to produce materials like ours. In addition, it would be difficult or impossible to detect infringement. Therefore, our basic intercalation and exfoliation processes are not patented. We have, however, patented some of the equipment used in these processes.

Our intellectual property consists of four main types of assets:

1.    Employee knowledge and skills

2.    Corporate “trade-secrets” and processing know-how

3.    Exclusive license from Michigan State University on certain inventions

4.    Patents and trademarks owned by the Company

In January 2014 in connection with the Samsung Ventures investment, we transferred all of our intellectual property into a newly created, wholly owned subsidiary of the Company called XG Sciences IP, LLC, a Michigan limited liability company.

Employee Knowledge and Skills

Our founding stockholders include three research scientists and one experienced entrepreneur. Our Chief Scientist, Dr. Lawrence Drzal, is a University Distinguished Professor at Michigan State University and has a worldwide reputation in the field of materials science. Dr. Drzal has been engaged in research in our product areas for over eleven years. Dr. Hiroyuki Fukushima, another founding stockholder, has been engaged in research in this area for over ten years and is a co-inventor of one of our proprietary manufacturing processes.

Beginning in mid-2011, we started adding research scientists to our staff. As these scientists gather experience working with our materials, the cumulative research experience becomes increasingly valuable. We believe the cumulative knowledge of our employees is an important aspect of our intellectual property. In mid-2012, we hired Dr. Liya Wang as Vice President of Research & Development. Having served in a number of senior scientific positions for global battery makers, Dr. Wang significantly strengthened our experience base in the energy storage sector.

In January 2014, we hired Dr. Philip L. Rose as CEO. Prior to joining XGS, Dr. Rose was President of SAFC Hitech, a $100 million division of Sigma-Aldrich Corporation that makes precursors and performance materials for the LED, energy and display, and semiconductor markets. Before moving to Sigma Aldrich, Dr. Rose spent almost 20 years with Rohm and Haas in various leadership positions in the semiconductor and flat panel display industries.

Corporate Trade-Secrets and Processing Know-How

The production of xGnP® brand graphene nanoplatelets involves significant processing know-how that we maintain as secret internal knowledge, commonly referred to as “trade-secrets”. These trade secrets have been internally documented and safeguarded through the use of limited documentation, stringent employee confidentiality agreements, and strict disclosure policies. We have chosen not to pursue patent protection for some of our processing know-how because of the public disclosure involved. Nevertheless, we believe that this processing know-how has a significant value and we believe that a prospective competitor would be forced to spend millions of dollars to duplicate the processing know-how necessary to produce products of a similar quality to our products. In part, this reasoning has been validated by two large global companies: POSCO and Cabot. Each of these companies independently researched worldwide technologies for production of graphene and each of them chose to license XG Sciences’ production processes. These two companies have paid millions of dollars for access to our trade secrets and the experience and knowledge of our personnel. In addition, we signed in April, 2014 an agreement with Samsung SDI, the world’s largest producer of lithium ion batteries for handheld devices, outlining a joint development program aimed at engineering our Silicon Graphene material into a next generation lithium ion battery platform.

Michigan State University License

We have acquired an exclusive license for a number of inventions from Michigan State University. These rights are embodied in a Technology Licensing Agreement between XGS and Michigan State University dated July 27, 2007 and amended on May 24, 2010 and May 27, 2011, which owns the rights to all intellectual property resulting from research performed at the University. This Agreement gives us the exclusive worldwide rights to the subject intellectual property in its field. In exchange for the rights to the technology covered by this Agreement, we paid MSU an initial fee and agreed to pay ongoing royalties on the basis of material sold by us in future years. Under a previous version of the Licensing Agreement, we also awarded a small amount of common stock to MSU.

The intellectual property covered by the Agreement is in various stages of development and legal protection. Because there is an active research program underway in this area, we also anticipate that future inventions will be made that will also fall under the terms of our license agreement with MSU. In some limited cases, depending on the source of research funds, other parties may have limited rights to use the inventions covered by these agreements. This is typical in the case of research funded by U.S. government agencies and is sometimes the case when research has been funded or partially funded by private corporations.

As of December 31, 2015 the following technologies were included in the MSU License Agreements with XGS and were being actively prosecuted at the U.S. Patent Office:

•      U.S. Patent Application No. 12/587,645. “Electrically Conductive, Optically Transparent Films of Exfoliated Graphite NanoParticles & Methods of Making the Same”

•      U.S. Patent Application No. 13/200,764. “Method of Preparing Metal Nanoparticles”

In addition, one licensed MSU invention has recently been granted a US Patent:

•      U.S. Patent No. 8,834,959. “Method for the Preparation of Doped Single Graphene Sheets.”

In general, the current license arrangement with MSU provides us with an exclusive option to relevant MSU inventions, as documented by MSU invention disclosures. We, in turn, have an obligation to patent these disclosures in a timely manner. Disclosures that we do not pursue or that are not allowed as patentable by the USPTO are eventually considered as abandoned and drop out of the licensed technology package. It is contemplated that periodic amendments to the MSU — XGS License Agreement will update the list of existing technologies covered by the license.

In general, the MSU licensed technology relates to end-use applications for graphene nanoplatelets. Of particular interest are the discoveries and claims related to the use of graphene nanoplatelets in electrodes for lithium-ion batteries and supercapacitors.

Our Patent Filings

In addition to the patent applications related to MSU technology discussed above, we also file for patents on some of our own inventions. As of December 31, 2015 the following patent applications were being managed by us and our patent attorneys:

•      U.S. Patent Application No. 13/435,260. “Mechanical Exfoliation Apparatus”, allowed but not yet granted

•      U.S. Patent Application No. 13/474,860. “Process of Dry Milling Particulate Materials”

•      U.S. Patent Application No. 13/686,961. “Single Mode Microwave Device for Producing Exfoliated Graphite”

•      U.S. Patent Application No. 61/786,735. “Graphene Carbon Compositions”

•      U.S. Patent Application No. 61/786,745. “Electrodes for Capacitors from Mixed Carbon Compositions”

•      U.S. Patent Application No. 13/858,149. “xGnP as conductive filler for resistor materials

•      U.S. Patent Application No. 61/879,225. “Flexible Resin-Free Composites Containing Graphite & Fillers

•      U.S. Patent Application No. 14/079,057. “Silicon-Graphene Nanocomposites for Electrochemical Applications”

•      U.S. Patent Application No. 62/060,319. “LiF-Embedded SiG Powder for Lithium-Ion Battery.”

•      U.S. Patent Application No. 62/482,797. “Thermal Interface Materials using Graphene Coated Fillers”

•      U. S. Patent Application No. 62/244,927. “Heat Exchanger Elements and Devices”

In addition, some of our early patent filings have been granted:

•      US Patent 8,715,720: “A Cloud Mixer and Method of Minimizing Agglomeration of Particles.”

•      US Patent 9,061,259 B2 “Cloud Mixer and Method of Minimizing Agglomeration of Particles.”

Global Patent Filings

For each patent application filed in the US, we make a determination on the nature and value of the patent. For many of the applications filed in the US, additional filings are made in other countries such as the European Union, Japan, South Korea, China, Taiwan or other applicable countries. These filings and analyses are made on a case-by-case basis. Typically, patents that are defensive in nature are not filed abroad, while those that are protective of active XGS products or application areas are filed in relevant countries abroad.

Trademarks

We have obtained a registered trademark on the following:

•      “xGnP®,” which is the brand name by which we designate our graphene nanoplatelets.

•      The corporate logo “XG Sciences” (design logo plus words)

•      The tag line “The Material Difference” which is used in conjunction with the corporate logo

•      The product designation “XG Leaf®”, which is the brand name for our family of sheet products.

•      The product designation “XG SiGTM”, which is the brand name for our battery anode materials.

We also recently applied for protection for the product designation “XG TIM™”, which is the brand name for our thermal interface materials and which application is pending.

Protection of IP

We protect our IP through various agreements. Employee agreements, non-disclosure agreements, and confidentiality agreements all include provisions to prevent our confidential information from disclosure outside very tightly controlled circumstances. A sign-in sheet non-disclosure agreement is maintained at the entrance to each facility. Access to the lab and production facility is controlled on a need to know basis for non-XGS personnel.

Research and Development

During 2015 and 2014 we spent $1,485,283 and $1,449,478 on research and development activities, respectively. Of these amounts, $375,439 and $660,533 were funded by government agencies in the form of grants, recorded as revenues during 2015 and 2014, respectively. With the exception of these government grants, none of our research and development activities have been funded directly by customers.

Competition

We manufacture xGnP® graphene nanoplatelets and various value-added products made therefrom. In one sense, this is a new type of material that requires application development before it can be incorporated into customer products. In another sense, our material is similar to other carbon products in its chemistry and molecular composition. Therefore, there are many instances when our materials might be used interchangeably or in combination with other types of carbon materials like carbon nanotubes, carbon fibers, or carbon black. Because these other forms of carbon materials are much older, with markets that are significantly more developed, there are many companies that are much larger and more well-established than we are and that might compete in the same markets we address.

In addition, there are many different materials that may sometimes be used as full or partial substitutes for our materials. A large number of companies offer a wide variety of materials that may compete with us. Almost all of these competitors that manufacture alternative materials are significantly larger and better financed than we are. In addition to alternative materials, there are a number of emerging companies in the United States that have announced plans to offer graphene platelet materials purported to be similar to ours. In addition, several new companies in Europe and Asia have announced the availability of materials purported to be similar to ours. Many of these companies currently offer materials only in limited quantities, but we anticipate that it will face competition from a variety of companies in most of the markets in which we compete.

Graphene has excited great interest in the scientific community and there are hundreds of university groups and private corporations that are interested in this material. In addition to us, many other small companies are beginning to appear that have announced products based on graphene or graphene nanoplatelets in some form, and we expect this trend to continue. We believe that we are a first mover in this market and believe that our production processes are the lowest cost, but we expect competition from various sources in the future. Given the huge projected market sizes, we expect that several companies will share these markets, perhaps focused on specific niches.

Our strategy is to compete with other start-ups on the basis of our business model, our manufacturing techniques, our management team, our scientific credibility, and our strategic partners. Recognizing that the worldwide market for products and materials similar to ours is developing very rapidly and will be quite large, we intend to compete vigorously on a worldwide basis by:

•      Implementing strategic partnerships with customers and other partners in many different geographic localities as well as specialized markets.

•      Focusing our resources on remaining a low-cost supplier of high-quality materials with sufficient production capacity to meet the needs of large, global customers.

•      Developing “value-added” products like XG Leaf®, XG SiG® battery anode materials, inks and coatings, and similar specialized products for specific markets.

•      Investing in intellectual property, especially in areas covering novel formulations of our products and use of our products in end-use applications.

Our Competitive Strengths

We believe that we are a world leader in the emerging global market for graphene nanoplatelets. The following competitive strengths distinguish us in our industry:

The strength of our intellectual property. Because of our focus on manufacturing process development, we believe we have one of the world’s strongest internal knowledge bases in graphene nanoplatelet manufacturing, with most of our proprietary knowledge maintained as trade secrets to avoid the disclosures required by patenting. The 14 patents/applications we are currently managing add value by protecting specific equipment, or high-value end-user product applications. The fact that two global companies have evaluated and licensed our production technology provides independent evidence of our technology’s effectiveness.

The breadth of our product offering. As far as we are aware, we have the broadest product offering in our industry. In addition to offering three standard particle sizes in three different grades of bulk materials, we offer four different grades of XG Leaf® in multiple thicknesses, two different grades of silicon-graphene composite materials, three standard ink formulations, and optional custom dispersions and formulations of our bulk materials.

The low-cost nature of our manufacturing processes. As far as we are aware, our manufacturing processes have the potential to be the lowest-cost approaches to the manufacture of graphene nanoplatelets (subject to economies of scale) based on our internal modelling of competitive processes as well as our analysis of alternative technologies.

Our corporate and strategic partners. Three global corporations have made the following investments in XGS, giving us a significant global reach as well as the ability to leverage the assets of our partners:

•      Samsung Ventures — $3.0 Million (January 2014)

•      POSCO — $5.2 Million (June 2011 and March 2014)

•      Hanwha Chemical — $3 Million (December 2010)

Our licensees will accelerate our entry into large markets. Cabot Corporation, the largest U.S.-based manufacturer of carbon particles, and POSCO, one of the world’s largest steel producers, have licensed parts of our production technology. We believe these licensees will help us distribute our products and value-added products made with our xGnP® nanoplatelets more rapidly than we could do on our own.

The number of development partners that are working with our materials. As of November 23, 2015, we had supplied materials to 202 universities or government laboratories in 40 different countries around the world. A recent search of the U.S. patent database revealed 327 citations of XG Sciences in patents filed by other organizations. These other organizations include Goodrich Corporation, PPG Industries, Exxonmobil Research & Engineering, Toray, Solvay, Honda, Eastman Kodak, Baker Hughes, GM, Rohm and Haas and Sekisui Chemical.

The number of customers purchasing and working with our materials. As of August 31, 2014, we have supplied materials to more than 600 commercial companies around the world (in addition to universities and research laboratories) who are assessing their performance and potentially designing them into products. We have more than 20 active development relationships where we are working with end-use customers to design products for commercial use. We expect that these relationships will continue to expand.

Our know-how and ability to tailor our products for use in multiple applications. Many of our products and product-development activities target use of our xGnP® graphene nanoplatelets in various matrices to form composite products that are then used by our customers. We have extensive knowledge of how to tailor our products to deliver performance as composite products in various applications and we also have knowledge of how to tailor other components of a composite to adjust the performance of the composite for use in various applications.

We believe that the combination of these factors provides objective evidence that XGS is a world leader in the emerging global graphene particle industry. Other independent observers have agreed with this assessment. For example, Lux Research, in a July 2015 release listed XGS as a leading worldwide player in its industry. Further, Lux analysts wrote: “XG’s march of strategic relationship announcements — Hanwha Chemical in December 2010, POSCO in June 2011, and Cabot in November 2011 — arguably give it the strongest partnership portfolio in the space, and its recent expansion (see the May 7, 2012 LRMJ) makes it one of the low cost and capacity leaders.”

Legal Proceedings

To our knowledge, neither we nor any of our officers or directors is a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation. There are no judgments against us or our officers or directors. None of our officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

Governmental Regulation and Environmental Compliance

We believe we are in material compliance with all applicable governmental regulations, and that the cost and effect of compliance with environmental laws is not material. Most new chemical substances or materials sold in the U.S or in many other countries require regulation by government authorities. In the U.S., we have specifically reviewed our grades H, M and C materials and the associated production processes with the U.S. Environmental Protection Agency and have received written confirmation from that agency as to the appropriate classification of our materials and of our ability to offer these materials on a commercial basis within the U.S. In most other countries, there are no specific regulations that require additional regulation but some countries do have registration requirements with which we comply to the best our ability.

Our Production Facilities and Employees

In March of 2012, we took possession of a larger production facility at 3101 Grand Oak Drive, Lansing, Michigan, 48911 under terms of a long-term lease and moved our headquarters to this new location. We and Dart Container of Michigan LLC, a Michigan limited liability company (“Dart”) entered into a lease pursuant to which Dart, as landlord, agreed to lease such property for ten years at an annual base rent for each of the ten years in twelve equal monthly instalments each year. Such annual base rent for years one through ten were $189,996, $193,800, $197,676, $201,636, $205,668, $209,772, $213,972, $218,256, $222,612, and $227,064, respectively. In addition to base rent, we agreed to pay additional rent consisting of certain taxes, insurance costs, assessments and common area maintenance charges. Furthermore, we agreed to provide Dart with a letter of credit in the amount of $189,996, the terms of which are more specifically detailed in the lease. Additionally, under the terms of the lease, the parties agreed that Dart would pay costs up to $640,000 in connection with specified improvements (described in an exhibit to the lease) to the leased premises and that any costs over such amount would be borne by us.

Effective as of August 15, 2011, we and Dart amended certain provisions whereby the parties agreed that taxes payable shall be paid directly to the “appropriate taxing authority” instead of to Dart; that we shall provide copies of the tax or assessment being paid along with a copy of the applicable check; and that we shall pay our respective share of Taxes (as such term is defined in the lease) either for the entire year or its pro rata share of any partial year in which we occupied the leased premises. Furthermore, the parties amended the obligation of the landlord to deliver estimates of certain costs payable by us. The revision removed the requirement imposed on Dart to provide a Tax Estimate (as such term is defined in the lease) to us. The lease was also amended to provide for a default in the event the “appropriate taxing authority fails to receive any payment of Taxes within ten days after written notice from either landlord or the taxing authority that such payment is past due.”

The lease was further amended by us and Dart effective as of November 16, 2012 to include additional space as part of the leased premises from January 1, 2013 through December 31, 2017, and as such, we agreed to an increase to base rent by $6,667, $6,871, $7,074, $7,288 and $7,503 per month for the periods ranging from January 1, 2013 through December 31, 2013, January 1, 2014 through December 31, 2014, January 1, 2015 through December 31, 2015, January 1, 2016 through December 31, 2016, and January 1, 2017 through December 31, 2017, respectively. The parties further agreed that common cost estimates for such additional space was $2,147 per month for the calendar year 2013, said cost to be adjusted for each subsequent year. Additionally, we now have the ability to terminate the lease of the above-mentioned additional space by providing six months’ notice. A second amendment addresses utility payments in connection with additional rental space.

We also operate a separate production facility in leased manufacturing space, which is used for the production of certain specialty materials. On January 3, 2008, we entered into a lease agreement with Quality Dairy Company, as landlord, pursuant to which the landlord agreed to lease to us such 6,600 square feet of a building commonly referred to as “Building C” and an area approximately 16’ X 80’ of the parking lot adjacent to the aforementioned area located at 2100 S. Washington Ave., Lansing, MI 48910. We were also granted the non-exclusive right to use common facilities. The term of the lease was for six months, commencing on January 15, 2008 and ending on July 31, 2008. We agreed to pay base rent in monthly instalments in the amount of $12,798 for the term of the lease, and $1,969 per month thereafter. In addition to base rent, we agreed to pay certain utilities, janitorial services, and personal property taxes as they become due. Subsequently, we have extended this lease and now maintain our presence in this facility on a month-to-month basis.

We believe our manufacturing facilities will be sufficient to meet demands for the majority of our bulk materials for a number of years, with suitable additions of capital equipment as warranted. However, additional manufacturing capabilities for certain value-added products and certain bulk materials remain to be developed and may require the acquisition of additional facilities. In particular, the production processes for XG Leaf® and our silicon-graphene electrode materials have not yet been scaled and will require additional capital to meet expected customer demand.

Our Employees

As of the date of this prospectus, we had 22 full-time employees. Employees include the following four senior managers that report to the CEO: a Vice President of Operations, a Vice President of Energy Markets, a Vice President of Research & Development and a Controller. The Company employs a total of 6 full-time scientists and technicians in its R&D group, including the Vice President of Research & Development.

Corporate Information

XG Sciences, Inc. was incorporated on May 23, 2006 in the State of Michigan and is organized as a “C” corporation under the applicable laws of the United States and State of Michigan. We do not currently have any affiliated companies or joint venture partners, and we have one wholly-owned subsidiary called XG Sciences IP, LLC. This subsidiary was created in 2014 for the purpose of holding our intellectual property. Our headquarters and principal executive offices are located at 3101 Grand Oak Drive, Lansing, Michigan, 48911 and our telephone number is (517) 703-1110.

Our website address is http://www.xgsciences.com, although the information contained in, or that can be accessed through, our website is not part of this prospectus. You may also contact Dr. Philip L. Rose, our Chief Executive Officer via email at p.rose@xgsciences.com.

MANAGEMENT

The following table sets forth the name and age of the Company’s executive officers, Directors and significant employees as of the date of this prospectus. There are no family relationships among any of our executive officers or directors.

Name	Age	Position(s)
Philip L. Rose	53	Chief Executive Officer, President, Treasurer & Director
Arnold A. Allemang	72	Chairman of the Board, Chairman of the Executive Committee, and member of the Audit and Compensation Committees
Ravi Shanker	49	Director and member of the Executive and Compensation Committees
Steven C. Jones	52	Director, AAOF representative to the Board and member of the Audit, Executive and Compensation Committees
Michael Pachos	37	Director, Samsung representative on the Board and Audit Committee member
Dave Pendell	69	Director
Scott Murray	60	Vice President, Operations
Robert Privette	53	Vice President of Energy Markets
Liya Wang	56	Vice President of Research & Development

Biographies of Officers and Directors

The following short biographies of our officers and Directors as of the date of this prospectus:

Philip L. Rose, Ph.D.

Dr. Rose joined the Company in January 2014 and currently serves as our Chief Executive Officer, President, Treasurer and is a Director of the Company. Dr. Rose has extensive international business management experience in the electronic and specialty materials markets. Prior to joining XG Sciences, he spent 4 years as President of SAFC Hitech, a $100 million division of Sigma-Aldrich that makes precursors and performance materials for the LED, energy and display, and semiconductor markets. He also served concurrently for a period of time as CEO of Soulbrain-Sigma Aldrich based in South Korea and as an independent Director for Pixtronix, a company based in the Boston area. Before joining Sigma Aldrich, Dr. Rose spent almost 20 years with Rohm and Haas in various leadership positions in the semiconductor and flat panel display industries that include general management, mergers and acquisitions, business development and marketing. Dr. Rose has 7 years of experience living in Japan and South Korea and has travelled extensively in Asia over the past 15 years. Dr. Rose earned his Ph.D. in Physical Chemistry from Duke University and holds a B.S. in Chemistry from the University of Southern California and a certificate in Business Management from The Wharton School at the University of Pennsylvania. In light of the aforementioned experience qualifications, attributes and skills, we believe Dr. Rose is qualified to serve as a director.

Arnold A. Allemang

Mr. Allemang has served as a Director of XG Sciences since March 2010 and Chairman of the Board since January 2016. Mr. Allemang was employed by The Dow Chemical Company, headquartered in Midland, Michigan for 43 years. Mr. Allemang joined Dow in 1965 in Freeport, Texas. After five years in the Solvents Development Lab, he transferred to Stade, Germany. In 1972, he returned to the United States for various technical and managerial assignments. Mr. Allemang was named unit manager for Freeport’s Chlorinated Ethanes in 1981, and two years later assumed the same role for Light Hydrocarbons and Acetylene. He transferred to Terneuzen, The Netherlands, in 1984 to become production manager for Light Hydrocarbons I, and in 1986 became responsible for process control and engineering functions. In 1988, he returned to Freeport to manage the site’s hydrocarbons production, and moved to Midland in 1989 as Director of Technology Centers. Mr. Allemang was named Manufacturing General Manager for Dow Benelux in 1992, and in early 1993 was named regional vice president, Manufacturing and Administration, Dow Benelux. He was named vice president, Manufacturing Operations Dow Europe in late 1993. In August 1995, Mr. Allemang was named vice president, Operations, which included global manufacturing and engineering activities. He then became executive vice president of The Dow Chemical Company in 2000, and was named senior advisor in 2004. In March 2008, he retired as a Dow employee Mr. Allemang was elected to the Dow Board of Directors in July 1996 and served until May 2015. Mr. Allemang received a bachelor’s degree in chemistry from Sam Houston State University in

Huntsville, Texas. In light of the aforementioned experience qualifications, attributes and skills, we believe Mr. Allemang is qualified to serve as a director.

Ravi Shanker, Ph.D.

Dr. Shanker has served as a Director of XG Sciences since March 2014. Since 1991, Dr. Shanker has been employed by the Dow Chemical Company (“Dow”) in various capacities. Dr. Shanker is currently the General Manager of the Lightweighting Platform, a position he has held since March 2015. From March 2013 until March 2015, Dr. Shanker was the Global Business Advisor at Dow. In this role, Dr. Shanker provided strategic insight into the portfolio of businesses that include Dow Epoxy Intermediates, Polymers and Systems. Previous to this role, he served as the president and CEO of Dow Kokam. Dr. Shanker led the team that created the Dow Kokam joint venture, an advanced battery manufacturing business, and has many years of experience building, growing and running businesses with the Dow Chemical Company. Dr. Shanker first joined Dow in 1991 and has grown Dow’s business via new product and new business development. Starting in the research department, he focused on developing new manufacturing processes. Dr. Shanker also supported the office of the CEO in strategy development for near- and long-term business opportunities in emerging geographies. He was then appointed Global Business Director of Specialty Plastics in the Performance Products Portfolio. Before assuming his role with Dow Kokam, Dr. Shanker served as Corporate Director of Ventures and Business Development, where he incubated a portfolio of innovative business opportunities for Dow, driving many to commercialization. Dr. Shanker holds a Ph.D. in Mechanical Engineering from the University of Delaware and B. Tech in Mechanical Engineering from B.I.T. Sindri, in India. He also has an MBA from the University of Houston. In light of the aforementioned experience qualifications, attributes and skills, we believe Dr. Shanker is qualified to serve as a director.

Steven C. Jones

Mr. Jones has served as a Director of XG Sciences since March 2014. Mr. Jones is the Chairman of Aspen Capital Group, LLC, a private equity firm headquartered in Naples, FL, which manages four private equity funds. Mr. Jones also serves as the President of Aspen Capital Advisors, LLC, which is Aspen Capital Group’s investment management subsidiary. Aspen believes its highest value is to be a “hands on” partner with the management teams of portfolio investments to help them achieve their growth objectives by bringing capital, strategic partners, customers, additional management and other business advice. Mr. Jones has substantial expertise in developing and financing emerging growth companies. In addition to his involvement with XG Sciences, Mr. Jones serves on the Boards of NeoGenomics, Inc. (NASDAQ: NEO) (“NEO”) and T3 Communications, Inc., a business communications company. Mr. Jones has also served as Executive Vice President of Finance and Chief Compliance Officer of NEO since November 2009 and February 2013, respectively, and previously served as Chief Financial Officer from October 2003 until November 2009. In December 2014, he was appointed to serve as a Director of XG Sciences by the Aspen Advanced Opportunity Fund, LP in connection with their investment in XGS. Prior to his career in structured private equity, among other positions, Mr. Jones was a Vice President in the Telecommunications, Media and Technology Investment Banking Group of Merrill Lynch & Co in New York and was the chief executive officer or chief financial officer of various public and private companies. Mr. Jones has a BS degree in Computer Engineering from the University of Michigan and an MBA from the Wharton School of the University of Pennsylvania. In light of the aforementioned experience qualifications, attributes and skills, we believe Mr. Jones is qualified to serve as a director.

Michael Pachos

Michael Pachos is a Principal at Samsung Ventures. He joined Samsung in 2008, first working out of the Seoul headquarters, and then transferring to their Silicon Valley offices in 2012, and has been a director at Samsung since early 2015. He focuses on Consumer, Display and Energy related investments. Prior to joining Samsung Ventures, Mr. Pachos worked in the Samsung Group’s Global Strategy Group (“GSG”). GSG was established under the Chairman’s Office to address strategic and operational issues at the CEO level of Group companies. He has worked on projects involving M&A, convergence and digital media, and channel strategy. Before joining Samsung, Mr. Pachos was a CPU architect at DEC, Compaq/HQ and Intel. He is also a co-founder of Global Velocity; an enterprise security related Hardware Company. Mr. Pachos earned his MBA at the Wharton School and completed law related coursework. He holds his B.S. degree in Computer Engineering from Washington University in St. Louis.

Dave Pendell

David Pendell is a principal of the Aspen Advanced Opportunity Fund. From June, 2009, Mr. Pendell has served as General Partner and Officer of AdvancedStage Capital LLC, which he owns and operates. Since January, 2011 Mr. Pendell has served as General Partner and Officer of ASC Lease Income LLC. From May of 2013 until February 2016, Mr. Pendell served as a Board Observer of the Company until he was appointed to the board of directors in February 2016. In addition, Mr. Pendell has served and continues to serve on the board of directors of ERP Maestro (since June of 2013) and the board of directors of Strategic Health Services Inc. (since April of 2015) and has worked with Aspen Advanced Opportunity Fund and Veterans Capital Fund. Mr. Pendell was responsible for the successful launch and subsequent profitable sale of five start-up entities in which he was the lead entrepreneur and numerous other investments where he served as a lead investor/mentor/coach. Predominantly, Mr. Pendell led the growth of Pendell Printing, Inc. from a small print firm of less than $1MM in sales in 1971 to over $85MM in 1998 when the sale of the business was completed. Past management roles include Chairman of the Board/President of Pendell Printing Inc.; co-founder of Envision Inc., a graphic solutions enterprise; President and CEO of Baustert Engineering, Inc., a software business; co-founder of Ecoland, a timber/real estate development company; founder of The Earth Generation, an environmental education publisher; and co- Founder of Fuel Oil News, a publication for the home heating industry. Mr. Pendell also actively participates in the Michigan Angel Fund and Tamiami Angel Fund I and II. He received his BS in Psychology from Central Michigan University in 1969.

Scott Murray

Scott Murray has extensive experience as a senior operations executive and is skilled in business management, product and process development, and strategic leadership of growth of businesses. These experiences ranged from small, privately owned companies to Fortune 500 Companies. Mr. Murray has been the Vice President of Operations of the Company since October 2007. Prior to his tenure with the Company, Mr. Murray was with Motor Wheel Corporation for 17 years having held positions in engineering, marketing, and plant management. He served in the positions of Chief Engineer and Director of Manufacturing prior to the leaving to form a new Company. Mr. Murray founded and was CEO of Uretech International Inc. from 1995 through 2004. He directed all process, product, marketing, and commercial activities for the Company. As a manufacturer of specialty chemicals and urethane products, Uretech International supplied products to many markets including the automotive, medical, and office furniture industries as well as a variety of industrial applications. Most recently, as Director of Development for McKechnie Automotive, Mr. Murray was responsible for the technical and market introduction of a new product line and the startup of a manufacturing operation for that product line in Kentucky. Mr. Murray is a graduate of Michigan Tech University, where he earned a degree in Metallurgical Engineering. As a member of the Society of Automotive Engineers and the American Iron and Steel Institute served on numerous task forces and technical committees for professional organizations in the automotive industry. He is a past Committee Chairman for the American Society of Non-Destructive Testing. Mr. Murray is a registered Professional Engineer and holds a Six Sigma Black Belt certification.

Robert Privette

Robert Privette is a technical business executive with more than 25 years of hands-on experience in technology development and commercialization related to fuel cells, batteries and other energy related devices. He has experience in managing large, complex programs with the US Department of Energy, DARPA, the US Army and the US Navy focusing on technology development, product design, new manufacturing process, and market-based product qualification testing with multiple corporate, university and laboratory partners. Mr. Privette was hired as the Vice President, Energy Markets for the Company in May 2011. In his current role as Vice President, Energy Markets, he is responsible for developing product markets and sales of graphene nanoplatelets and associated value-added XGS products for energy storage and conversion applications. Prior to joining XGS he was Director for Product Development at Energy Conversion Device (ECD) - Ovonic Fuel Cell Company. In this role he led the development and execution of the company business plan and technology roadmap for a 5 kW fuel cell product for stationary and portable power applications. Before joining ECD in 2006, he worked for Degussa, a large German materials and specialty chemicals supplier where he led customer product qualification programs developed for North American customers focused on accelerating market introduction and commercialization of state-of-the-art fuel cell membrane electrode assemblies and fuel processing catalysts for automotive and stationary fuel cell power applications. During 1989 through 2000 he worked for Babcock & Wilcox where he led a US Department of Energy development program for a 50 kW on-board gasoline fuel processor prototype for fuel cell vehicles. He received his MS degree in Mechanical Engineering from Purdue University in 1986 and has completed MBA coursework.

Liya Wang, Ph.D.

Dr. Liya Wang leads the research and development activities of the Company for a variety of applications. Previously, Dr. Wang was Principal Scientific Director at CIC Energigune in Spain from 2010 to 2012. There he helped build a world-class new energy research center and led the development of advanced batteries and capacitors. Prior to arriving at CIC Energigune, Dr. Wang was Director of Emerging Technologies from 2006 to 2010 at A123 Systems, a global Li-ion battery manufacturer based in US. He led the development of new generations of Li-ion battery cathodes and the transition of technologies into production. From 2003 to 2006, Dr. Wang worked as R&D Director at Pacific Industrial Development Corp and coordinated the development of nano materials for catalysis and luminescence applications. From 1999 to 2003, he was Manager of Materials Development and Vice President at T/J technologies where he built and led a multi-million dollar battery research program. From 1994 to 1999, he worked at IMRA America as a Researcher on electrochemical capacitors and high power lithium ion batteries. Dr. Wang received a Bachelor’s and a Master’s degree in Metallurgy from Beijing University of Science and Technology in China, and a Master’s and a PhD degree in Materials Science from University of Michigan in US. He is a Guest Professor at University of Electronic Science and Technology in China and an Adjunct Associate Professor at University of Michigan in USA.

Shareholder Agreement

In conjunction with a financing with AAOF, we and our stockholders listed therein entered into a Shareholder Agreement on March 18, 2013 that contains a number of specific provisions pertaining to the Board of Directors as well as individual Directors. On February 26, 2016, we amended the Shareholder Agreement, a copy of which is referenced as Exhibit 10.38 to the registration statement of which this prospectus is a part.

Among other things, the Shareholder Agreement provides for certain voting and nomination rights to be calculated on the basis of “Full Conversion” stock ownership (under which calculation, all convertible notes, preferred shares, or other convertible equity securities are deemed converted into common stock) as follows:

•      So long as AAOF or its affiliates own 10% of more of the aggregate outstanding Shareholder Stock (as defined in the Shareholder Agreement):

–      the size of the Board of Directors shall be set at seven individuals.

–      one person nominated by AAOF shall be elected to the Board of Directors.

–      two members of the Board of Directors, other than those nominated by AAOF, POSCO or Hanwha Chemical, shall qualify as independent Directors.

•      So long as POSCO owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by POSCO shall be elected to the Board of Directors. POSCO does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no POSCO representative on the Board of Directors.

•      So long as Hanwha Chemical owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by Hanwha Chemical shall be elected to the Board of Directors. Hanwha does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no Hanwha representative on the Board of Directors.

As of the date of this prospectus, the ownership percentage of AAOF, as calculated for purposes of Director voting, required the stockholders bound by the Shareholder Agreement to vote for a Director nominated by AAOF. Mr. Jones is the AAOF representative to the Board pursuant to the terms of the Shareholder Agreement.

The Shareholder Agreement grants preemptive rights to shareholders and holders of convertible notes who are parties to the Shareholder Agreement. Pursuant to the terms therein, such shareholders and noteholders have the right to purchase their pro rata share of all shareholder stock that the Company may, from time to time, propose to sell, issue, or exchange after the date of the Shareholder Agreement, other than certain excluded stock which includes stock granted to employees or as merger consideration. Each shareholder’s pro rata shares shall be equal to the ratio of (i) the aggregate number of shares of the Company’s common stock on a fully diluted basis, owned by the such shareholder at the time of the delivery of a preemptive rights notice to (ii) the aggregate number of shares of Company’s common stock on a fully diluted basis owned by all of the Company’s shareholders at the time of the delivery of a preemptive rights notice.

The Shareholder Agreement may be amended or terminated by agreement (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) a majority of the Company’s board of directors, and

(ii) persons holding, in the aggregate, shares of Shareholder Stock representing at least sixty percent (60%) of the voting power of all shares of Shareholder Stock then held by Shareholders and their permitted assignees.

On February 26, 2016, the Shareholders Agreement was amended to provide that holders of Excluded Stock are not subject to the terms of the Shareholders Agreement. Excluded Stock means shares of common stock that are subject to a registration statement that has been filed with the SEC and has been declared effective, and, for the avoidance of any doubt, includes the 3,000,000 shares being offered hereunder. The Amendment to Shareholders Agreement takes effect when a majority of the Board of Directors and shareholders holding at least 60% of the voting power of all shares of Shareholder Stock have consented to the amendment to the Shareholders Agreement, and a registration statement registering the shares of common stock has been filed with the SEC and declared effective. The Amendment to Shareholders Agreement further clarifies that preemptive rights shall not apply to Excluded Stock (including, without limitation, the 3,000,000 shares being offered hereunder), and amends the termination date of the Shareholders Agreement. Specifically, the Shareholder Agreement has been amended to provide that it continues in effect until (i) the date of the closing of a public offering of common stock pursuant to a registration statement filed with the SEC that is declared effective in which the Company receives gross proceeds of at least $10,000,000, on which date it shall terminate in its entirety, unless the Shareholder Agreement is earlier terminated in accordance with its terms, or (ii) the date on which the Company’s common stock is listed on the NASDAQ Stock Market of the New York Stock Exchange. As a result, in the event that the Company is unable to raise at least $10,000,000 in this offering, the Shareholder Agreement will continue to remain in effect and the larger shareholders described above will be entitled to continue to exercise their rights under such Shareholders Agreement, but purchasers of shares of common stock under this registration statement, if it is made effective, will not be required to adopt the Shareholders Agreement.

Shareholder Side Letter

On January 15, 2014, AAOF, POSCO, SVIC, XGS II, Mike Knox and the Company entered into a letter agreement pursuant to which AAOF agreed to consent to, approve or otherwise sanction certain actions of the Company specified in the Shareholder Agreement so long as investors owning at least 66% of the voting securities on a fully diluted basis consent to the proposed Company action. These actions include if the Company (i) creates, obligates itself to create, authorizes or issues (by reclassification or otherwise) any new class or classes of securities which has a preference over or being on a parity with the Series A Preferred Stock in any respect; (ii) sells any material portion of the tangible or intangible assets of the Company that secures the indebtedness to AAOF; or (iii) incurs additional secured indebtedness.

Voting Agreement

In conjunction with a financing from Samsung Ventures on January 15, 2014, we and our stockholders entered into a voting agreement with Samsung Ventures whereby for so long as Samsung Ventures owns 10% or more of the aggregate outstanding common stock of XGS (assuming Full Conversion, but excluding any shares of common stock issuable upon the exercise of any warrants held by Samsung Ventures), each stockholder made a party thereto shall vote all of his, her or its voting securities from time to time in whatever manner is necessary to ensure that at each annual or special meeting of the stockholders at which an election of Directors is held or pursuant to any written consent of the stockholders, one person nominated by Samsung Ventures is elected to our Board as a Director.

The rights granted to Samsung Ventures under a voting agreement are effective until the first to occur of (1) the date on which the Minimum Ownership Requirement is no longer satisfied, (2) the date on which the Shareholder Agreement (which is described above) is terminated for any reason and (3) the date that Samsung Ventures agrees in writing to terminate the Agreement.

Code of Ethics

We have a Code of Ethics applicable to our principal executive, financial and accounting officers, a copy of which is referenced as Exhibit 14 to the registration statement of which this prospectus is a part.

Board Committees

Audit Committee

Our Board has established an Audit Committee, which is composed of Steven C. Jones and Arnold A. Allemang and Michael Pachos. Pursuant to our Audit Committee charter, the Audit Committee was established for the primary purpose of assisting the Board in its oversight of the Company’s tax, legal regulatory and ethical compliance. The Audit Committee assists the Board in certain areas, including, but not limited to:

•      Oversight and monitoring of the Company’s financial statements, accounting and financial reporting processes, financial statement audits, and other financial information provided by the Company to its shareholders and others;

•      Overseeing the Company’s compliance with legal, regulatory, and public disclosure requirements;

•      Oversight of the Company’s registered public accounting firm’s (“independent auditor”) qualifications and independence;

•      Overseeing the performance of the Company’s independent auditor and the internal audit function;

•      Overseeing the Company’s systems of disclosure controls and procedures, internal controls over financial reporting, and compliance with ethical standards adopted by the Company;

•      Oversight of treasury and finance matters;

•      Oversight and monitoring of enterprise risk management, privacy, and data security;

•      Oversight of the auditing, accounting, and financial reporting process generally;

•      Preparation of a report of the Committee to be included in the Company’s annual proxy statement in accordance with any applicable rules of the SEC; and

•      Review and approval of related-party transactions (as defined by any applicable rules of the SEC and any applicable listing standards of the NASDAQ).

The members of the Committee are appointed by the Board at its annual meeting from among the Company’s directors. Members are appointed to serve until their successors are duly elected and qualified by the Board, or until their resignation or removal. The Board determines the number of members on the Committee from time to time, but in any event the Committee is to be composed of at least three Board members or any greater minimum number as required by applicable law, the Company’s Bylaws, or the Company’s contractual obligations. The Board may appoint a chairperson and secretary for the Committee. If the Board does not appoint a chairperson or a secretary, the members of the Committee may elect a chairperson or secretary, respectively, by majority vote.

Each member of the Committee is and must be “independent” in accordance with the Company’s contractual obligations and any applicable SEC and NASDAQ rules. The Board determines the standards that are currently applicable to determining whether a member is “independent” and whether each member or nominee member of the Committee satisfies those standards.

The members of the Committee must also satisfy other applicable qualification rules of NASDAQ and the SEC. Generally, each member of the Committee must have a strong level of accounting or financial acumen and must be able to read and understand fundamental financial statements. A member of the Committee may not have participated in the preparation of financial statements of the Company or any current subsidiary of it at any time during the past three years. To the extent required by applicable rules of the SEC, at least one member of the Committee must be a “financial expert” as defined by the applicable rules of the SEC. In general, to be considered a “financial expert,” an audit committee member must have the following attributes:

•      An understanding of generally accepted accounting principles and financial statements.

•      The ability to assess the general application of generally accepted accounting principles in connection with the accounting for estimates, accruals, and reserves.

•      Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities.

•      An understanding of internal controls and procedures for financial reporting.

•      An understanding of audit committee functions.

Steven C. Jones qualifies as an “audit committee financial expert” as the term is defined under the SEC rules, as does Michael Pachos.

Nominating and Corporate Governance Committee

Our Board has established and adopted a charter for a Nominating and Corporate Governance Committee. The Committee is composed of Arnold A. Allemang, Steven C. Jones and Ravi Shanker. As provided in its charter, the Nomination and Corporate Governance Committee was established for the primary purposes of considering and reporting to the Board on matters relating to the identification, selection, and qualification of Board members and candidates nominated to the Board, and assisting the Board with respect to corporate governance matters. The Committee is responsible for providing support to the Board in certain areas, including:

•      Assisting the Board by identifying individuals qualified to become Board members.

•      Recommending to the Board the director nominees for the next annual meeting of shareholders.

•      Leading the Board in an annual review of the Board’s performance.

•      Recommending to the Board director nominees for each committee.

•      Developing, maintaining, and overseeing the Company’s corporate governance guidelines.

•      Making recommendations to the Board with respect to corporate governance matters.

The members of the Committee are appointed by the Board at its annual meeting from among the Company directors. The members of the Committee are appointed to serve until their successors are duly elected and qualified by the Board, or until their resignation or removal. The Board determines the number of members on the Committee from time to time, but in any event the Committee must be composed of at least three Board members or any greater minimum number as required by applicable law, the Company’s Bylaws, or the Company’s contractual obligations. The Board may appoint a chairperson and secretary for the Committee. If the Board does not appoint a chairperson or a secretary, the members of the Committee may elect a chairperson or secretary, respectively, by majority vote.

Each member of the Committee is and must be “independent” in accordance with the Company’s contractual obligations and any applicable SEC and NASDAQ rules. The Board determines the standards that are currently applicable to determining whether a member is “independent” and whether each member or nominee member of the Committee satisfies those standards.

Compensation Committee

Our Board has established a Compensation Committee, which is composed of Arnold A. Allemang, Ravi Shanker and Steven C. Jones. The Committee was established for the primary purpose of assisting the Board with the review and determination of executive compensation and the oversight, review, and approval of significant employee benefits programs, policies, and plans. The Board has adopted a Compensation Committee charter.

The members of the Committee are appointed by the Board at its annual meeting from among the Company’s directors. The members of the Committee are appointed to serve until their successors are duly elected and qualified by the Board, or until their resignation or removal. The Board will determine the number of members on the Committee from time to time, but in any event the Committee must be composed of at least three Board members or any greater minimum number as required by applicable law, the Company’s Bylaws, or the Company’s contractual obligations. The Board may appoint a chairperson and secretary for the Committee. If the Board does not appoint a chairperson or a secretary, the members of the Committee may elect a chairperson or secretary, respectively, by majority vote.

Each member of the Committee must be “independent” in accordance with the Company’s contractual obligations and any applicable SEC and NASDAQ rules. Each member of the Committee must also qualify as an “outside director” for purposes of 162(m) of the Internal Revenue Code of 1986, as amended. The Board shall determine the standards that are currently applicable to determining whether a member is “independent” and whether each member or nominee member of the Committee satisfies those standards.

Executive Committee

Our Board has established an Executive Committee, which is composed of Arnold A. Allemang, Steven C. Jones and Dr. Ravi Shanker. Pursuant to our Executive Committee charter, the Executive Committee was established for the primary purpose of exercising the powers and duties of the Board between Board Meetings and while the Board is not in session and to implement policy decisions of the Board.

During the intervals between meetings of the Board, the Committee may exercise all of the powers and authority of the Board of Directors for the purpose of acting upon matters that should not be postponed until the next scheduled meeting of the Board. The members of the Executive Committee are to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Corporation and its shareholders. The Committee will have all powers and authority of the Board enumerated in the Bylaws of the Corporation, except to:

1.    Take action specifically reserved for another committee of the Board;

2.    Amend the Corporation’s Articles of Incorporation or Bylaws;

3.    Adopt an agreement of merger, conversion, or share exchange;

4.    Recommend to shareholders the sale, lease, or exchange of all or substantially all of the Corporation’s property and assets;

5.    Recommend to shareholders a dissolution of the Corporation or a revocation of a dissolution;

6.    Fill vacancies in the Board;

7.    Declare a distribution or dividend or to authorize the issuance of shares; or

8.    Take action with respect to any other matter that the Board may not delegate to the Committee under the Michigan Business Corporation Act, the Corporation’s Articles of Incorporation, the Corporation’s Bylaws, or the Corporation’s contractual commitments.

Notwithstanding the foregoing, the Board may, by resolution or an amendment to this Charter, restrict the powers and authority of the Committee, in its sole discretion. In addition, the Committee shall comply with all directions of the Board and shall discharge all duties and responsibilities expressly delegated by the Board to the Committee.

The Committee may delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may determine to be appropriate.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form or hold ownership interests in and/or manage additional businesses which may compete with our business with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our stockholders will have any right to require participation in such other activities.

Further, because we have transacted business and intend to continue to do so with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, including, without limitation, Samsung Ventures, XGS II and AAOF, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third-parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval; and (ii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

Risk Oversight

The Board of Directors is actively involved in the oversight of risks, including strategic, operational and other risks, which could affect our business. The Board of Directors does not have a standing risk management committee, but administers this oversight function directly through the Board of Directors as a whole, which oversee risks relevant to their respective functions. The Board of Directors considers strategic risks and opportunities and administers its respective risk oversight function by evaluating management’s monitoring, assessment and management of risks, including steps taken to limit our exposure to known risks, through regular interaction with our senior management and in board and committee deliberations that are closed to members of management. The interaction with management occurs not only at formal board and committee meetings but also through periodic and other written and oral communications.

Meetings of the Board and Committees

During 2015, there were 9 meetings of the Board of Directors. During the first half of 2016, there were 3 meetings of the Board of Directors. The Board of Directors also acted at times by unanimous written consent, as authorized by our Bylaws and the Michigan Business Corporation Act. The Compensation Committee met 2 times in 2015 and 1 time in 2016 as of the date of this prospectus. The Audit Committee met 4 times in 2015 and 1 time in 2016 as of the date of this prospectus.

Director Independence

We have five independent directors on our Board of Directors: Arnold A. Allemang, Ravi Shanker, Steven C. Jones, Michael Pachos and Dave Pendell. Philip L. Rose is not considered independent. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination.

NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship that, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•      the director is, or at any time during the past three years was, an employee of the Company;

•      the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•      a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•      the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•      the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•      the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the Company’s audit.

The following is a summary of certain of the experience, qualifications, attributes and skills that led the Company’s Board of Directors to conclude that such person should serve as a director or officer This information supplements the biographical information provided above.

Philip L. Rose, Ph.D., Chief Executive Officer, President, Treasurer & Director. Dr. Rose has extensive international business management experience, having previously served as the chief executive officer, president and director of several companies based both in the United States and abroad, and significant experience in the electronic and specialty materials markets. Based on his practical leadership and industry experience, Dr. Rose provides valuable experience and knowledge.

Arnold A. Allemang, Director. Mr. Allemang’s previous board service for several corporations and substantial managerial and operational history will prove valuable to the Board as it seeks to implement and maintain growth strategies that will enable the Company to succeed.

Ravi Shanker, Director. Mr. Shanker’s experience supporting and advising companies with respect to their growth and business development will enable him to assist the Board and management as they endeavor to expand the Company.

Steven C. Jones, Director. Mr. Jones’ background in investment banking and in investing, as well as his prior experience serving as a member of several boards, enables him to provide the Board with valuable insight and expertise.

Michael Pachos, Director. Mr. Pachos has extensive experience in the investment and securities industries, as well as in implementing strategy, all of which experience will prove useful to the Board.

Dave Pendell, Director. Mr. Pendell’s experience in successfully building businesses in a range of end-use markets will prove very useful to the Board.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth all compensation earned and accrued, in all capacities, during the fiscal years ended December 31, 2015 and 2014 by our named executive officers:

Name and Position	Year	Salary	Bonus	Option Expense(1)	Other		Total
Philip L. Rose, Chief Executive	2015	$268,654	$18,000	—	—		$286,673
Officer, Treasurer	2014	$259,135	—	—	—		—
Michael R. Knox, Former Principal	2015	$160,000			$254,400	(2)	$417,000
Financial Officer, Former Chief Financial Officer, Former Senior	2014	$161,154	$13,500		$120,200	(2)	$294,854
Vice President and Former Secretary
Scott Murray, Vice President of	2015	$140,000	$6,725	—	—		$148,824
Operations	2014	$140,000	$3,000	—	$712	(2)	$143,712
Robert Privette, Vice President of	2015	$190,000	$10,938	—	—		$200,957
Energy Markets	2014	$190,000	$9,000	—	—		$199,000
Liya Wang, Vice President of	2015	$200,000	$14,800	—	—		$214,806
Research & Development	2014	$200,000	$10,000	—	—		$210,000

____________

(1)    Option expense is calculated using the fair value of options that vested during the period. See Note 11 to our December 31, 2015 financial statements included in this prospectus.

(2)    Mr. Knox’s and Mr. Murray’s other compensation included payment of compensation previously deferred under the Company’s Phantom Stock Plan.

Outstanding Equity Awards

The Board of Directors of the Company occasionally awards stock options under the Company’s 2007 Stock Option Plan. Additionally, stock warrants have been issued to certain officers of the Company in conjunction with financing agreements. The following table sets forth information regarding outstanding stock option and stock warrant awards as of December 31, 2015:

Name and Position(s)	Number of Securities Underlying Unexercised Options and Warrants that are currently Exercisable	Number of Securities Underlying Unexercised Options and Warrants that are currently Unexercisable		Exercise Price	Expiration Date
Philip L. Rose, Chief Executive Officer, Treasurer	56,665	103,335		$12.00	1/6/2022
Michael R. Knox, Former Chief Executive Officer,	6,000	15,000	(1)	$8.00	7/1/2019
Former Senior Vice President and	5,000			$12.00	10/8/2027
Former Secretary	35,000			13.20	6/1/2021
Scott Murray, Vice President of Operations	10,000	3,333	(2)	$8.00	12/1/2017
	6,667			$12.00	6/1/2021
Robert Privette, Vice President of Energy Markets	13,333	6,667	(3)	$12.00	6/1/2021
Liya Wang, Vice President of Research & Development	20,000	10,000	(4)	$12.00	6/1/2021

•      Mr. Knox’s remaining unvested options vest at the rate of 15,000 per year on June 1, 2016 in proportion to the amount of time Knox has worked as an active XGS employee during the previous year compared with 1,500 hours per year.

•      Mr. Murray’s remaining unvested options vest on June 1, 2016 providing he remains an employee.

•      Mr. Privette’s unvested options vest on June 1, 2016 providing he remains an employee.

•      Mr. Wang’s unvested options vest on June 1, 2016 providing he remains an employee.

Director Compensation

Each of our non-employee Directors who was not appointed as a representative of a corporate investor in XGS is entitled to receive compensation in accordance with Director Compensation plans as amended by the full Board of Directors from time to time. The following table sets forth information concerning the compensation of eligible Directors for the year ended December 31, 2015:

Name	Period	Cash Compensation	Stock Option Expense(1)	Total Compensation
Arnold Allemang	2015	$7,500	$9,330	$16,830
Steven Jones	2015	$7,500	$3,584	$11,084
Ravi Shanker	2015	$7,500	$9,330	$16,830

____________

(1)    Option expense is calculated using the fair value of options that vested during the period. See Note 11 to the December 31, 2015 financial statements included in this prospectus.

2007 Stock Option Plan

We have established an incentive stock option plan under which we may grant to key employees and Directors options to purchase our common stock at not less than fair market value as of the grant date. Options for up to 600,000 shares may be awarded under the plan. Each option is exercisable into one share of our common stock. The plan expires December 2017. The fair value of the options granted was estimated on the date of grant using the Black Scholes option-pricing model. As of December 31, 2015 and 2014, respectively, 419,750 and 464,750 option shares have been granted. Vesting of the option shares with the employees range from immediately to 20% per year. Rights to exercise the options vest immediately upon a change in control of XGS or termination of the employee’s continuous service due to death or disability. The options expire at various dates through January 2022.

Phantom Stock Plan

On January 1, 2015, the former CEO, Michael R. Knox, was paid $254,400 in deferred compensation under the terms of the phantom stock plan. At the same time, he reinvested the entire payout in a Secured Promissory Note having a maturity on July 1, 2015. This Note was subsequently repaid by the Company in May 2015.

Employment Agreements and Potential Payments Upon Termination

The Company is party to two employment contracts. The following descriptions summarize the commitments in these agreements.

On December 16, 2013 the Company entered into an Employment Agreement with Philip L. Rose to serve as the Company’s Chief Executive Officer commencing on January 6, 2014 and continuing indefinitely, subject to termination by the Company for cause or without cause, or resignation by Dr. Rose with or without cause. If the Company terminates Dr. Rose without cause, or if Dr. Rose resigns with cause, the Company has agreed to pay Dr. Rose’s base salary for a period of six months, any permitted COBRA health insurance premiums for Dr. Rose and his family, and any pro-rata bonus amounts that are deemed to have been earned during Dr. Rose’s employment period prior to termination. In the event that the Company terminates Dr. Rose with cause, or if Dr. Rose resigns without cause, the Company has no further obligations beyond the severance date. The Agreement provides that Dr. Rose will be paid an initial base salary of $275,000 annually, with an annual Target Bonus opportunity of 30% of base salary, which may be earned up to a level of 150% of the Target Bonus under certain conditions. Additionally, Dr. Rose was awarded an option to purchase a total of 220,000 shares of common stock at $12.00 per share and with a life of eight years from the award date. These stock options vest in-part based on based on time and in-part based on the achievement of certain milestones. In addition, Dr. Rose was granted a temporary commuting allowance of up to $50,000 for the calendar years 2014 and 2015 and through August 31, 2016, and a one-time relocation allowance of up to $25,000 for a permanent relocation prior to August 31, 2016.

On January 13, 2014 the Company entered into an Employment Agreement with Michael R. Knox, the Company’s former CEO and co-founder. Under the terms of the Agreement, Mr. Knox accepted employment as Senior Vice President for a period of three years unless terminated, with the understanding that Mr. Knox would work approximately 1,500 hours per year on a schedule to be mutually-agreed with the CEO. The Agreement provides Mr. Knox with a base salary of $160,000 annually and includes a continuation of regular employee benefits except paid time off. The Agreement is subject to termination by the Company at any time upon a 30-day notice. If such termination is without cause, the Company has agreed to continue to pay 50% of Mr. Knox’s base salary for the remaining term of the Agreement. This Agreement also references and incorporates a stock option award that vests over the term of the Agreement. On January 31, 2016, Mr. Knox informed the Company of his resignation, which was effective February 24, 2016. Mr. Knox also resigned from the Board of Directors effective as of February 24, 2016.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

On March 18, 2013, the Company entered into financing arrangements with two private funds (AAOF and XGS II) that were formed for the sole purpose of investing in the Company by two investors affiliated with ASC-XGS, LLC, a stockholder of the Company. During 2013, these two funds purchased $4,503,847 of secured convertible notes and also provided $635,770 in equipment lease financing. In 2014, these two funds purchased $5,500,000 of secured convertible notes and also provided $390,321 in equipment lease financing. No payments have been made on the secured convertible note and the balance due, including interest, was converted to Series A Preferred Stock on December 31, 2015.

On January 15, 2014, we sold $3 million of secured convertible notes to Samsung Ventures, a new lender and stockholder of the Company. As part of this investment, Samsung SDI, the largest maker of lithium ion batteries in the world, committed to entering into a joint development agreement with XGS to jointly development a new lithium ion battery anode material based on the Company’s proprietary silicon graphene material.

On March 31, 2014, we sold 100,000 shares of Series A Preferred Stock to POSCO for $1.2 million as part of a preemptive rights offering triggered by the AAOF and Samsung investments, bringing the total POSCO investment in XGS to $5.2 million.

During 2014, we issued 29,169 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

During the year ended December 31, 2015, Michael R. Knox was paid $254,000 under the terms of a phantom stock agreement.

During the year ended December 31, 2015, we issued 28,560 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

In April 2015, we commenced a private placement offering of up to $18,000,000 in Series B Units consisting of up to 1,125,000 shares of Series B Preferred Stock and warrants to purchase common stock at an offering price of $16.00 per Unit. Each of Steven Jones and Arnold Allemang invested $250,000 in the offering of Series B Units.

On December 31, 2015, we issued December Notes and December Warrants to Messrs Allemang, Jones & Pendell, each of whom is currently a member of the Board of Directors. The December Notes mature on June 30, 2016 and the December Warrants have a five year term and a strike price of $8.00. Each of Steven Jones, Arnold Allemang, and Dave Pendell purchased December Notes for $250,000, $250,000 and $50,000 respectively, and purchased December Warrants for 9,375, 9375, and 1,875 shares of common stock respectively.

On March 9, 2016, we issued a promissory note and warrants to purchase 2,000 shares of common stock to Mr. Arnold Allemang, our Chairman of the Board. The note matures on December 31, 2016 and the warrants have a five year term and a strike price of $10.00. Mr. Allemang purchased the note and warrants for $100,000.

On March 25, 2016, we issued a promissory note and warrants to purchase 2,000 shares of common stock to Mr. Steven Jones, a member of our Board of Directors. The note matures on December 31, 2016 and the warrants have a five year term and a strike price of $10.00. Mr. Jones purchased the note and warrants for $100,000.

On March 25, 2016, we issued a promissory note and warrants to purchase 1,000 shares of common stock to Mr. David Pendell, a member of our Board of Directors. The note matures on December 31, 2016 and the warrants have a five year term and a strike price of $10.00. Mr. Pendell purchased the note and warrants for $50,000.

Shareholder Agreement

In conjunction with a financing with AAOF, we and our stockholders listed therein entered into a Shareholder Agreement on March 18, 2013 that contains a number of specific provisions pertaining to the Board of Directors as well as individual Directors. On February 26, 2016, we amended the Shareholder Agreement, a copy of which is referenced as Exhibit 10.38 to the registration statement of which this prospectus is a part.

Among other things, the Shareholder Agreement provides for certain voting and nomination rights to be calculated on the basis of “Full Conversion” stock ownership (under which calculation, all convertible notes, preferred shares, or other convertible equity securities are deemed converted into common stock) as follows:

•      So long as AAOF or its affiliates own 10% of more of the aggregate outstanding Shareholder Stock (as defined in the Shareholder Agreement):

–      the size of the Board of Directors shall be set at seven individuals.

–      one person nominated by AAOF shall be elected to the Board of Directors.

–      two members of the Board of Directors, other than those nominated by AAOF, POSCO or Hanwha Chemical, shall qualify as independent Directors.

•      So long as POSCO owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by POSCO shall be elected to the Board of Directors. POSCO does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no POSCO representative on the Board of Directors.

•      So long as Hanwha Chemical owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by Hanwha Chemical shall be elected to the Board of Directors. Hanwha does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no Hanwha representative on the Board of Directors.

As of the date of this prospectus, the ownership percentage of AAOF, as calculated for purposes of Director voting, required the stockholders bound by the Shareholder Agreement to vote for a Director nominated by AAOF. Mr. Jones is the AAOF representative to the Board pursuant to the terms of the Shareholder Agreement.

The Shareholder Agreement grants preemptive rights to shareholders and holders of convertible notes who are parties to the Shareholder Agreement. Pursuant to the terms therein, such shareholders and noteholders have the right to purchase their pro rata share of all shareholder stock that the Company may, from time to time, propose to sell, issue, or exchange after the date of the Shareholder Agreement, other than certain excluded stock which includes stock granted to employees or as merger consideration. Each shareholder’s pro rata shares shall be equal to the ratio of (i) the aggregate number of shares of the Company’s common stock on a fully diluted basis, owned by the such shareholder at the time of the delivery of a preemptive rights notice to (ii) the aggregate number of shares of Company’s common stock on a fully diluted basis owned by all of the Company’s shareholders at the time of the delivery of a preemptive rights notice.

The Shareholder Agreement may be amended or terminated by agreement (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) a majority of the Company’s board of directors, and (ii) persons holding, in the aggregate, shares of Shareholder Stock representing at least sixty percent (60%) of the voting power of all shares of Shareholder Stock then held by Shareholders and their permitted assignees.

On February 26, 2016, the Shareholders Agreement was amended to provide that holders of Excluded Stock are not subject to the terms of the Shareholders Agreement. Excluded Stock means shares of common stock that are subject to a registration statement that has been filed with the SEC and has been declared effective, and, for the avoidance of any doubt, includes the 3,000,000 shares being offered hereunder. The Amendment to Shareholders Agreement takes effect when a majority of the Board of Directors and shareholders holding at least 60% of the voting power of all shares of Shareholder Stock have consented to the amendment to the Shareholders Agreement, and a registration statement registering the shares of common stock has been filed with the SEC and declared effective. The Amendment to Shareholders Agreement further clarifies that preemptive rights shall not apply to Excluded Stock (including, without limitation, the 3,000,000 shares being offered hereunder), and amends the termination date of the Shareholders Agreement. Specifically, the Shareholder Agreement has been amended to provide that it continues in effect until (i) the date of the closing of a public offering of common stock pursuant to a registration statement filed with the SEC that is declared effective in which the Company receives gross proceeds of at least $10,000,000, on which date it shall terminate in its entirety, unless the Shareholder Agreement is earlier terminated in accordance with its terms, or (ii) the date on which the Company’s common stock is listed on the NASDAQ Stock Market of the New York Stock Exchange.  As a result, in the event that the Company is unable to raise at least $10,000,000 in this offering, the Shareholder Agreement will continue to remain in effect and the larger shareholders described above will be entitled to continue to exercise their rights under such Shareholders Agreement, but purchasers of shares of common stock under this registration statement, if it is made effective, will not be required to adopt the Shareholders Agreement.

Shareholder Side Letter

On January 15, 2014, AAOF, POSCO, SVIC, XGS II, Mike Knox and the Company entered into a letter agreement pursuant to which AAOF agreed to consent to, approve or otherwise sanction certain actions of the Company specified in the Shareholder Agreement so long as investors owning at least 66% of the voting securities on a fully diluted basis consent to the proposed Company action. These actions include if the Company (i) creates, obligates itself to create, authorizes or issues (by reclassification or otherwise) any new class or classes of securities which has a preference over or being on a parity with the Series A Preferred Stock in any respect; (ii) sells any material portion of the tangible or intangible assets of the Company that secures the indebtedness to AAOF; or (iii) incurs additional secured indebtedness.

Voting Agreement

In conjunction with a financing from Samsung Ventures on January 15, 2014, the Company and certain of its stockholders entered into a voting agreement with Samsung Ventures whereby for so long as Samsung Ventures owns 10% or more of the aggregate outstanding common stock of the Company (assuming Full Conversion, but excluding any shares of common stock issuable upon the exercise of any warrants held by Samsung Ventures), each stockholder made a party thereto shall vote all of his, her or its voting securities from time to time in whatever manner is necessary to ensure that at each annual or special meeting of the stockholders at which an election of Directors is held or pursuant to any written consent of the stockholders, one person nominated by Samsung Ventures is elected to the Company’s Board as a Director.

The rights granted to Samsung Ventures under a voting agreement are effective until the first to occur of (1) the date on which the Minimum Ownership Requirement is no longer satisfied, (2) the date on which the Shareholder Agreement (which is described above) is terminated for any reason and (3) the date that Samsung Ventures agrees in writing to terminate the Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

As of March 31, 2016, the following table sets forth certain information with respect to the beneficial ownership of our common stock, Series A Preferred Stock and Series B Preferred Stock by (i) by each of our directors and executive officers, (ii) by all of our director and executive officers as a group, and (iii) by each person or entity known by us to beneficially own more than 5% of any class of our outstanding shares. We have determined the number and percentage of shares beneficially owned by such person in accordance with Rule 13d-3 under the Exchange Act.

Name and Address of Beneficial Owner(1)(2)	Shares of Common Stock Beneficially Owned(3)	Percentage of Shares of Common Stock Beneficially Owned(4)	Shares of Common Stock Underlying Shares of Series A Preferred Stock Beneficially Owned(5)	Percentage of Shares of Common Stock Underlying Shares of Series A Preferred Stock Beneficially Owned(6)	Shares of Common Stock Underlying Shares of Series B Preferred Stock Beneficially Owned(7)	Percentage of Shares of Common Stock Underlying Shares of Series B Preferred Stock Beneficially Owned(8)	Fully Converted Voting Common Stock Beneficially Owned(9)	Total Percentage of Outstanding Shares of Fully Converted Voting Common Stock Beneficially Owned(10)
Directors, Executive Officers, and Significant Employees
Philip L. Rose(11)	123,739	12.9%	—	—	6,250	1.2%	123,729	2.5%

Arnold A. Allemang(12)	51,125	5.8%	—	—	31,250	5.8%	51,125	1.1%
Steven C. Jones(13)	49,875	5.6%	—	—	31,250	5.8%	49,875	1.0%
David G. Pendell (14)	27,544	3.2%	5,919	*	18,750	3.5%	27,544	*
Ravi Shanker(15)	8,000	*	—	—	2,000	*	8,000	*
Michael Pachos(16)	—	—	—	—	—	—	—	—
Scott Murray(17)	16,667	2.0%	—	—	—	—	16,667	*
Robert Privette(18)	13,333	1.6%	—	—	—	—	13,333	*
Liya Wang(19)	20,000	2.3%	—	—	—	—	20,000	*
Directors & Executive Officers as a Group (10 persons)	287,616	25.6%	5,919	*	89,500	16.6%	287,616	5.8%
Certain Other Beneficial Owners – Over 5% Ownership
Aspen Advanced Opportunity Fund, LP(20)	3,470,776	80.6%	3,470,776	70.3%	—	—	3,470,776	55.0%
POSCO(21)	481,250	43.1%	281,250	8.1%	—	—	481,250	9.9%
ASC-XGS, LLC(22)	318,543	27.6%	311,293	9.2%	—	—	318,543	6.7%
Hanwha Chemical(23)	150,000	17.9%	—	—	—	—	150,000	3.2%
XGS II, LLC(24)	360,946	30.1%	360,946	10.2%	—	—	360,946	7.4%
SVIC No. 15 New Technology Business Investment LLP (Samsung)(25)	590,079	41.4%	590,079	17.5%	—	—	590,079	12.4%
Michael R. Knox(26)	308,470	30.3%	135,423	4.0%	—	—	308,470	6.4%
Hiroyuki Fukushima(27)	51,405	6.1%	1,405	*	—	—	51,405	1.1%
Lawrence T. Drzal(28)	51,750	6.2%	—	—	1,200	*	51,750	1.1%
Inwhan Do(29)	51,405	6.1%	1,405	*	—	—	51,405	1.1%

*        Less than 1%

(1)     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of stock issuable upon the exercise of options, warrants and other convertible securities which are currently exercisable and convertible or which become exercisable or convertible within sixty (60) days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option, warrant or other convertible security. Subject to community property laws where applicable, and unless otherwise specified, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares owned by such person.

(2)     Unless otherwise specified, the address of the beneficial owner shall be the business address of the Company, c/o XG Sciences, Inc., 3101 Grand Oak Drive, Lansing, MI 48911.

(3)     Number of shares of common stock includes, as of March 31, 2016: (i) shares of common stock registered in the name of the respective stockholder; (ii) shares of common stock which are issuable upon the conversion of Series A Preferred Stock registered in the name of the respective stockholder that are immediately convertible at the current Series A Conversion Rate; (iii) shares of common stock for which shares of Series B Preferred Stock registered in the name of the respective stockholder are immediately exchangeable into shares of common stock pursuant to the Series B Exchange Rights; (iv) shares of common stock underlying common stock options and/or common stock warrants of the respective stockholder and which are exercisable within sixty (60) days of March 31, 2016; and (v) shares of common stock which are issuable upon the exercise of warrants to purchase Series A Preferred Stock currently exercisable within sixty (60) days of March 31, 2016 that are registered in the name of the respective stockholder and the conversion of such Series A Preferred Stock into common stock at the current Series A Conversion Rate. This table also assumes the exchange of all Series B Preferred Stock pursuant to the Series B Exchange Rights (and cancellation of the Series B Preferred Stock and warrants which are components of the Series B Units) at a ratio of 2 for 1 since we believe that this offering will commence within sixty (60) days of March 31, 2016 and all holders of Series B Units will elect to exercise their exchange rights, instead of converting their Series B Preferred Stock at the current Series B conversion ratio of 1 for 1, and therefore the table also excludes shares of common stock underlying all such cancelled warrants.

(4)     Applicable percentage of ownership of common stock for each respective stockholder is based on 836,544 shares of common stock issued and outstanding as of March 31, 2016, together with: (i) shares of common stock which are issuable upon the conversion of Series A Preferred Stock registered in the name of the respective stockholder that are immediately convertible at the current Series A Conversion Rate; (ii) shares of common stock for which shares of Series B Preferred Stock registered in the name of the respective stockholder are immediately exchangeable into shares of common stock pursuant to the Series B Exchange Rights; (iii) shares of common stock underlying stock options and/or common stock warrants registered in the name of the respective stockholder and which are exercisable within sixty (60) days of March 31, 2016; and (iv) shares of common stock underlying warrants to purchase Series A Preferred Stock registered in the name of the respective stockholder which are exercisable and convertible into common stock, at the current Series A Conversion Rate, within sixty (60) days of March 31, 2016.

(5)     Number of shares of Series A Preferred Stock includes, as of March 31, 2016: (i) shares of common stock which are issuable upon the conversion of Series A Preferred Stock registered in the name of the respective stockholder that are immediately convertible at the current Series A Conversion Rate; and (ii) shares of common stock which are issuable upon the exercise of warrants to purchase Series A Preferred Stock currently exercisable within sixty (60) days of March 31, 2016 that are registered in the name of the respective stockholder and the conversion of such Series A Preferred Stock into common stock at the current Series A Conversion Rate.

(6)    Applicable percentage of ownership of Series A Preferred Stock, as of March 31, 2016, is based on 3,376,299 shares of common stock which are issuable upon the conversion of 1,800,696 shares of Series A Preferred Stock that are immediately convertible, together with shares of common stock underlying warrants to purchase Series A Preferred Stock registered in the name of the respective stockholder which are exercisable and convertible into common stock, at the current Series A Conversion Rate, within sixty (60) days of March 31, 2016.

(7)    Number of shares of Series B Preferred Stock includes, as of March 31, 2016, shares of common stock for which shares of Series B Preferred Stock are exchangeable by the respective stockholder into shares of common stock pursuant to the Series B Exchange Rights.

(8)    Applicable percentage of ownership of Series B Preferred Stock, as of March 31, 2016, is based on 539,975 shares of common stock issuable upon the exchange of 269,987 issued and outstanding shares of Series B Preferred Stock.

(9)    Number of shares of fully converted voting common stock includes, as of March 31, 2016: (i) shares of common stock registered in the name of the respective stockholder; (ii) shares of common stock which are issuable upon the conversion of Series A Preferred Stock registered in the name of the respective stockholder are immediately convertible at the current Series A Conversion Rate; (iii) shares of common stock for which shares of Series B Preferred Stock registered in the name of the respective stockholder are immediately exchangeable into shares of common stock pursuant to the Series B Exchange Rights; (iv) shares of common stock underlying options and/or common stock warrants of the respective stockholder and which are exercisable within sixty (60) days of March 31, 2016; and (v) shares of common stock which are issuable upon the exercise of warrants to purchase Series A Preferred Stock currently exercisable within sixty (60) days of March 31, 2016 that are registered in the name of the respective stockholder and the conversion of such Series A Preferred Stock into common stock at the current Series A Conversion Rate. This table also assumes the exchange of all Series B Preferred Stock pursuant to the Series B Exchange Rights (and cancellation of the Series B Preferred Stock and warrants which are components of the Series B Units) at a ratio of 2 for 1 since we believe that this offering will commence within sixty (60) days of March 31, 2016 and all holders of Series B Units will elect to exercise their exchange rights, instead of converting their Series B Preferred Stock at the current Series B conversion ratio of 1 for 1, and therefore the table also excludes shares of common stock underlying all such cancelled warrants.

(10)  Applicable percentage of ownership of fully converted voting common stock, as of March 31, 2016, is based on: (i) 836,544 shares of common stock issued and outstanding, (ii) 3,376,299 shares of common stock which are issuable upon the conversion of 1,800,696 shares of Series A Preferred Stock that are immediately convertible, (iii) 539,974 shares of common stock that are issuable upon the exchange of 269,987 shares of Series B Preferred Stock pursuant to the Series B Exchange Rights, together with (iv) shares of common stock underlying options and/or common stock warrants of the respective stockholder which are exercisable within sixty (60) days of March 31, 2016, and (v) shares of common stock which are issuable upon the exercise of warrants to purchase Series A Preferred Stock currently exercisable within sixty (60) days of March 31, 2016 that are registered in the name of the respective stockholder and the conversion of such Series A Preferred Stock into common stock at the current Series A Conversion Rate.

(11)  Philip Rose figures include: (i) 117,489 shares of common stock underlying currently exercisable options, and (ii) 6,250 shares of common stock issuable upon the exercise of the Series B Exchange Rights.

(12)  Arnold Allemang figures include: (i) 31,250 shares of common stock issuable upon the exercise of the Series B Exchange Rights, (ii) 8,500 shares of common stock underlying currently exercisable options, and (iii) 11,375 shares of common stock underlying currently exercisable warrants issued with bridge notes. The shares of Series B Preferred Stock are held in the name of the Arnold Avery Allemang Revocable Trust.

(13)  Steven Jones figures include: (i) 7,250 shares of common stock underlying currently exercisable options; (ii) 18,750 shares of common stock issuable upon the exercise of the Series B Exchange Rights and 2,000 shares of common stock underlying currently exercisable warrants, held in the name Jones Network, LP, of which Mr. Jones is the General Partner; (iii) 6,250 shares of common stock issuable upon the exercise of Series B Exchange Rights held in the name Jones Extended Family Trust, of which Mr. Jones is trustee; (iv) 3,750 shares of common stock underlying currently exercisable warrants, held in the name of MadSavAsh Investments, LLC, of which Mr. Jones is managing member; (v) 6,250 shares of common stock issuable upon the exercise of Series B Exchange Rights and 1,875 shares of common stock underlying currently exercisable warrants, held in the name Steven & Carisa Jones 401K Plan and Trust, of which Mr. Jones is trustee; and (vi) 3,750 shares of common stock underlying currently exercisable warrants held in the name of the Steven and Carisa Jones Defined Benefit Pension Plan, of which Mr. Jones is a Trustee. Mr. Jones is an affiliate of Aspen Advanced Opportunity Fund, LP (“AAOF”), which owns 1,017,748 shares of Series A Preferred Stock which are currently convertible into 1,908,227 shares of common stock and currently exercisable warrants to purchase 833,333 shares of Series A Preferred Stock which are currently convertible into 1,5612,499 shares of common Stock. Mr. Jones disclaims beneficial ownership of the shares and warrants owned by AAOF.

(14)  David Pendell figures include: (i) 1,000 shares of common stock underlying currently exercisable warrants; (ii) 5,919 shares of common stock issuable upon the conversion of 3,157 shares of Series A Preferred Stock held jointly with his wife Vicky Pendell, (iii) 18,750 shares of common stock issuable upon the exercise of Series B Exchange Rights held in the name David Pendell Revocable Trust; and (iv) 1,875 shares of common stock underlying currently exercisable warrants held in the name of David Pendell ROTH IRA. Mr. Pendell is an affiliate of AAOF, which owns 1,017,748 shares of Series A Preferred Stock which are currently convertible into 1,908,227 shares of common stock and currently exercisable warrants to purchase 833,333 shares of Series A Preferred Stock which are currently convertible into 1,5612,499 shares of common Stock. Mr. Pendell is also an affiliate of XGS II, LLC, which owns 109,172 shares of Series A Preferred Stock which are currently convertible into 204,697 shares of common stock and currently exercisable warrants to purchase 83,333 shares of Series A Preferred Stock which are currently convertible into 156,249 shares of common Stock. Mr. Pendell is also an affiliate of ASC XGS, LLC, which owns 166,023 shares of Series A Preferred Stock which are currently convertible into 311,293 shares of common stock. Mr. Pendell disclaims beneficial ownership of any shares and warrants owned by AAOF, XGS II or ASC XGS.

(15)  Ravi Shanker figures Include 6,000 shares of common stock underlying currently exercisable options, and 2,000 shares of common stock issuable upon the exercise of Series B Exchange Rights.

(16)  Mr. Pachos was appointed to the Board by Samsung and disclaims beneficial ownership of any shares owned by SVIC No. 15 New Technology Business Investment LLP, an investment vehicle owned by Samsung.

(17)  Scott Murray figures include 16,667 shares of common stock underlying currently exercisable options.

(18)  Robert Privette figures include 13,333 shares of common stock underlying currently exercisable options.

(19)  Liya Wang figures include 20,000 shares of common stock underlying currently exercisable options.

(20)  Aspen Advanced Opportunity Fund, LP figures include: (i) 1,908,227 shares of common stock underlying 1,017,748 shares of immediately convertible Series A Preferred Stock, and (ii) 1,562,499 shares of common stock issuable upon the exercise and conversion of currently exercisable warrants to purchase 833,333 shares of Series A Preferred Stock.

(21)   POSCO figures include: (i) 200,000 shares of common stock, (ii) 187,500 shares of common stock underlying 100,000 shares of immediately convertible Series A Preferred Stock, and (iii) 93,750 shares of common stock issuable upon the exercise and conversion of currently exercisable warrants to purchase 93,750 shares of Series A Preferred Stock.

(22)  ASC XGS, LLC figures include 311,293 shares of common stock underlying 166,023 shares of immediately convertible Series A Preferred Stock.

(23)   Hanwha Chemical figures include 150,000 shares of common stock.

(24)   XGS II, LLC figures include: (i) 204,697 shares of common stock underlying 109,172 shares of immediately convertible Series A Preferred Stock, and (ii) 156,249 shares of common stock issuable upon the exercise and conversion of currently exercisable warrants to purchase 83,333 shares of Series A Preferred Stock.

(25)   SVIC No. 15 New Technology Business Investment LLP, an investment vehicle owned by Samsung Group, figures include 590,881 shares of common stock underlying 314,709 shares of immediately convertible Series A Preferred Stock.

(26)	Michal Knox figures include: (i) 127,047 shares of common stock, (ii) 35,000 shares of common stock underlying currently exercisable options, (iii) 11,000 shares of common stock underlying currently exercisable warrants, and (iv) 135,423 shares of common stock underlying shares of immediately convertible shares of Series A Preferred Stock. Mr. Knox’s interest also includes 5,380 shares of stock issued in the name of his wife, Linnea Van Dyne. Mr. Knox retired from the Company and resigned as a Director on February 24, 2016.
(27)	Hiroyuki Fukushima figures include: (i) 50,000 shares of common stock, (ii) 937 shares of common stock underlying 500 shares of immediately convertible Series A Preferred Stock, and (iii) 468 shares of common stock issuable upon the exercise and conversion of currently exercisable warrants to purchase 250 shares of Series A Preferred Stock.
(28)	Lawrence Drzal figures include: (i) 50,550 shares of common stock, and (ii) 1,200 shares of common stock issuable upon the exercise of the Series B Exchange Rights. The 50,550 shares of common stock are held in the name of the Drzal Revocable Trust, for which Mr. Drzal is the Trustee.
(29)	Inwhan Do figures include: (i) 50,000 shares of common stock, (ii) 937 shares of common stock underlying 500 shares of immediately convertible Series A Preferred Stock, and (iii) 468 shares of common stock issuable upon the exercise and conversion of currently exercisable warrants to purchase 250 shares of Series A Preferred Stock.

Change in Control Arrangements

We are not aware of any arrangements that could result in a change of control.

DESCRIPTION OF SECURITIES

In the discussion that follows, we have summarized selected provisions of our Articles of Incorporation, as amended relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of the Michigan Business Corporation Act and is qualified in its entirety by reference to our Articles of Incorporation, as amended and our Bylaws. You should read the provisions of our Articles of Incorporation, as amended and our Bylaws as currently in effect for provisions that may be important to you.

Common Stock

As of March 31, 2016, we had 25,000,000 shares of common stock, no stated par value per share, authorized for issuance and 836,544 shares of common stock issued and outstanding.

In accordance with the terms of our Bylaws, each outstanding share of capital stock is entitled to one vote on each matter submitted to a vote, unless otherwise provided in our Articles of Incorporation, as amended. A vote may be cast either orally or in writing. When an action, other than the election of Directors, is to be taken by vote of the stockholders, it shall be authorized by a majority of the votes cast by the holders of shares of capital stock entitled to vote thereon, unless a plurality is required by the Articles of Incorporation, as amended or by the laws of the State of Michigan. Except as otherwise provided by our Articles of Incorporation, as amended, the Directors shall be elected by a plurality of the votes cast at an election of Directors. Holders of common stock do not have cumulative voting rights in the election of Director.

According to our Articles of Incorporation, as amended, and Bylaws, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Each stockholder is entitled to receive dividends, as the Board of Directors may, from time to time, declare in a manner and upon the terms and conditions provided by the laws of the State of Michigan and our Articles of Incorporation, as amended.

Holders of the common stock have no preemptive or other preferential rights to purchase additional shares of any class of the Company’s capital stock in subsequent stock offerings.

Preferred Stock

As of March 31, 2016, the Company had 8,000,000 shares of preferred stock authorized for issuance, no stated par value per share. As of March 31, 2016, 3,000,000 preferred shares have been designated as Series A Preferred Stock, of which 1,800,696 shares of Series A Preferred Stock were issued and are outstanding, 1,500,000 shares have been designated as Series B Preferred Stock, of which 269,987 were  issued and outstanding, and the remaining 3,500,000 authorized shares are shares of blank check preferred stock which may be issued in one or more series, each of such series to have such designations, powers, preferences, and relative participating, optional, or other rights, and such qualifications, limitations, or restrictions, as may be stated in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

Series A Convertible Preferred Stock

As of March 31, 2016, 3,000,000 preferred shares have been designated as Series A Preferred Stock, of which 1,800,696 shares of Series A Preferred Stock were issued and are outstanding

Pursuant to the Series A Designations, the Company’s Series A Preferred Stock have the following powers, preferences, rights, qualifications, limitations and restrictions:

Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to (i) the Liquidation Preference, as such term is defined in the Series A Designations, specified for such share of Series A Preferred Stock less (ii) all dividends (if any) paid on such share of Series A Preferred Stock.

With respect to any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company, or by written consent of stockholders in lieu of a meeting, each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into that number of fully paid, non-assessable shares of common stock determined by dividing the Series A Original Issue Price (which is $12.00 per share), subject to certain adjustments from time to time for recapitalizations, by the Conversion Price (which is currently $6.40 per share), subject to adjustment from time to time for recapitalizations or as otherwise set forth in the Series A Designations. The conversion price of the Series A Preferred Stock is also subject to adjustments pursuant to the occurrence of stock splits and certain other specified events. The number of shares of common stock into which each share of Series A Preferred Stock may be converted is the “Series A Conversion Rate”. The current Series A Conversion Rate is 1.875 shares of common stock for each share of Series A Preferred Stock.

Furthermore, each share of Series A Preferred Stock is subject to mandatory conversion at the then-effective Series A Conversion Rate (currently 1.875 for 1) upon the Public Listing by the Company of its common stock on a Qualified National Exchange. Notwithstanding the foregoing, the Series A Preferred Stock shall not be subject to such mandatory conversion until all outstanding Convertible Securities (any evidences of indebtedness, shares or other securities convertible into or exchangeable for common stock or preferred stock) are also converted into common stock.

Upon any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the common stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to (i) the Liquidation Preference, as such term is defined in the Series A Designations, specified for such share of Series A Preferred Stock less (ii) all dividends (if any) paid on such share of Series A Preferred Stock.

With respect to any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company, or by written consent of stockholders in lieu of a meeting, each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Series B Units

In April 2015, we commenced a private placement offering of up to $18,000,000 in Series B Units consisting of up to 1,125,000 shares of Series B Preferred Stock and warrants to purchase common stock at an offering price of $16.00 per Series B Unit (also referred to herein as Series B warrants). As of December 31, 2015, we had sold Series B Units consisting of 266,887 shares of Series B Preferred Stock and Warrants to purchase 222,262 shares of common stock, for aggregate gross proceeds of $4,270,192. In addition, the private placement triggered a preemptive rights offering to existing shareholders and holders of convertible notes. The preemptive rights offering resulted in the issuance additional Series B Units consisting of 3,100 shares of Series B Preferred Stock and Warrants to purchase 2,635 shares of common stock which resulted in additional proceeds of $49,600. The Series B Unit offering was terminated on February 25, 2016. As of March 31, 2016, we had 65 record holders of Series B Units (consisting of 269,987 shares of Series B Preferred Stock and Series B warrants to purchase 224,897 shares of common stock) and a total of 269,987 Series B Units issued and outstanding. All of the Series B Preferred Stock issued and outstanding are a part of the Series B Units.

Pursuant to the Certificate of Designation for the Series B Preferred Stock, holders of Series B Units received the right to exchange Series B Units (consisting of one share of Series B Preferred Stock with a liquidation preference of $16.00 per share and Series B warrants to purchase shares of common stock at an exercise price of $16.00 per share) into any future equity or equity-linked securities sold by the Company until December 31, 2017. Thus, as a result of this offering, holders of the Series B Units will have the right to exchange their Series B Units for two shares of common stock and the Series B Preferred Stock and the Series B warrants which constitute the exchanged Series B Unit will be cancelled. Although holders of Series B Units have no obligation to do so, we expect that most, if not all, of such holders will exchange their Series B Units into common stock pursuant to their exchange rights, because each share of Series B Preferred Stock otherwise issued as part of the Series B Units and not exchanged would automatically convert into only one share of common stock upon the listing of the Company’s common stock on a Qualified National Exchange at the current rate, or may voluntarily convert prior to any such listing at such rate. If all Series B Unit holders exercised such right, it would result in the issuance of 539,974 shares of common stock, and the cancellation of the 269,987 shares of Series B Preferred Stock and the 224,897 Series B warrants.

Pursuant to the terms of the Series B Unit private placement offering, investors therein were granted registration rights with respect to the common stock underlying the shares of Series B Preferred Stock. The Company agreed to use its best efforts to file a registration statement on Form S-1 with the SEC to register shares of common stock within six months of the last closing of the offering of Series B Units, subject to certain extensions of the registration timeframe which the Company may make in its discretion.

Series B Convertible Preferred Stock

As of March 31, 2016, 1,500,000 shares have been designated as Series B Preferred Stock, of which 269,987 were issued and outstanding.  All of the Series B Preferred Stock issued and outstanding are a part of the Series B Units.

Pursuant to the Series B Designations, the Company’s Series B Preferred Stock has the following powers, preferences, rights, qualifications, limitations and restrictions:

Series B Preferred Stock shall rank (a) senior to all other equity or equity equivalent securities of the Company other than those securities which are explicitly senior or pari passu in rights and liquidation preference to the Series B Preferred Stock (“Junior Securities”) and (b) pari passu with the Company’s Series A Preferred Stock and (c) junior to all other series of the Company’s preferred stock that are explicitly senior in rights and liquidation preference which, as of the date hereof, is none.

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Junior Securities, an amount per share for each share of Series B Preferred held by them equal to $16.00.

With respect to any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company, or by written consent of stockholders in lieu of a meeting, each holder of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into that number of fully paid, non-assessable shares of common stock determined by dividing the Series B Original Issue Price (which is currently $16.00, subject to adjustments), by the Conversion Price (which is currently $16.00, subject to adjustments), as such terms are further defined in the Series B Designations. The conversion price of the Series B Preferred Stock is subject to adjustments pursuant to the occurrence of stock splits and certain other specified events. The number of shares of common stock into which each share of Series B Preferred Stock may be converted is the “Series B Conversion Rate”. The current Series B Conversion Rate is 1 share of common stock for each share of Series B Preferred Stock.

Furthermore, each share of Series B Preferred Stock is subject to mandatory conversion at the then-effective Series B Conversion Rate (currently 1 for 1) upon the Public Listing by the Company of its common stock on a Qualified National Exchange. Notwithstanding the foregoing, the Series B Preferred Stock shall not be subject to such mandatory conversion until all outstanding Convertible Securities (any evidences of indebtedness, shares or other securities convertible into or exchangeable for common stock or preferred stock) are also converted into common stock.

Warrants

In conjunction with previous loans to the Company in 2009 and 2012 by Michael Knox, warrants to purchase 5,000 and 6,000 shares of common stock, respectively, were issued to Mr. Knox. In conjunction with the sale of Series B Units in April and June of 2015, an additional 224,897 warrants to purchase shares of common stock were issued (as a component of the Series B Units). In connection with the December Notes and December Warrants issuance, warrants to purchase 20,625 shares of common stock were issued to certain existing stockholders of the Company. In connection with the issuance of certain promissory notes in March 2016, warrants to purchase 10,600 share of common stock were issued to certain existing stockholders of the Company. In 2014, warrants to purchase 1,072,720 shares of Series A Preferred Stock were issued in conjunction with the sale of Series A Preferred Stock. All of these warrants are vested. These warrants have exercise prices ranging $8.00 to $16.00 per share, with a weighted average purchase price of $12.67 per share. These warrants expire on various dates ranging from July 2019 to October 2027.

As of March 31, 2016, outstanding warrants were as follows:

Holder	Issue Date	Warrant Shares	Expiration Date	Exercise Price	Total Vested on 12/31/2015	Total Not Vested on 12/31/2015
Warrants to Purchase Common Stock

Michael R. Knox	10/8/2012	5,000	10/8/2017	$12.00	5,000	—
Michael R. Knox	7/1/2009	6,000	7/1/2019	$8.00	6,000	—
Jones Network, LP	4/21/2015	7,969	4/21/2022	$16.00	7,969	—
George Cardoza	4/22/2015	2,125	4/22/2022	$16.00	2,125	—
William Robison	4/22/2015	26,563	4/22/2022	$16.00	26,563	—
Steven Purcell	4/23/2015	5,313	4/23/2022	$16.00	5,313	—
James D. Chambers	4/24/2015	5,100	4/24/2022	$16.00	5,100	—
Golden Hills Investments, LLLP	4/24/2015	13,281	4/24/2022	$16.00	13,281	—
Muriel F. Licht Trust	4/24/2015	2,656	4/24/2022	$16.00	2,656	—
Hewit Hawn	4/24/2015	266	4/24/2022	$16.00	266	—
First Trust Company of Onaga FBO Kenneth RJ Rettig	4/27/2015	956	4/27/2022	$16.00	956	—
Jones Extended Family Trust	4/27/2015	2,656	4/27/2022	$16.00	2,656	—
David G. Pendell Revocable Trust	4/28/2015	2,656	4/28/2022	$16.00	2,656	—
Edelgard Traut	4/28/2015	850	4/28/2022	$16.00	850	—
First Trust Company of Onaga FBO George A. Shaw	4/28/2015	2,656	4/28/2022	$16.00	2,656	—
John M. O’Neill	4/28/2015	850	4/28/2022	$16.00	850	—
L.D. Sipes, Jr.	4/28/2015	8,500	4/28/2022	$16.00	8,500	—
Lexy and Steven Shroyer Family Trust 2004	4/28/2015	7,969	4/28/2022	$16.00	7,969	—
Robert Moyer	4/28/2015	3,985	4/28/2022	$16.00	3,985	—
Samuel H. Jones Jr.	4/28/2015	5,313	4/28/2022	$16.00	5,313	—
John and Elaine D. Cavanna JTWROS	4/29/2015	1,381	4/29/2022	$16.00	1,381	—
Shannondoah, LLC	4/29/2015	1,275	4/29/2022	$16.00	1,275	—
Traut Family Trust UTD 7/3/13	4/29/2015	850	4/29/2022	$16.00	850	—
Ravi Shanker	4/29/2015	850	4/29/2022	$16.00	850	—
David Fuhrhop and Marcia L. Furhop	4/29/2015	495	4/29/2022	$16.00	495	—
Thomas Bombeck IV	4/29/2015	2,550	4/29/2022	$16.00	2,550	—
Arnold Avery Allemang Revocable Trust	4/29/2015	13,281	4/29/2022	$16.00	13,281	—
Steven & Carisa Jones 401K Plan & Trust	4/29/2015	2,656	4/29/2022	$16.00	2,656	—
George J. and/or Beverly A. Biltz	4/29/2015	3,188	4/29/2022	$16.00	3,188	—
Philip Rose	4/29/2015	2,656	4/29/2022	$16.00	2,656	—
Laurie L. Bock Administrative Trust	4/29/2015	797	4/29/2022	$16.00	797	—
Kay B. Coin	4/29/2015	1,329	4/29/2022	$16.00	1,329	—
LMRAY, LLC	4/29/2015	399	4/29/2022	$16.00	399	—
Spinnaker Brown, LLC	4/29/2015	1,435	4/29/2022	$16.00	1,435	—
Who Dat Nation Trust	4/29/2015	1,496	4/29/2022	$16.00	1,496	—
Arthur Baumann	4/29/2015	691	4/29/2022	$16.00	691	—

Holder	Issue Date	Warrant Shares	Expiration Date	Exercise Price	Total Vested on 12/31/2015	Total Not Vested on 12/31/2015
N. Rich Holdings, LLC	4/29/2015	1,700	4/29/2022	$16.00	1,700	—
M. Rich Holdings, LLC	4/29/2015	5,100	4/29/2022	$16.00	5,100	—
David P. Stern Trust UA 12-19-2001	4/29/2015	425	4/29/2022	$16.00	425	—
Arnold S. and Bette G. Hoffman	4/29/2015	2,656	4/29/2022	$16.00	2,656	—
Tomas R. Manson Family Trust	4/29/2015	1,275	4/29/2022	$16.00	1,275	—
Thomas and Carmelita B. Karacic	4/29/2015	2,656	4/29/2022	$16.00	2,656	—
Erik J. Falconer	4/29/2015	2,550	4/29/2022	$16.00	2,550	—
Brian G. Martindale Trust	4/29/2015	2,720	4/29/2022	$16.00	2,720	—
OK Enterprises	4/30/2015	797	4/30/2022	$16.00	797	—
Mary V. Murfey Family Trust #2	4/30/2015	3,400	4/30/2022	$16.00	3,400	—
Galt Asset Management	4/30/2015	2,656	4/30/2022	$16.00	2,656	—
Paul Anthony Radomski	4/30/2015	8,500	4/30/2022	$16.00	8,500	—
Stevens Financial Group, LLC	4/30/2015	26,563	4/30/2022	$16.00	26,563	—
First Trust Company of Onaga FBO James M Rajewski	4/30/2015	1,993	4/30/2022	$16.00	1,993	—
David Ari Johnson and Gabrielle Johnson Revocable Trust 1-13-14	4/30/2015	1,329	4/30/2022	$16.00	1,329	—
Timothy Long Living Trust	4/30/2015	531	4/30/2022	$16.00	531	—
Thomas W. Rouse	4/30/2015	1,036	4/30/2022	$16.00	1,036	—
Morgan Duke	4/30/2015	2,656	4/30/2022	$16.00	2,656	—
Howard Moskow	4/30/2015	1,329	4/30/2022	$16.00	1,329	—
Hoffman Investment Company	4/30/2015	2,656	4/30/2022	$16.00	2,656	—
Russell S. Deane Trust 1/4/2008	4/30/2015	1,063	4/30/2022	$16.00	1,063	—
Scott Lizenby	4/30/2015	340	4/30/2022	$16.00	340	—
Michael D. Bierlein Intervivos Trust	4/30/2015	2,790	4/30/2022	$16.00	2,790	—
Lillian Elizabeth Deane Trust dated July 2, 1993	4/30/2015	531	4/30/2022	$16.00	531	—
Jennifer Dana Dean	4/30/2015	850	4/30/2022	$16.00	850	—
First Trust Company of Onaga FBO Robert L Hartsock	4/30/2015	1,275	4/30/2022	$16.00	1,275	—
Robert and Carlita Gasparini	4/30/2015	1,329	4/30/2022	$16.00	1,329	—
Colin Cronin	5/26/2015	2,125	5/26/2022	$16.00	2,125	—
Lawrence T. Drzal	5/26/2015	510	5/26/2022	$16.00	510	—
Rodney Boulanger	6/26/2015	1,563	6/26/2022	$16.00	1,563	—
James R. DeVore and Joan Mobley-DeVore	6/30/2015	5,000	6/30/2022	$16.00	5,000	—
Steven Jones	12/31/2015	9,375	12/31/2020	$8.00	9,375	—
Arnold Allemang	12/31/2015	9,375	12/31/2020	$8.00	9,375	—
David Pendell	12/31/2015	1,875	12/31/2020	$8.00	1,875	—
Arnold Avery Allemang Revocable Trust	3/31/2016	2,000	3/31/2021	$10.00	2,000	—
L.D. Sipes, Jr.	3/31/2016	1,000	3/31/2021	$10.00	1,000	—
Mainstar Trust FBO George A Shaw	3/31/2016	800	3/31/2021	$10.00	800	—
Jones Network, LP	3/31/2016	2,000	3/31/2021	$10.00	2,000	—
David G. Pendell	3/31/2016	1,000	3/31/2021	$10.00	1,000	—
David H & Marcia L Furhop	3/31/2016	200	3/31/2021	$10.00	200	—
Brian & Sharon Martindale	3/31/2016	1,000	3/31/2021	$10.00	1,000	—
Arthur/Margarita Baumann	3/31/2016	400	3/31/2021	$10.00	400	—
Shannondoah, LLC	3/31/2016	1,200	3/31/2021	$10.00	1,200	—
Brian G. Martindale Trust	3/31/2016	1,000	3/31/2021	$10.00	1,000	—
		267,122			267,122	—

Holder	Issue Date	Warrant Shares	Expiration Date	Exercise Price	Total Vested on 12/31/2015	Total Not Vested on 12/31/2015
Warrants to Purchase Series A Preferred Stock
Hiroyuki Fukushima	3/31/2014	250	1/15/2024	$12.00	250	—
Inwhan Do	3/31/2014	250	1/15/2024	$12.00	250	—
Peter S. Bosanic & Lisa Kendzioski Bosanic	1/15/2014	625	1/15/2024	$12.00	625	—
John W. Dourjalian	1/15/2014	1,041	1/15/2024	$12.00	1,041	—
Colin D. Cronin	1/15/2014	1,767	1/15/2024	$12.00	1,767	—
Paul Nordstrom	1/15/2014	2,121	1/15/2024	$12.00	2,121	—
POSCO	3/31/2014	50,000	1/15/2024	$12.00	50,000	—
XGS II, LLC	1/15/2014	83,333	1/15/2024	$12.00	83,333	—
SVIC No. 15 (Samsung)	1/15/2014	100,000	1/15/2024	$12.00	—	100,000
Aspen Advanced Opportunity Fund, LP	1/15/2014	833,333	1/15/2024	$12.00	833,333	—

Total Series A Warrants		1,072,720			972,720	100,000

Grand Total Warrants		256,522			1,208,617	100,000

Stock Options

As of December 31, 2015, the Company had granted options to purchase up to 419,750 shares of common stock.

In 2007, the Company implemented a Stock Option Plan and initially reserved 75,000 shares of common stock to cover stock options that might be issued under the Stock Option Plan. As of March 31, 2014 the number of shares reserved for issuance under the plan was 600,000 shares.

As of December 31, 2013, stock options to purchase a total of 152,500 shares at prices ranging from $8.00 to $13.20 per share had been granted to Company employees and Directors, with expiration dates ranging from March 2014 to June 2021, with a weighted average purchase price of $12.13 per share.

During 2014, additional stock options to purchase 295,000 shares were granted to employees, bringing the total stock options outstanding under the Stock Option Plan to 464,750 at the end of the year. During 2015, certain options expired and other options were granted, bringing the total stock options outstanding as of December 31, 2015 to 419,750.

The following table shows the number of stock options issued and outstanding as of March 31, 2016:

Holder	Issue Date	Total Options	Exp. Date	Exercise Price	Amount Vested 12/31/2015	Amount Non - Exercisable 12/31/2015
Philip Rose	1/6/2014	160,000	1/6/2022	$12.00	76,663	83,337
Philip Rose	1/6/2014	40,000	1/6/2022	$12.00	—	40,000
Philip Rose	1/6/2014	20,000	1/6/2022	$12.00	—	20,000
Michael R. Knox	6/1/2013	50,000	5/24/2016	$13.20	35,000	15,000
Liya Wang	6/1/2013	30,000	6/1/2021	$12.00	20,000	10,000
Robert Privette	6/1/2013	20,000	6/1/2021	$12.00	13,333	6,667
Scott Murray	12/1/2007	10,000	12/1/2017	$8.00	10,000	—
Scott Murray	6/1/2013	10,000	6/1/2021	$12.00	6,667	3,333
Corinne Lyon	6/1/2013	10,000	6/1/2021	$12.00	6,667	3,333
Arnold Allemang	6/1/2013	3,750	6/1/2021	$12.00	3,750	—
Steven Jones	6/1/2013	2,500	6/1/2021	$12.00	2,500	—
Arnold Allemang	4/1/2014	1,750	3/31/2022	$12.00	1,750	—

Holder	Issue Date	Total Options	Exp. Date	Exercise Price	Amount Vested 12/31/2015	Amount Non - Exercisable 12/31/2015
Arnold Allemang	4/1/2014	9,000	3/31/2022	$12.00	2,250	6,750
Steven Jones	4/1/2014	1,750	3/31/2022	$12.00	1,750	—
Steven Jones	4/1/2014	9,000	3/31/2022	$12.00	2,250	6,750
Ravi Shanker	4/1/2014	12,000	3/31/2022	$12.00	7,500	4,500
Albert Kim	10/19/2015	20,000	10/19/2023	$12.00	—	20,000
Percy Chinoy	10/19/2015	10,000	10/19/2023	$12.00	—	10,000

Total Options		419,750			190,080	229,670

The Company intends to continue to use stock options as one method of attracting and retaining key employees and expects that additional shares will be reserved to cover stock options that might be issued under the plan.

Secured Convertible Notes

On March 18, 2013, the Company entered into a series of agreements with Knox and AAOF. Under these agreements, Knox and AAOF agreed to provide financing to the Company in the form of secured convertible notes (also referred to herein as the “Notes”) as well as optional lease financing. The agreements provided for Knox to lend the Company a sum of $700,000, to be funded by converting advances he had made under a revolving line of credit, and for AAOF to lend the Company a minimum of $2.5 million and, at the option of AAOF, a maximum of $5 million, with a provision that up to 50% of the AAOF funding could be funded under lease financing arrangements.

On July 12, 2013, the agreements described above were amended and restated to provide for expanded financing commitments from AAOF as well as a related entity called XGS II, LLC (“XGS II”). Under the terms of these amended and restated agreements, the financing commitments from AAOF were increased to a minimum of $6 million and, at the option of AAOF, a maximum of $10 million, of which a maximum of $3 million could be provided in the form of lease financing. Also under these amended agreements, XGS II agreed to provide a minimum of $250,000 and, at the option of XGS II, a maximum of $750,000. All of the funding with the exception of the Knox financing, was scheduled according to minimum financing commitments on calendar dates ranging from the time the agreements were executed to a period of eighteen months into the future.

With the exception of any lease financing, the financing provided by Knox, AAOF, and XGS II takes the form of purchases of Notes with the following identical key terms and provisions:

•      Each Note bears interest at a rate of 12% per annum and has a maturity date of March 18, 2018;

•      The Notes have provisions providing an option to the Company to accrue the interest payments on the Notes through December 31, 2014 and add the accrued interest to the principal of the Notes;

•      After December 31, 2014 the holder, at their option, can choose to receive ongoing interest payments: (a) in the form of cash; (b) receive all or a portion of currently due interest in the form of shares of Series A Preferred Stock at a price per share equal to the then-effective Series A Original Issue Price as defined in the Series A Designations; (c) receive all or a portion of currently due interest payments in the form of any other series of preferred stock outstanding at the time interest is due; or (d) elect to accrue such interest and add it to the balance of the Note;

•      The Notes are secured by all of the assets, both tangible and intangible, of the Company;

•      The Notes have provisions allowing conversion into shares of Series A Preferred Stock (or such other form of preferred stock as may be outstanding at that time) at the option of the holder, in the event that the Company chooses to repay the Notes prior to maturity; and

•      The Notes contain various affirmative and negative covenants that provide for various reporting, information, notice, maintenance of business, insurance, audits and reappraisal requirements. These covenants also prohibit the Company from issuing new secured debt that would have security or liquidation provisions senior to or equivalent to the Notes, and these covenants also prohibit the issuance of dividends or stock redemptions, creation of subsidiaries, certain transactions with subsidiaries, or transfer of assets without the permission of the holder.

On December 31, 2013, a number of agreements related to financing transactions had been signed, with signature pages escrowed, pending final approval by legal representatives of Samsung Ventures. On January 15, 2014 these agreements were completed. Under these agreements:

•      The Company sold $3 million of Notes to Samsung Ventures. The Notes had terms and conditions that were substantially similar to those previously issued to Knox, AAOF and XGS II. In connection with the sale of the Notes, the Company issued to Samsung Ventures a total of 100,000 warrants with a term of 4 years that are exercisable into shares of Series A Preferred Stock at a price of $12.00 per share. These warrants vest in four installments on the first, second, third and fourth anniversary of the issuance of the warrants according to the following formula: On each anniversary, the warrant vests according to the ratio of (a) total Samsung Ventures payments to the Company during the previous twelve-month period divided by (b) 250. Thus, the warrants shall vest in four annual increments, proportionately in relation to the first $25 million, or a fraction thereof, that Samsung Ventures pays, in cash, to the Company over the four years commencing on January 15, 2014. Samsung Ventures payments are defined as future total cash payments, including licensing, royalties and product purchases but not joint development or the purchase of Notes.

•      We consolidated the Notes previously issued to AAOF and XGS II, together with accrued interest, into a single new Note for each lender, with terms and conditions identical to the Notes issued to Samsung Ventures and exchanged existing warrants to purchase 447,916 shares of Series A Preferred Stock for new warrants to purchase 916,666 shares of Series A Preferred Stock. Because the cash flows, including fees and other instruments issued, associated with the new instruments exceeded the cash flows of the old instruments by more than 10%, in accordance with ASC 450, the modification of the Notes has been accounted for as a debt extinguishment. Accordingly, the difference of $3,513,770 between the carrying amounts of the original Notes and the fair value of the newly issued Notes plus the fair value of the additional warrants was recorded as a loss on extinguishment.

•      We transferred all of our intellectual property into a newly created, wholly owned subsidiary of the Company called XG Sciences IP, LLC, a Michigan limited liability company.

•      We revised the terms and amounts related to the timing of future investments from AAOF and XGS II by increasing the XGS II optional funding level to $1 million and extending the optional financing periods for both AAOF and XGS II through the end of 2014.

•      A new provision was added granting us (as the borrower) the right to force conversion of all of the Notes into Series A Preferred Stock at any time after we raise an aggregate of $15 million in new equity.

•      We revised certain provisions in our Bylaws to allow for special stockholder meetings to be called by holders of ten percent (10%) or more of the Company’s stock and to clarify certain voting provisions.

•      We further amended and restated the Series A Designations to clarify the conditions relating to mandatory conversions into common stock upon a listing of the Company’s common stock on a Qualified National Exchange (as defined in the Series A Designations) and to add a provision that would exempt holders of Series A Preferred Stock from future mandatory financing participation.

Additional funding from AAOF and XGS II occurred during 2014 and, as of December 31, 2014 a total of $14,090,678.90 in principle had been funded that, together with accrued interest, brought the total balance due on the secured convertible notes to $15,604,429.36.

On April 10, 2015 all of the secured noteholders entered into a Consent and Waiver Agreement which modified the original terms of the secured convertible notes such that all previously issued Notes, together with accrued interest, shall automatically convert into shares of Series A Preferred Stock upon the earlier to occur of (1) the Company raising not less than $12,000,000 (as opposed to $15,000,000) in new funding, and (2) December 31, 2015. All Notes, together with accrued interest, converted to Series A Preferred Stock on December 31, 2015 at a rate of $12 per share.

The following table shows the total balances on the Notes that were converted on December 31, 2015 as well as the resulting number of Series A Preferred Shares issued at that time.

	Face Value of Notes	Total Interest & Principle as of 12/31/2015	No. of shares converted @ $12/share
AAOF	$9,268,906	$11,520,232	960,019
Knox	772,998	866,722	72,226
XGS II LLC	1,048,775	1,310,068	109,172
Samsung Ventures	3,000,000	3,776,518	314,709
Grand Total Notes	$14,090,679	$17,473,540	1,456,126

Non-convertible Promissory Notes

On December 31, 2015, the Company issued non-secured, non-convertible promissory notes (the December Notes) in an aggregate amount of $550,000 to existing stockholders of the Company who are also accredited investors, along with warrants to purchase 20,625 shares of common stock. The December Notes mature on June 30, 2016 and bear interest at 8% per annum.

During the period from March 9 to March 31, 2016, the Company issued non-secured, non-convertible promissory notes in an aggregate amount of $530,000 to existing stockholders of the Company who are also accredited investors, along with warrants to purchase 10,600 shares of common stock. The notes mature on December 31, 2016 and bear interest at 8% per annum.

Preemptive Rights

On July 5, 2006, the Company entered into a stock redemption agreement with Michael R. Knox, Lawrence T. Drzal, Hiroyuki Fukushima and Inhwan Do whereby, among other things, each holder of common stock of the Company was granted the first right to purchase shares of common stock that may thereafter from time to time be issued in the ratio that the number of shares of common stock they hold at the time of the issue bears to the total number of shares of common stock outstanding. The right shall be deemed waived by any holder of common stock who does not exercise the right and pay for the stock preemptive within thirty days of receipt of a notice in writing from the Company inviting them to exercise the right.

On December 1, 2010, the Company entered into a stock redemption agreement with Hanwha Chemical whereby, among other things, Hanwha Chemical was granted the first right, on equal terms with each of the other stockholders of the Company who had been granted preemptive rights pursuant to a stock redemption agreement with the Company to purchase stock of the Company as of June 8, 2011, to purchase shares of common stock that may thereafter from time to time be issued in the ratio that the number of shares of common stock they hold at the time of the issue bears to the total number of shares of common stock outstanding. The right shall be deemed waived by any holder of common stock who does not exercise the right and pay for the stock preemptive within thirty days of receipt of a notice in writing from the Company inviting them to exercise the right.

On June 8, 2011, the Company entered into a stock redemption agreement with POSCO whereby, among other things, POSCO was granted the first right, on equal terms with each of the other stockholders of the Company who had been granted preemptive rights pursuant to a stock redemption agreement with the Company to purchase stock of the Company as of June 8, 2011, to purchase shares of common stock that may thereafter from time to time be issued in the ratio that the number of shares of common stock they hold at the time of the issue bears to the total number of shares of common stock outstanding. The right shall be deemed waived by any holder of common stock who does not exercise the right and pay for the stock preemptive within thirty days of receipt of a notice in writing from the Company inviting them to exercise the right.

All of the foregoing pre-emptive rights agreements were cancelled and replaced with the pre-emptive rights included the Shareholders Agreement dated March 18, 2013.

As part of our overall financing agreements with AAOF, we agreed to allow conversion of previously held shares of common stock into Series A Preferred Stock for AAOF affiliates or other stockholders who exercised preemptive rights to purchase Series A Preferred Stock on or before October 31, 2013. The preemptive rights allowed the stockholders to purchase one share of Series A Preferred Stock at a price of $12.00 per share for every two shares of Series A Preferred Stock or common stock owned by the stockholder. Stockholders exercised these preemptive rights to purchase 11,107 shares of Series A Preferred Stock for $133,284. In addition, a total of 174,734 shares of common stock were cancelled on conversion into a like number of shares of Series A Preferred Stock.

On January 15, 2014, as part of our financing agreements with Samsung Ventures, AAOF and XGS II, we agreed to allow all stockholders to purchase one share of Series A Preferred Stock at a price of $12.00 per share for every two shares of Series A Preferred Stock or common stock owned by the stockholder. In addition, for every two preemptive shares purchased, the

Company issued the stockholder a warrant to purchase one additional share of Series A Preferred Stock with the same terms as the warrants issued to AAOF and XGS II. The Company also agreed to issue warrants with the same terms to those stockholders who exercised preemptive rights in October 2013. These preemptive rights expired on March 31, 2014.

During the quarter ended March 31, 2014, 101,000 shares of Series A Preferred Stock were sold to existing stockholders at a price of $12.00 per share under the January 15, 2014 preemptive rights offering. In addition, Stock Warrants indexed to 56,054 shares of Series A Preferred Stock were issued in conjunction with these stock purchases, including 5,554 warrants related to the preemptive rights exercised in October 2013.

During the year ended December 31, 2015, 3,100 shares of Series B Preferred Stock and warrants to purchase 2,635 shares of common stock were sold to existing stockholders at a price of $16.00 per share under a preemptive rights offering associated with the April 18, 2015 offering of Series B Units. See also “Description of Securities — Series B Units”.

Our Shareholder Agreement grants preemptive rights to shareholders and holders of convertible notes who are parties to the Shareholder Agreement. Pursuant to the terms therein, such shareholders and note holders have the right to purchase their pro rata share of all shareholder stock that the Company may, from time to time, propose to sell, issue, or exchange after the date of the Shareholder Agreement, other than certain excluded stock which includes stock granted to employees or as merger consideration. Each shareholder’s pro rata shares shall be equal to the ratio of (i) the aggregate number of shares of the Company’s common stock on a fully diluted basis, owned by the such shareholder at the time of the delivery of a preemptive rights notice to (ii) the aggregate number of shares of Company’s common stock on a fully diluted basis owned by all of the Company’s shareholders at the time of the delivery of a preemptive rights notice. The Shareholder Agreement’s preemptive rights provision supersedes the preemptive rights granted by the stock redemption agreement.

Our Shareholder Agreement was amended on February 26, 2016 to provide that holders of Excluded Stock are not subject to the terms of the Shareholders Agreement. Excluded Stock means shares of common stock that are subject to a registration statement that has been filed with the SEC and has been declared effective. The Amendment to Shareholders Agreement takes effect when a majority of the Board of Directors and shareholders holding at least 60% of the voting power of all shares of Shareholder Stock have consented to the amendment to the Shareholders Agreement, and a registration statement registering the shares of common stock has been filed with the SEC and declared effective. The Amendment to Shareholders Agreement further clarifies that preemptive rights shall not apply to Excluded Stock.

Michigan Anti-Takeover Law and Charter Provisions

Provisions of our Articles of Incorporation, as amended may delay or discourage transactions involving an actual or potential change in our control or change in our management. Therefore, these provisions could adversely affect the price of our common stock. Our Articles of Incorporation, as amended, permit our Board of Directors to issue up to 5,000,000 shares of blank check preferred stock in one or more series, each of such series to have such designations, powers, preferences, and relative participating, optional, or other rights, and such qualifications, limitations, or restrictions, as may be stated in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors.

Registration Rights

On December 31, 2015, the Company issued promissory notes and warrants to several existing investors in a private placement (the December Notes and December Warrants). Pursuant to the terms of the subscription agreement therein, the Company agreed to use its best efforts to register its shares of common stock on Form S-1, subject to certain extensions of the registration timeframe which the Company may make in its discretion. Pursuant to the terms of the Series B Unit offering, investors therein were granted registration rights with respect to the common stock underlying the shares of Series B Preferred Stock. The Company agreed to use its best efforts to file a registration statement on Form S-1 with the SEC to register shares of common stock within six months of the last closing of the offering of Series B Units, subject to certain extensions of the registration timeframe which the Company may make in its discretion. On December 20, 2013, the Company, AAOF, XGS II, LLC and Samsung Ventures executed the Second Amended and Restated Registration Rights Agreement whereby AAOF, XGS II, LLC and Samsung Ventures were granted demand and piggy-back registration rights with respect to any shares of common stock held by such investors or issuable upon conversion, exercise or exchange of any securities owned by the investors.

On May 24, 2010, the Company entered into an amended and restated license agreement with MSU whereby the Company, in further consideration of the license, issued 9,543 shares of common stock to MSU and granted to MSU tag-along and piggyback registration rights. The Company agreed to pay all expenses of such registrations.

Transfer Agent and Registrar

Our transfer agent is VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, NY 11598, telephone number (212) 828-8436 and facsimile number (646) 536-3179.

PLAN OF DISTRIBUTION

Use of Non-Exclusive Sales Agents

We intend to engage the services of non-exclusive sales agents to assist us in selling the shares. If we do engage sales agents, each sales agent will not purchase or sell any securities offered by this prospectus, nor will it be required to arrange the purchase or sale of any specific number or dollar amount of securities, but must agree to use its best efforts to arrange for the sale of all of the securities offered hereby.

A sales agent may retain other brokers or dealers to act as a sub-agents or selected-dealers on its behalf in connection with the offering. Therefore, we will enter into a subscription agreement directly with investors in connection with this offering and we may not sell the entire amount of securities offered pursuant to this prospectus. We intend to pay each non-exclusive sales agent a cash fee equal to up to eight percent (8%) of the gross proceeds of this offering attributable to the efforts of such sales agent.

The following table shows the per share sales agent’s fees that we intend to pay to any sales agent in connection with the sale of the shares offered pursuant to this offering, assuming the purchase of all of the shares offered hereby were arranged through sales agents:

Maximum Selling Commissions as a % of Proceeds from Sale of Common Stock (8%)
Sale of all 3,000,000 shares of common stock at $8.00 per share (gross proceeds of $24,000,000)	$1,920,000

Our obligations to issue and sell securities to the purchasers is subject to the conditions set forth in the subscription agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in the subscription agreement as well, which may also be waived. We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, including the sales agent fees assuming half the shares are sold by sales agents, will be approximately $1,060,000, all of which are payable by us.

The foregoing does not purport to be a complete statement of the terms and conditions of the subscription agreement. If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

Once we have engaged the services of a sales agent(s), we will file a post-effective amendment to this registration statement to identify such sales agent and disclose in greater detail the terms of any compensation arrangement.

Direct Sales Efforts by Company without Sales Agents

If we determine not to engage a sales agent, Philip Rose, Steve Jones, Arnold Allemang and Dave Pendell will conduct the offering on our behalf. Such officers and directors will offer the shares solely by means of this prospectus and the investor presentation materials which are attached as Exhibit 99.1 to the registration statement of which this prospectus is made a part, to friends, family members, business acquaintances and other contacts, and by direct mail to investors who have indicated an interest in us. In connection with the offering, Philip Rose, Steve Jones, Arnold Allemang and Dave Pendell will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the exemption provided by Rule 3a4-1 under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. In order to comply with Rule 3a4-1, such officers and directors:

•      may not be subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation in this offering;

•      may not be compensated in connection with his participation in this offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities;

•      may not be, nor have been within the past 12 months, a broker or dealer, and may not, nor have been within the past 12 months, an associated person of a broker or dealer;

•      must primarily perform substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

•      may not participate in selling an offering of securities for us more than once every 12 months other than in reliance on Rule 3a4-1(a)(4)(i) or (iii).

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.

Penny Stock Regulations

You should note that once our shares are publicly traded, they may become a penny stock. The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities will at such time likely be covered by the Penny Stock Rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The Penny Stock Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the Penny Stock Rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these Penny Stock Rules. Consequently, these Penny Stock Rules may affect the ability of broker-dealers to trade our securities if our common stock is publicly traded or quoted. We believe that the Penny Stock Rules discourage investor interest in and limit the marketability of our common stock.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must (1) execute and deliver a subscription agreement; and (2) deliver a check or certified funds to us for acceptance or rejection in accordance with the terms of the subscription agreement.

All checks for subscriptions must be made payable to “XG Sciences, Inc.” The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned promptly by us to the subscriber, without interest or deductions.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Foster Swift Collins & Smith PC, with an address at 313 South Washington Square, Lansing, MI 48933-2114.

EXPERTS

The 2015 and 2014 financial statements included in this prospectus have been so included in reliance on the report of Frazier & Deeter, LLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete but do contain the material provisions for each such contract and other document, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We will become obligated to file periodic reports upon the effectiveness of the registration statement of which this prospectus is made a part and we will file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We will also make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Our Articles of Incorporation, as amended, state that a Director of the Company shall not be personally liable to the Company or its stockholders for money damages for any action taken or any failure to take any action as a Director, except liability for any of the following:

(a)   The amount of a financial benefit received by a Director to which the Director is not entitled;

(b)   The intentional infliction of harm on the Company or its stockholders;

(c)   A violation of Section 551 of the Michigan Business Corporation Act, as amended (the “Act”); or

(d)   An intentional criminal act.

In the event the Act is amended, after approval by the stockholders of the appurtenant article in the Company’s Articles of Incorporation, as amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal, modification or adoption of any provision in our Articles of Incorporation, as amended inconsistent with this Article in shall not adversely affect any right or protection of a Director of the Company existing at the time of such repeal, modification or adoption.

Our Bylaws states that each person who is or was or had agreed to become a Director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company, or as a Director, officer, employee or agent of another corporation (whether for profit or not), partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Act or any other applicable laws as presently or hereafter in effect.

The right to indemnification conferred in the Bylaws shall not be exclusive of any right any person may have or acquire under any statute, provision of the Articles of Incorporation, as amended, Bylaws, agreement, vote of stockholders or disinterested Directors, or otherwise.

The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company or is or was serving at the request of the Company as a Director, officer, partner, trustee, employees or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the appurtenant provision of the Company’s Bylaws.

Under Michigan law, however, such provisions do not eliminate the personal liability of a director unless the director (i) acted in good faith; (ii) acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; and (iii) with respect to a criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Furthermore, under Section 551of the Act, directors who vote for, or concur in, any of the following corporate actions are jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent any legally recoverable injury suffered by its creditors or shareholders as a result of the action but not to exceed the difference between the amount paid or distributed and the amount that lawfully could have been paid or distributed: (i) a declaration of a share dividend or distribution to shareholders contrary to the Act or contrary to any restriction in the articles of incorporation; (ii) distribution to shareholders during or after dissolution of the corporation without paying or providing for debts obligations and liabilities of the corporation as required by Section 855a of the Act; and (iii) making a loan to a director, officer, or employee of the corporation or of a subsidiary of the corporation contrary to the Act.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

XG SCIENCES, INC.

Consolidated Financial Statements

INDEX TO FINANCIAL STATEMENTS

2801 W. Busch Boulevard Suite 200 Tampa, Florida 33618 813.874.1280 www.frazierdeeter.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of XG Sciences, Inc.

We have audited the accompanying consolidated balance sheets of XG Sciences, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 of the consolidated financial statements, the Company has incurred recurring losses from operations, has recurring negative cash flows from operations, has shareholder deficits and currently has ongoing requirements for additional capital investment. These factors raise doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Frazier & Deeter, LLC

Frazier & Deeter, LLC
March 1, 2016

XG SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2015 AND 2014

	2015	2014
ASSETS

CURRENT ASSETS
Cash	$1,060,224	$2,088,866
Accounts receivable, less allowance for doubtful accounts of $10,000 in 2015 and 2014, respectively	54,413	124,983
Inventories	229,034	132,459
Incentive refunds receivable	86,000	178,430
Other current assets	108,096	18,117
Total current assets	1,537,767	2,542,855

PROPERTY, PLANT AND EQUIPMENT, NET	3,753,248	4,652,473

RESTRICTED CASH FOR LETTER OF CREDIT	195,206	190,915

INTANGIBLE ASSETS, NET	411,789	327,134

TOTAL ASSETS	$5,898,010	$7,713,377

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and other current liabilities	$704,177	$1,073,938
Short-term promissory notes	497,324	—
Current portion of capital lease obligations	178,487	152,593
Total current liabilities	1,379,988	1,226,531

LONG-TERM LIABILITIES
Long-term portion of capital lease obligations	354,483	532,970
Convertible notes payable, net	—	10,422,641
Derivative liability – warrants	8,235,163	5,000,752
Total long-term liabilities	8,589,646	15,956,363

TOTAL LIABILITIES	9,969,634	17,182,894

STOCKHOLDERS’ DEFICIT
Series A convertible preferred stock, 3,000,000 shares authorized, 1,800,696 and 316,010 shares issued and outstanding, liquidation value of $21,608,376 and $3,792,120 at December 31, 2015 and December 31, 2014, respectively	21,291,912	3,475,686
Series B Preferred Stock, 1,500,000 shares authorized, 269,987 and 0 shares issued and outstanding, liquidation value of $4,319,792 and $0 at December 31, 2015 and December 31, 2014, respectively	3,651,533	—
Common stock, no par value, 25,000,000 shares authorized, 836,544 and 835,144 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	8,565,225	8,551,225
Additional paid-in capital	5,791,074	5,192,295
Accumulated deficit	(43,371,368)	(26,688,723)
Total stockholders’ deficit	(4,071,624)	(9,469,517)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$5,898,010	$7,713,377

See notes to consolidated financial statements

XG SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
DECEMBER 31, 2015 AND 2014

	2015	2014
REVENUES
Product sales	$164,153	$874,469
Grants	378,439	660,533
Licensing revenue	100,000	100,000
Total revenues	642,592	1,635,002

COST OF GOODS SOLD
Direct costs	97,590	226,678
Unallocated manufacturing expenses	1,750,124	2,522,653
Total cost of goods sold	1,847,714	2,749,331

GROSS LOSS	(1,205,122)	(1,114,329)

OPERATING EXPENSES
Research and development	1,485,283	1,449,478
Sales, general and administrative	4,119,329	4,405,266
Total operating expenses	5,604,612	5,854,744

OPERATING LOSS	(6,809,734)	(6,969,073)

OTHER INCOME (EXPENSE)
Incentive refund and interest income	94,507	117,940
Interest expense	(7,387,256)	(1,507,374)
(Loss) gain from change in fair value of derivative liability – warrants	(2,513,476)	503,186
Extinguishment loss on convertible notes payable	—	(3,513,770)
Loss on disposal of equipment and intangible assets	(66,686)	(54,967)
Total other expense	(9,872,911)	(4,454,985)

NET LOSS	(16,682,645)	(11,424,058)

Deemed dividend on Series A convertible preferred stock	(2,214,856)	(316,366)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(18,897,501)	$(11,740,424)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – Basic and diluted	836,225	834,400
NET LOSS PER SHARE – Basic and diluted	$(22.60)	$(14.07)

See notes to consolidated financial statements

XG SCIENCES, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

	Preferred stock (A)		Preferred stock (B)		Common stock		Additional paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Total
Balances, December 31, 2013	185,841	$2,230,092	—	—	833,477	$8,531,221	$2,026,981	$(15,264,665)	$(2,476,371)
Stock issued for cash	101,000	895,634	—	—	1,667	20,004	—	—	915,638
Preferred stock issued – beneficial conversion feature	—	(316,366)					316,366	—	—
Preferred stock issued – deemed dividend from beneficial conversion feature	—	316,366	—	—	—	—	(316,366)	—	—
Preferred stock issued to pay capital lease obligations	29,169	349,960	—	—	—	—	—	—	349,960
Convertible notes issued – beneficial conversion feature	—	—	—	—	—	—	2,520,526	—	2,520,526
Employee stock option expense	—	—	—	—	—	—	644,788	—	644,788
Net loss	—	—	—	—	—	—	—	(11,424,058)	(11,424,058)

Balances, December 31, 2014	316,010	3,475,686	—	—	835,144	8,551,225	5,192,295	(26,688,723)	(9,469,517)

Stock issued for cash	—	—	269,987	$4,319,792	1,400	14,000	—	—	4,333,792
Proceeds allocated to warrants	—	—		(668,259)					(668,259)
Convertible notes converted to preferred stock – Series A	1,456,126	17,473,540	—	—	—	—	—	—	17,473,540
Preferred stock issued – beneficial conversion feature	—	(2,214,856)	—	—	—	—	2,214,856	—	—
Preferred stock issued – deemed dividend from beneficial conversion feature	—	2,214,856	—	—	—	—	(2,214,856)	—	—
Preferred stock issued to pay capital lease obligations	28,560	342,686	—	—	—	—	—	—	342,686
Employee stock option expense	—	—	—	—	—	—	598,779	—	598,779
Net loss	—	—	—	—	—	—	—	(16,682,645)	(16,682,645)

Balances, December 31, 2015	1,800,696	$21,291,912	269,987	$3,651,533	836,544	$8,565,225	$5,791,074	$(43,371,368)	$(4,071,624)

See notes to consolidated financial statements

XG SCIENCES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

DECEMBER 31, 2015 AND 2014

	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(16,682,645)	$(11,424,058)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	964,382	866,889
Amortization of intangible assets	30,261	25,096
Loss on disposal of equipment and intangible assets	66,686	54,967
Provision for (recovery of) bad debts	6,527	3,038
Stock-based compensation expense	598,779	644,788
Non-cash interest expense	7,271,151	1,501,138
Deferred compensation – phantom stock	(254,400)	(120,000)
Loss (gain) from change in fair value of derivative liability – warrants	2,513,476	(503,186)
Extinguishment loss on convertible notes payable	—	3,513,770
(Increase) Decrease in:
Accounts receivable	(35,957)	173,238
Inventories	(96,575)	(65,299)
Incentive refund receivable	92,430	(45,162)
Other current assets	10,020	(106,537)
Other assets	(4,290)	(389)
Increase (Decrease) in:
Accounts payable and other liabilities	(90,552)	(468,174)
Accrued compensation	(24,810)	58,967
Deferred revenue	—	(600,000)
NET CASH USED IN OPERATING ACTIVITIES	(5,635,517)	(6,490,914)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(131,842)	(924,947)
Purchases of intangible assets	(114,917)	(158,249)
NET CASH USED IN INVESTING ACTIVITIES	(246,759)	(1,083,196)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances (repayments) on short-term notes, net	550,000	(103,447)
Repayments of capital lease obligations	(30,158)	(60,923)
Proceeds of convertible notes and warrants	—	8,500,000
Proceeds from issuance of preferred stock	4,319,792	1,212,000
Proceeds from issuance of common stock	14,000	20,004
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,853,634	9,567,634

NET INCREASE (DECREASE) IN CASH	(1,028,642)	1,993,524
CASH AT BEGINNING OF PERIOD	2,088,866	95,342

CASH AT END OF PERIOD	$1,060,224	$2,088,866

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest	$116,105	$6,236
Value of preferred stock issued for AAOF capital lease obligations	$342,686	$349,960
Property and equipment additions under capital leases	$—	$390,321
Conversion of convertible notes to preferred stock – Series A	$17,473,540	$—

See notes to consolidated financial statements

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 1 — NATURE OF BUSINESS AND BASIS OF PRESENTATION

XG Sciences, Inc., a Michigan company located in Lansing, Michigan and its subsidiary XGS IP, LLC (“we”, “us”, “our”, or the “Company”) manufactures graphene nanoplatelets made from graphite, using a proprietary manufacturing process to split natural flakes of crystalline graphite into very small and thin particles. These nanoplatelets are then used in products like battery electrodes, thin sheets, films, inks and coatings that we sell to other companies. We also sell our xGnP® graphene nanoplatelets in the form of bulk powders or dispersions to other companies for use as additives to make composite and other materials with specially engineered characteristics. Additionally, we license our technology to other companies in exchange for royalties and other fees.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). All normal adjustments considered necessary for a fair presentation have been included.

The consolidated financial statements include the accounts of XG Sciences, Inc. and our wholly-owned subsidiary, XGS IP, LLC. We operate as one reportable segment. All intercompany accounts, transactions and profits have been eliminated in consolidation.

Going Concern

We have historically incurred losses from operations and we may continue to generate negative cash flows as we implement our business plan. Our consolidated financial statements are prepared using US GAAP as applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

We currently do not have sufficient cash or commitments for financing to sustain our operations for the next twelve months. Our plan is to develop customer relationships and increase our revenues derived from our products and IP licensing. Although we have historically incurred operating losses, we have been able to fund such losses primarily by selling common and preferred stock and convertible notes. We expect that our cash on hand at December 31, 2015 of $1,060,224 and proceeds from anticipated financings (private placements of equity securities) will sustain our operations for the next twelve months. However, there can be no assurance of our continued success in raising capital to fund our business plan.

In the event we are unable to fund our operations from existing cash on hand, operating cash flows, additional borrowings or raising equity capital, we may be forced to reduce our expenses, slow down our growth rate, or discontinue operations. Our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

US GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, together with amounts disclosed in the related notes to the consolidated financial statements. Actual results and outcomes may differ from management’s estimates, judgments and assumptions. Significant estimates, judgments and assumptions used in these consolidated financial statements include, but are not limited to, those related to revenues, accounts receivable and related allowances, contingencies, useful lives and recovery of long-term assets, income taxes, and the fair values of stock-based compensation, warrants, and derivative financial instrument liabilities. These estimates, judgments, and assumptions are reviewed periodically and the effects of material revisions in estimates are reflected in the financial statements prospectively from the date of the change in estimate.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

We recognize revenues when (a) the price is fixed or determinable, (b) persuasive evidence of a sales arrangement exists, (c) the service is performed or delivery has occurred and (d) collectability of the resulting receivable is reasonably assured.

We recognize product revenues when products are shipped to customers. At that time, product ownership and risk have transferred to the customer and we have no further obligations. We record product sales at net selling prices that are reflective of discounts and allowances. Shipping and handling costs are recorded as a component of Direct Costs, as are shipping and handling costs billed to customers.

Revenue related to licensing agreements is recorded upon substantial performance of the terms of the contract. In the case of licensing arrangements that involve ongoing royalties based on sales of products produced with our technology, royalty income is recorded when received or, in the case of minimum royalties due, in the period when due.

Grant contract revenue is recognized over the life of the contracts as the services are provided.

Amounts received in excess of revenues earned are recorded as deferred revenue.

Cost of Products Sold

We use a standard cost system to estimate the direct costs of products sold. Direct costs include estimates of raw material costs, packaging, freight charges net of those billed to customers, and an allocation for direct labor and manufacturing overhead. Because of the nature of our production processes, there is a substantial fixed manufacturing expense requirement that represents the ongoing cost of maintaining production facilities that are not directly related to products sold, so we use a “full capacity” allocation of overhead based on an estimate of what product costs would be if the manufacturing facilities were operating on a full-time basis and producing products at the designed capacity. This estimate involves estimating both the level of expenses as well as production amounts as if the manufacturing facility were operating on a continuous, three-shift, production basis.

The remaining costs of operating the Company’s manufacturing facilities are recorded as Unallocated Manufacturing Expenses. Manufacturing expense includes the costs of operating our manufacturing facilities including personnel costs, rent, utilities, indirect supplies, depreciation, and related indirect expenses. Manufacturing expenses are expensed as incurred.

Research and Development

Research and development expenses include the compensation costs of research personnel, laboratory rent and utilities, depreciation of laboratory equipment, travel and laboratory supplies and are expensed as incurred.

General and Administrative Expense

General and Administrative expenses include the compensation costs of personnel, rent, utilities, supplies, travel, depreciation of office equipment, and related expenses not included in other expense categories. General and Administrative Expense also includes non-cash compensation expenses related to the Company’s deferred compensation, management incentive bonus, and employee stock option programs.

Sales and Marketing Expense

Sales and marketing costs include compensation, travel, and business development expenses including free samples provided to customers. These costs are expensed as incurred. Product marketing allowances are recorded at the estimated out of pocket cost necessary to produce the product in the period the allowance is granted. Advertising costs are expensed at the time they are incurred and were not material for the years ended December 31, 2015 and 2014.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

It is our policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. To the extent that the probable tax outcome of these uncertain tax position changes, such changes in estimate will impact the income tax provision in the period in which such determination is made. At December 31, 2015, we believe we have appropriately accounted for any unrecognized tax benefits. We are not aware of any uncertain tax positions. To the extent we prevail in matters for which a liability for an unrecognized tax benefit is established or we are required to pay amounts in excess of the liability, our effective tax rate in a given financial statement period may be affected.

We account for income taxes using an asset and liability approach. The difference between the financial statement and tax bases of assets and liabilities is determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income. Income tax expense is the current tax payable or refundable for the period plus or minus the net change in the deferred tax assets and liabilities. The deferred tax effects of state and local income taxes are considered immaterial and have not been recorded. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amount that is estimated to be realized. Because of the uncertainty related to future realization of deferred tax assets (see Note 14), we have established a valuation allowance equal to one hundred percent of the deferred tax assets.

Net Income (Loss) Per Common Share

We compute net income or (loss) per share in accordance with Financial Accounting Standards Board (“FASB”) Accountings Standards Codification (“ASC”) Topic 260: Earnings Per Share. Under the provisions of ASC 260, basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares outstanding during the applicable period, plus the effect of potentially dilutive securities. Potentially dilutive securities consist of shares potentially issuable pursuant to stock options and warrants as well as shares that would result from full conversion of all outstanding convertible securities. These potentially dilutive securities were 3,594,582 and 2,857,839 as of December 31, 2015 and 2014 and are excluded from diluted net loss per share calculations because they are anti-dilutive. As a result, for the years ended December 31, 2015 and 2014, basic and diluted net loss per share was the same.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a provision for bad debt expense and an adjustment to a valuation allowance based on their assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance account and a credit to accounts receivable.

Statements of Cash Flows

For the purposes of the statements of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments and Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company places its cash with FDIC insured financial institutions. Although such balances may exceed the federally insured limits at certain times, in the opinion of management they are subject to minimal risk.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has established policies for extending credit to customers based upon factors including the customers’ credit worthiness, historical trends and other information. Nonetheless the collectability of accounts receivable is affected by regional economic conditions and other factors. During 2013, the Company earned $1,400,000 of licensing revenue from one entity and also recorded $600,000 in deferred revenues from the same entity as part of a negotiated contract. At December 31, 2014, there was no outstanding balance due from this entity and the deferred revenue of $600,000 is reflected in revenues.

Inventory

Inventory consists of raw materials, work-in-process and finished goods, all of which are valued at standard cost, which approximates average cost.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation and amortization. Property and equipment generally includes purchases of items with a cost greater than $3,000 and a useful life greater than one year. Depreciation and amortization are computed on the straight line basis over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the related lease terms or their estimated useful lives.

We periodically review the estimated useful lives of property and equipment. Changes to the estimated useful lives are recorded prospectively from the date of the change. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the statement of operations. Repairs and maintenance costs are expensed as incurred.

Recoverability and Impairment of Long-Lived Assets

We review our long-lived assets for recoverability if events or changes in circumstances indicate the assets may be impaired. This circumstance exists when the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. At December 31, 2015, we believe the carrying value of our long-lived assets is recoverable.

Intangible Assets

We have entered into a License Agreement with Michigan State University under which we have licensed certain intellectual property in the form of patents and patent applications and invention disclosures. We are responsible for managing the patent process and ongoing filings for this licensed intellectual property and for bearing the cost thereof. We capitalize all costs related to the acquisition and ongoing administration of this License Agreement and we amortize these costs over 15 years or the remaining life of the License Agreement, whichever is shorter.

In addition to the costs of managing in-licensed intellectual property, we also file for patent protection for inventions and other intellectual property generated by our employees. All patents are evaluated for filing in international markets on a case-by-case basis, and are filed in the United States and in selected international markets as considered appropriate. All external legal and filing costs related to patent applications, patent filings, ongoing registrations, overseas filings, and legal opinions related thereto are capitalized as intangible assets at cost and amortized over a period of 15 years from the date incurred, or the remaining useful life of the associated patent, whichever is shorter.

The cost of royalties or minimum payments specified under the license agreement for in-licensed technology is expensed as incurred.

We have also out-licensed certain of our intellectual property to licensees under terms and conditions of license agreements that specify the intellectual property licensed, the territory, and the type of license. In exchange for these licenses, we have recorded revenues associated with the initial granting of the license and expect to receive royalties based on sales of products produced

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

under these licenses. License revenues are recorded to reflect our performance of requirements under these license agreements. In addition, we record royalty revenues from licensees at the time they are earned.

Our intangible assets are assessed for impairment on an annual basis. As part of this process, we take into account the cash flows which we have received from licensing certain of our intellectual property as well as our plans to continue licensing our intellectual property as part of our ongoing business model.

Incentive Refund

As of December 31, 2015 and 2014, we had $86,000 and $178,430 of incentive refunds due from the Michigan Economic Growth Authority under a five-year agreement signed on January 19, 2011. These incentive payments are awarded annually based on a pre-determined formula relating to the number of jobs created, average compensation, and total payroll and benefits for jobs created by XG Sciences in Michigan. These refunds are paid in cash during the year following the refund period. There is no requirement to have taxable income to receive these incentive payments.

Stock-Based Compensation

We recognize compensation expense in our statement of operations for all share-based option and stock awards, based on estimated grant-date fair values.

We estimate the grant-date fair value of stock-based compensation awards using the Black-Scholes option valuation model. This model is affected by the estimated value of our common stock on the date of the grant as well as assumptions regarding a number of highly complex and subjective variables. These variables include the expected term of the option, the exercise price, expected risk-free rates of return, the expected volatility of our common stock, and expected dividend yield, each of which is more fully described below. The assumptions for the estimated value of our common stock, expected term and expected volatility are the assumptions that most significantly affect the grant date fair value.

Estimated Value of our Common Stock: The estimated fair value of the Company’s common stock was based on a number of objective and subjective factors, including external market conditions affecting the Company’s industry sector, the prices at which the Company sold shares of convertible preferred stock, and the superior rights and preferences of securities senior to the Company’s common stock at the time. The Company used the option pricing method,  utilizing the back-solve method, which is a form of the market approach defined in the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, used to estimate the fair value of common stock. The valuation methodology included estimates and assumptions that require the Company’s judgment.

Expected Term: Because we have limited experience related to the exercise of employee stock options, we use the simplified method permitted by SEC Staff Accounting Bulletin Topic 14 to estimate the expected term of the options. The expected term of an option is estimated to be equal to the mid-point between the vesting and expiration dates of the option.

Risk-free Interest Rate: We base the risk-free interest rate used on the implied yield at the grant date of U.S. Treasury zero-coupon issues with a term approximately equal to the expected term of the stock-based award being valued.

Expected Stock Price Volatility: Because we are a private company with very limited stock sales history, we use a blended average weekly volatility of certain publically-traded peer companies. We believe that the use of this blended average peer volatility is reflective of market conditions and a reasonable indicator of our expected future volatility.

Dividend Yield: Because we have never paid a dividend and do not expect to begin doing so in the foreseeable future, we have assumed a 0% dividend yield in valuing our stock-based awards.

The grant-date fair value of the award is recognized as expense over the requisite service period using the straight-line method.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

FASB ASC 820: “Fair Value Measurements and Disclosures” defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included within Level 1 which are either directly or indirectly observable.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Our derivative liabilities are classified as Level 3 within the fair value hierarchy because they were valued using other unobservable inputs. The valuation technique used to measure fair value of the derivative liabilities is based on a lattice model with significant assumptions and inputs determined by the Company. A lattice model was used to estimate the fair value of the derivative liabilities because management believes it reflects all the assumptions that market participants would likely consider including early exercise of the warrants. The fair value of the derivative liabilities will be significantly influenced by the fair value of our common stock, stock price volatility and the risk free interest components of the lattice technique.

The following is a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2015 and 2014:

	2015	2014
Balance at January 1	$5,000,752	$1,190,261
Warrants issued with additional financing	—	2,676,570
Warrants issued with private placement of Series B Preferred Stock	660,378	—
Warrants issued with preferred stock sold under preemptive rights	7,881	316,366
Warrants issued with bridge financing	52,676	—
Warrants issued for debt modification	—	1,320,741
(Gain) Loss recognized in earnings	2,513,476	(503,186)
Balance at December 31	$8,235,163	$5,000,752

Derivative Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. The terms of convertible preferred stock and convertible notes that we issue are reviewed to determine whether or not they contain embedded derivative instruments that are required by ASC 815: “Derivatives and Hedging” to be accounted for separately from the host contract, and recorded at fair value. In addition, freestanding warrants are also reviewed to determine if they achieve equity classification. Certain stock warrants that we have issued did not meet the conditions for equity classification and are classified as derivative instrument liabilities measured at fair value. The fair values of these derivative liabilities are revalued at each reporting date, with the change in fair value recognized in earnings. See Note 9 for additional information.

Beneficial Conversion Feature of Convertible Notes

If the embedded conversion option in a convertible note is not required to be separated and accounted for as a derivative instrument liability, then ASC 470: “Debt with Conversion and Other Options” requires separate recognition of any beneficial conversion feature (“BCF”) related to the convertible instrument. Accordingly, we recognized a BCF related to the Secured

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Convertible Notes that we issued in 2014. The BCF for the convertible instruments is recognized by allocating to additional paid-in capital a portion of the proceeds received equal to the intrinsic value of the conversion feature. Generally, the intrinsic value is calculated at the commitment date as the difference between the effective conversion price and the fair value of the common stock or other securities into which the security is convertible, multiplied by the number of shares into which the security is convertible. When certain other securities, such as warrants, are issued in conjunction with the convertible security, the proceeds are allocated among the different components. The portion of the proceeds allocated to the convertible security is divided by the contractual number of the conversion shares to determine the effective conversion price which is then used to measure the BCF. The value of the BCF recognized is limited to the amount of proceeds received that is initially allocated to the convertible security. See Note 10 for additional information related to the BCF resulting from our Secured Convertible Notes.

Beneficial Conversion Feature of Preferred Stock

Equity instruments that contain a BCF are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend amount is recorded as an increase to additional paid-in capital. For the years ended December 31, 2015 and 2014, we recorded a deemed dividend of $2,214,856 and $316,366, respectively. The deemed dividend recorded in 2015 was related to the adjustment of the conversion price of the Series A Preferred Stock from $12.00 to $6.40 per share which resulted in a BCF due to the new conversion price being lower than the value of the underlying common stock. See Note 9 for additional information related to the BCF resulting from our Series A Preferred Stock.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update No. 2014-09, Revenue From Contracts With Customers, or ASU 2014-09. Pursuant to this update, an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The amendments in this update are currently effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, and are to be applied retrospectively, or on a modified retrospective basis. Early application is not permitted. In July 2015, the FASB approved a one year deferral of the effective date for annual reporting periods beginning after December 15, 2017 with early adoption permitted for annual periods beginning after December 15, 2016. We are currently evaluating the impact of adopting ASU 2014-09 on our consolidated financial statements.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation, or Topic 915. The guidance set forth in Topic 915 is intended to reduce the overall cost and complexity associated with financial reporting for development stage entities without reducing the availability of relevant information. The FASB also believes the changes will simplify the consolidation accounting guidance by removing the differential accounting requirements for development stage entities. As a result of these changes, there no longer will be any accounting or reporting differences in generally accepted accounting principles, or GAAP, between development stage entities and other operating entities. For organizations defined as public business entities, the presentation and disclosure requirements in Topic 915 will no longer be required starting with the first annual period beginning after December 15, 2014, including interim periods therein. Early application is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities). This standard had no impact on our consolidated statements of financial position, results of operations or cash flows.

In August 2014, FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, or ASU 2014-15. ASU 2014-15 explicitly requires a company’s management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures in certain circumstances. The new standard will be effective in the first annual period ending after December 15, 2016, although early application is permitted. We are currently evaluating the

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

potential impact of the adoption of this standard, but believe its adoption will have no impact on our consolidated statements of financial position, results of operations or cash flows.

In November 2014, the FASB issued ASU No. 2014-16, Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is more akin to Debt or to Equity, or ASU 2014-16. ASU 2014-16 clarifies how current GAAP should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, ASU 2014-16 provides that an entity should consider all relevant terms and features, including the embedded derivative feature being evaluated for bifurcation, in evaluating the nature of the host contract. ASU 2014-16 is effective for public companies for fiscal years and interim periods within those fiscal years beginning after December 15, 2015 with early adoption permitted. We adopted this guidance for the year ended December 31, 2014 and have applied it to our hybrid financial instruments.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, or ASU 2015-03. ASU 2015-03 requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. The standard also aligns the GAAP presentation with International Financial Reporting Standards and will remedy the long-standing conflict with the guidance in FASB Concepts Statement No. 6, Elements of Financial Statements, which indicates that debt issuance costs do not meet the definition of an asset, because they provide no future economic benefit. ASU No. 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted for financial statements that have not been previously issued. The new guidance will be applied on a retrospective basis. The adoption of this guidance during the year ended December 31, 2015 did not have a material impact on our consolidated balance sheets.

NOTE 3 — INVENTORY

As of December 31, the following amounts were included in inventory:

	2015	2014
Raw materials	$46,660	$69,600
Finished goods	182,374	62,859
Total	$229,034	$132,459

NOTE 4 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31 consist of the following:

	Depreciable life (years)	2015	2014
Plant and equipment not yet placed in service		$49,200	$820,861
Leasehold improvements	5-10	399,060	382,230
Lab equipment	3-7	871,512	893,068
Production and other equipment	3-7	5,835,226	5,070,344
Software	3	39,144	39,144

		7,194,142	7,205,647
Less accumulated depreciation and amortization		(3,440,894)	(2,553,174)

Net property, plant and equipment		$3,753,248	$4,652,473

Depreciation and amortization expense on property and equipment, including leased assets, for the years ended December 31, 2015 and 2014, was $964,382 and $866,889 respectively. These amounts are included as part of our Statement of Operations in Cost of Goods Sold, Research and Development, and General and Administrative Expenses - $783,153, $146,970, $34,259 and $681,983, $142,785, $42,121 respectively in 2015 and 2014.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 4 — PROPERTY, PLANT AND EQUIPMENT (cont.)

Property and equipment under capital leases included above consists of the following at December 31:

	2015	2014
Lab equipment	$160,202	$160,202
Production and other equipment	986,230	986,230

	1,146,432	1,146,432
Less accumulated depreciation	(297,336)	(128,220)

Net property, plant and equipment under capital leases	$849,096	$1,018,212

NOTE 5 — INTANGIBLE ASSETS

Intangible assets and related accumulated amortization as of December 31, 2015 and 2014 are as follows:

	Carrying Amount	Less Accumulated Amortization	Net Carrying Amount
Licenses	$137,533	$(65,522)	$72,011
Patents	383,496	(47,524)	335,972
Trademarks, other intangibles	5,698	(1,892)	3,806

Balance, December 31, 2015	$526,727	$(114,938)	$411,789

Licenses	$137,308	$(55,908)	$81,400
Patents	268,805	(27,264)	241,541
Trademarks, other intangibles	5,698	(1,505)	4,193

Balance, December 31, 2014	$411,811	$(84,677)	$327,134

Amortization expense of $30,261 and $25,096 was recorded for the years ended December 31, 2015 and 2014, respectively. Amortization expense for the next five years is estimated to be approximately $30,000 annually.

NOTE 6 — ACCOUNTS PAYABLE AND OTHER CURRENT LIABILITIES

As of December 31, 2015 and 2014, our accounts payable and other current liabilities consisted of the following:

	2015	2014
Accounts Payable	$404,146	$324,096
Product marketing allowance	—	35,045
Accrued compensation	186,665	210,800
Accrued Expenses	12,900	195,390
401(k) employer contribution expense	100,466	54,207
Current portion of deferred compensation (see Note 8)	—	254,400

Accounts payable and other liabilities	$704,177	$1,073,938

NOTE 7 — DEFERRED REVENUE

During 2013, we invoiced $600,000, of which $412,500 was received and $187,500 of which was included as accounts receivable as of December 31, 2013, to a single large customer in exchange for a commitment to ship a variety of our products during the period from January 1, 2014 to June 30, 2014. The invoiced amounts were recorded as Deferred Revenue. The related services were performed, and the revenue recognized, during 2014. There was no deferred revenue on the consolidated balance sheets as of December 31, 2015 or 2014.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 8 — DEFERRED COMPENSATION — PHANTOM STOCK

Certain key employees have deferred compensation through a phantom stock plan (the “plan”) established by the Company in 2009. These key employees can elect to defer up to 100% of their compensation for a specific period. Amounts deferred are allocated quarterly into phantom units of our stock and are 100% vested. The cost of each phantom unit is established annually by the plan administrator prior to the beginning of each plan year. The cost established by the plan administrator for the plan year December 31,  4 was $12 per unit. Amounts accumulated under the plan are paid out as elected by the employee and accepted by the plan administrator. The value of accumulated phantom stock units at payout for events other than a change in control of the Company is based on the average per share value of common stock sales for the previous twelve months or based on an independent appraisal if no such stock sales have occurred within a twelve month period. As of December 31, 2014, the fair value of the phantom stock units was deemed to be $12 per unit and the liability for outstanding units was adjusted based on that value. In the event of a change of control of the Company, accumulated phantom stock units are to be paid to the employee based on the per share value of common stock at that time. Provisions for payout of the value of the units also exist in the event of death, disability or separation from service as summarized in the plan.

The amount outstanding at December 31, 2014 was paid out in early 2015.

NOTE 9 — SECURED CONVERTIBLE NOTES, WARRANTS AND FINANCING AGREEMENTS

2013 AAOF, Knox and XGS II Financings

On March 18, 2013 we entered into a series of agreements with our former Chief Executive Officer, Michael R. Knox and Aspen Advance Opportunity Fund, LP (“AAOF”). Under these agreements, Mr. Knox and AAOF agreed to provide financing to the Company in the form of Secured Convertible Notes as well as optional lease financing. The agreements provided for Mr. Knox to lend the Company $700,000, to be funded by converting advances he had made under a revolving line of credit, and for AAOF to lend the Company a minimum of $2.5 million and, at the option of AAOF, a maximum of $5 million, with a provision that up to 50% of the AAOF funding could be funded under lease financing arrangements.

Subsequently, on July 12, 2013, these agreements were amended and restated to provide for expanded financing commitments from AAOF as well as a related entity, XGS II, LLC (“XGS II”). Under the terms of these amended agreements, the financing commitments from AAOF were increased to a minimum of $6 million and, at the option of AAOF, a maximum of $10 million, of which a maximum of $3 million could be provided in the form of lease financing. Also under these amended agreements, XGS II agreed to provide a minimum of $250,000 and, at the option of XGS II, a maximum of $750,000. All of the funding with the exception of the Knox financing, was scheduled according to minimum financing commitments on calendar dates ranging from the time the agreements were executed to a period of eighteen months into the future. With the exception of any lease financing, the financing provided by Knox, AAOF, and XGS II takes the form of Secured Convertible Notes with identical terms and provisions.

In conjunction with the sale of the Secured Convertible Notes to AAOF and XGS II during 2013, Stock Warrants to purchase an aggregate of 447,916 shares of Series A Convertible Preferred Stock were issued that vest as the financing occurs at a rate of one Stock Warrant for every $24.00 funded. The Stock Warrants have an exercise price of $12.00 per share and are indexed to Series A Convertible Preferred Stock which contains a feature that requires adjustment of the exercise price of the Preferred Stock if the Company issues any Common Stock or common stock equivalents for a price less than the exercise price in effect immediately before the issuance. The Stock Warrants expire on the earlier of i) March 18, 2023 or ii) the acquisition of the Company by another entity.

2014 AAOF and XGS II Financings and Warrant Amendments

On January 15, 2014, we consolidated the Secured Convertible Notes issued in 2013 to AAOF and XGS II, together with accrued interest, into a single note for each lender with terms and conditions similar to those previously issued to AAOF and XGS II. We also revised the terms and amounts related to the timing of future investments from AAOF and XGS II by increasing the XGS II optional funding level to $1 million and extending the optional financing periods for both AAOF and XGS II through the end of 2014. In connection with the amendments, we also i) transferred all of our intellectual property into

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 9 — SECURED CONVERTIBLE NOTES, WARRANTS AND FINANCING AGREEMENTS (cont.)

a newly-created, wholly-owned subsidiary called XGS IP, LLC, ii) revised certain terms of the Company’s By-Laws to allow for special shareholder meetings to be called by holders of ten percent or more of the Company’s stock and to clarify certain voting provisions, and iii) amended the previously issued Certificate of Designation of Series A Convertible Preferred Stock to clarify the conditions related to Mandatory Conversion into Common Stock upon listing of the Company’s stock on a Qualified National Exchange and to add a provision that would exempt holders of Series A from future mandatory financing participation.

The Secured Convertible Notes issued under these agreements bear interest at 12% per annum and have a due date of March 18, 2018. These notes had provisions providing an option to the Company, at its choice, to accrue the interest payments on the notes through December 31, 2014 and add the accrued interest to the principal of the notes. After December 31, 2014, the note holder, at its option, could choose to receive ongoing interest payments: 1) in the form of cash; 2) receive all or a portion of currently due interest in the form of Series A Convertible Preferred Stock at a price per share equal to the then-effective Series A Original Issue Price as defined in the Company’s Certificate of Designation of Series A Convertible Preferred Stock ($12 per share); 3) receive all or a portion of currently due interest payments in the form of any other series of Preferred Stock outstanding at the time interest is due; or 4) elect to accrue such interest and add it to the balance of the Note. Beginning January 1, 2015, Mr. Knox chose to receive ongoing interest payments in cash, while all other note holders continue to have interest accrued and added to the balance of their Notes. These Notes are secured by all of the assets, both tangible and intangible, of the Company. Further, these notes have provisions allowing their conversion into Series A Convertible Preferred Stock (or such other form of Preferred Stock as may be outstanding at that time), at the option of the holder at a conversion price of $12 per share. In addition, these Notes contain various affirmative and negative covenants that provide for various reporting, information, notice, maintenance of business, insurance, audits and reappraisal requirements. These covenants also prohibit the Company from issuing new secured debt that would have security or liquidation provisions senior to or equivalent to the Secured Convertible Notes, and these covenants also prohibit the issuance of dividends or stock redemptions, creation of subsidiaries, certain transactions with subsidiaries, or transfer of assets without the permission of the holders.

The embedded conversion feature in the Secured Convertible Notes was analyzed under ASC 815 to determine if it achieved equity classification or required bifurcation as a derivative instrument. In order to be a derivative, one of the criteria is that the embedded component must be net settleable. The Company’s common stock is not publicly traded, there is no mechanism outside the notes that would permit the holder to achieve net settlement and the underlying shares are not readily convertible to cash. Accordingly, the embedded conversion feature does not meet the definition of a derivative, and therefore, does not require bifurcation from the host instrument. Certain default put provisions were not considered to be clearly and closely related to the host instrument but we concluded that the value of these default put provisions was de minimus. We reconsider the value of the default put provisions each reporting period to determine if the value becomes material to the financial statements.

On January 15, 2014, we also exchanged existing warrants to purchase 447,916 shares of Series A Preferred Stock for new warrants to purchase 916,666 shares of Series A Preferred Stock. In accordance with the terms of the amendment, the previously-issued Stock Warrants associated with these financings vest as the financings occur at a rate of one Stock Warrant for every $12.00 funded. As of January 15, 2014, 434,314 Stock Warrants were vested and their fair value, using a lattice model, was estimated to be $2,525,822. The fair value of the Stock Warrants immediately prior to the exchange was $1,205,081, resulting in an increase in fair value of $1,320,741.

Although the Stock Warrants did not fall within the scope of ASC 480, they required derivative liability accounting because the conversion price reset protection terms in the underlying Series A Convertible Preferred Stock was not consistent with the definition for financial instruments indexed only to a company’s own stock. As such, they are required to be marked to fair value each reporting period.

The cash flows of the newly consolidated Secured Convertible Notes plus the fair value of the additional Stock Warrants issued exceeded the cash flows of the old Secured Convertible Notes by more than 10%. Therefore, in accordance with ASC 470 “Debt”, the modification of the notes was accounted for as a debt extinguishment. Because the conversion price of the Secured Convertible Notes is the same as the estimated value of the underlying stock on the date of the modification, no beneficial conversion feature was recognized. The difference of $2,193,029 between the carrying amounts of the original Secured

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 9 — SECURED CONVERTIBLE NOTES, WARRANTS AND FINANCING AGREEMENTS (cont.)

Convertible Notes and the fair value of the newly consolidated Secured Convertible Notes plus the increase in fair value resulting from the issuance of additional Stock Warrants of $1,320,741 was recorded as a loss on extinguishment of $3,513,770.

2014 and 2015 AAOF and XGS II Financings and Warrants

During the year ended December 31, 2014, we issued an additional $5,500,000 in Secured Convertible Notes to AAOF and XGS II with terms similar to those issued previously. Stock Warrants indexed to 454,166 shares of Series A Preferred Stock vested as result of the 2014 financings and were recorded at fair value using a binomial lattice model. At December 31, 2015, the total funding from the AAOF and XGS II financing and lease agreements was $11,026,091. Because the lease commitments of $1,026,091 exceed the $1,000,000 initial commitment by $26,091, AAOF increased the maximum potential funding from $11,000,000 to $11,026,091 which resulted in the issuance of an additional 2,174 Stock Warrants to AAOF.

After recording the Stock Warrants at fair value, a determination was made as to whether, in accordance with ASC 470, there was a BCF associated with the Secured Convertible Notes. A BCF is a non-detachable conversion feature that is in-the-money at the commitment date. An option is in-the-money if its effective conversion price is less than the current fair value of the share. For purposes of measuring a BCF, the effective conversion price is based on the proceeds allocated to the convertible debt instrument after considering allocations to detachable warrants.

The cash proceeds from the AAOF and XGS II financings during the year ended December 31, 2014 were allocated first to the derivative liabilities resulting from the Stock Warrants, at their fair values, then to the beneficial conversion feature, with the residual allocated to the host debt contracts, as follows:

Allocation
Derivative liabilities – warrants	$2,520,527
Beneficial Conversion Feature	2,520,527
Secured Convertible Notes – initial carrying value	458,946
Total allocated proceeds	$5,500,000

The amount allocated to the derivative liabilities and the BCF was recorded as a discount on the Secured Convertible Notes and was being amortized to interest expense over the remaining term of the notes using the effective interest method. The effective interest rates on the Secured Convertible Notes ranged from approximately 28% – 85%.

As mentioned in further detail below, on December 31, 2015, the AAOF and XGSII Notes were converted into Series A Preferred Stock. The remaining unamortized discount of approximately $5.1 million was recorded as interest expense. Total interest expense of $7,050,898 and $1,360,308 was recognized for the years ended December 31, 2015 and 2014.

All 833,332 Stock Warrants issued in conjunction with the Secured Convertible Notes and all 83,334 Stock Warrants issued in conjunction with the lease commitments, were vested as of December 31, 2015.

2014 Samsung Financing and Warrants

On January 15, 2014, we sold $3,000,000 of Secured Convertible Notes to SVIC No. 15 New Technology Business Investment L.L.P, a subsidiary of the Samsung Group (“Samsung”). These notes had terms and conditions that were substantially similar to those previously issued to Knox, AAOF, and XGS II. In connection with the sale of the notes, the Company issued to Samsung a total of 100,000 Stock Warrants with a term of 4 years that are exercisable into shares of Series A Convertible Preferred Stock at a price of $12.00. These Stock Warrants vest in four installments on the first, second, third and fourth anniversary of the issuance of the Stock Warrants according to the following formula: On each anniversary, the warrant vests according to the ratio of total Samsung payments to us during the previous twelve-month period divided by 250. Thus, the warrants will vest proportionately in relation to the first $25 million, or fraction thereof, that Samsung pays, in cash, to us over the four years beginning January 15, 2014. Samsung payments are defined as future total cash payments, including licensing, royalties and product purchases but not joint development or purchase of Secured Convertible Notes. As of December 31, 2015, no payments

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 9 — SECURED CONVERTIBLE NOTES, WARRANTS AND FINANCING AGREEMENTS (cont.)

had been made by Samsung and none of the Stock Warrants associated with the Samsung note had vested. If and when Samsung provides funding to the Company in the future, the Stock Warrants will be measured at fair value and expensed at that time.

Conversion of Secured Convertible Notes

In conjunction with the Series B Private Placement, the holders of the Secured Convertible Notes agreed to convert their notes into Series A Preferred Stock upon the earlier of i) the Company raising at least $12 million through the sale of securities or ii) December 31, 2015, contingent on the Company raising at least $2 million through the sale of securities by that date. All the Secured Convertible Note agreements converted into shares of Series A Preferred Stock on December 31, 2015 in accordance with the terms of the agreements. The following table reflects the outstanding balances of the Notes on the date of conversion:

	AAOF	XGS II	KNOX	SAMSUNG	Total
Face value of notes at issuance	$9,000,000	$1,000,000	$700,000	$3,000,000	$13,700,000
Accrued interest on face value	2,520,232	310,068	166,721	776,519	3,773,540
Amount due – December 31, 2015	11,520,232	1,310,068	866,721	3,776,519	17,473,540
Shares of Series A Convertible Preferred Stock Issued	960,019	109,172	72,226	314,709	1,456,126

In accordance with ASC 470, the remaining unamortized discount of $5,107,512 was recognized as interest expense.  On conversion the fair value of the notes and accrued interest was credited to the capital accounts.

Private Placement

In April 2015, we commenced a private placement offering of up to $18,000,000 in units consisting of up to 1,125,000 shares of Series B Convertible Preferred Stock and Warrants to purchase Common Stock at an offering price of $16.00 per Unit. As of December 31, 2015, we had sold 266,887 shares of Series B Convertible Preferred Stock and Warrants to purchase 222,262 shares of Common Stock, for aggregate gross proceeds of $4,270,192. In addition, the private placement triggered a preemptive rights offering to existing shareholders and holders of convertible notes. As mentioned in further detail below, the preemptive rights offering resulted in the issuance of 3,100 shares of Series B Convertible Preferred Stock and Warrants to purchase 2,635 shares of Common Stock which resulted in additional proceeds of $49,600. Proceeds of $7,881 were allocated to derivative liabilities-warrants with the remaining $41,719 being allocated to the Series B Preferred Stock.

The Series B Preferred Stock has a stated value of $16.00 per share and is convertible, at the option of the holder, at a conversion price of $16.00 per share, subject to adjustments for stock dividends, splits, combinations and similar events. The Warrants have an exercise price of $16.00 per share and expire in 7 years. During the period from closing of the offering and ending on the earlier of i) December 31, 2017 and ii) the date the Company consummates the sale of new securities resulting in gross proceeds of at least $18 million, the holder has the right to exchange their Series B Preferred Stock and Warrants on a price per share basis into the new security on the relative price per share terms as the new securities were sold to the third party.

The cash proceeds from the private placement were allocated first to the derivative liabilities resulting from the Stock Warrants, at their fair values. After allocating a portion of the proceeds to the warrants it was determined there was no BCF present because the effective conversion price of the Series B Preferred Stock was greater than the current fair value of the shares. Therefore, the residual was allocated to the Series B Preferred Stock, as follows:

Allocation
Derivative liabilities – warrants	$660,378
Series B Preferred Stock	3,609,814
Total allocated proceeds	$4,270,192

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 9 — SECURED CONVERTIBLE NOTES, WARRANTS AND FINANCING AGREEMENTS (cont.)

The Stock Warrants issued in the private placement required derivative liability accounting and are required to be marked to fair value each reporting period. The initial fair value of the Stock Warrants was estimated using a binomial lattice model with the following assumptions:

Fair value of underlying stock	$12.00
Equivalent risk free interest rate	0.91% – 1.03%
Expected term (in years)	7.00
Equivalent stock price volatility	30.47% – 31.22%
Expected dividend yield	—

Equivalent amounts reflect the net results of multiple modeling simulations that the lattice model applies to underlying assumptions. The expected volatility of the Company’s stock was developed using historical volatility of a peer group for a period equal to the expected term of the Stock Warrants.

Preemptive Rights

On January 15, 2014, as part of our financing agreements with Samsung, AAOF and XGS II, we agreed to allow all shareholders to purchase one share of Series A Convertible Preferred Stock at a price of $12 per share for every two shares of Series A Convertible Preferred Stock or Common Stock owned by the shareholder. In addition, for every two preemptive shares purchased, the Company issued the shareholder a warrant to purchase one additional share of Series A Convertible Preferred Stock with the same terms as the warrants issued to AAOF and XGS II. The Company also agreed to issue warrants with the same terms to those shareholders who exercised preemptive rights in October 2013. These preemptive rights expired on March 31, 2014.

During the quarter ended March 31, 2014, 101,000 shares of Series A Convertible Preferred Stock were sold to existing stockholders at a price of $12.00 per share under the January 15, 2014 preemptive rights offering. In addition, Stock Warrants indexed to 56,054 shares of Series A Convertible Preferred Stock were issued in conjunction with these stock purchases, including 5,554 warrants related to the preemptive rights exercised in October 2013.

As part of our private placement in April 2015, shareholders and holders of convertible notes were provided the right to purchase their pro rata share of any class of stock that the Company sells or issues. The sale of Series B Preferred Stock in the April 2015 offering triggered the preemptive rights. As of December 31, 2015, 3,100 shares of Series B Convertible Preferred Stock have been sold to existing stockholders at a price of $16.00 per share. In addition, Stock Warrants indexed to 2,635 shares of Series B Convertible Preferred Stock were issued in conjunction with these stock purchases.

As of December 31, 2015, the total number of Stock Warrants issued due to the preemptive rights offerings was 58,689. The proceeds from the exercise of the preemptive rights were allocated first to the derivative liabilities resulting from the Stock Warrants, at their fair values, then to the beneficial conversion feature (if applicable), with the residual allocated to the Preferred Stock, as follows:

	January 2014 Preemptive Rights	April 2015 Preemptive Rights
Derivative liabilities – warrants	$316,366	$7,881
Beneficial Conversion Feature	316,366	—
Series A Preferred Stock	712,552	—
Series B Preferred Stock	—	41,719
Total allocated proceeds	$1,345,284	$49,600

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 9 — SECURED CONVERTIBLE NOTES, WARRANTS AND FINANCING AGREEMENTS (cont.)

ASC 470 provides for a BCF to be accreted over the longer of the term to maturity or the period to when the holder can first convert the instrument. Because the Series A Convertible Preferred Stock has no stated maturity and is convertible on the issuance date, the BCF was accreted immediately by crediting the Series A Convertible Preferred Stock, with an offsetting charge to retained earnings or, in the absence of retained earnings, to paid-in capital.

Bridge Financings

In December 2015, the Company entered into Bridge Financings with several investors totaling $550,000. The Bridge Financings provide for a 8% annual interest rate with the loans maturing on June 30, 2016. In addition, the Bridge Financing investors receive warrant coverage of 30% for investments prior to December 31, 2015 and 20% coverage thereafter. As of December 31, 2015, the Company had issued warrants indexed to 20,625 shares of common stock with a five year term and an exercise price of $8.00 per share. During the period from closing of the offering and ending on the earlier of i) December 31, 2017 and ii) the date the Company consummates the sale of new securities resulting in gross proceeds of at least $18 million, the warrant holders have the right to exchange their Warrants on a price per share basis into the new security on the relative price per share terms as the new securities are sold to the third party. Due to the Exchange Rights, the Warrants do not meet the conditions for equity classification and require classification as liabilities at fair value. The proceeds of the financing were allocated first to the derivative liabilities resulting from the Stock Warrants, at their fair value, with the residual allocated to the debt instrument as follows:

Allocation
Derivative liabilities – warrants	$52,676
Bridge Financing Notes	497,324
Total allocated proceeds	$550,000

Warrants

The Stock Warrants issued in conjunction with the convertible notes, the equipment financing leases, the 2015 private placement transaction, the preemptive rights and the 2015 bridge financing are derivative liabilities which require re-measurement at fair value each reporting period. Liability classification is required because the conversion price reset protection terms in the underlying Series A Convertible Preferred Stock, and the Series B Preferred Certificate of Designations and the Exchange Rights are not consistent with the definition for financial instruments indexed only to a company’s own stock. The initial value of the Stock Warrants issued as consideration for the equipment financing leases was recorded as a reduction of the capital lease obligation and is being amortized as part of the effective interest cost on the capital lease obligation (see Note 13).

As of December 31, 2015, all 1,218,242 Stock Warrants issued to AAOF, XGS II, holders of Series A and Series B Preferred Stock, and the bride financing promissory notes have vested.

Shares indexed to derivative liabilities as of December 31, 2015 and 2014 were as follows:

	Type of shares indexed	Exercise Price	2015	2014
Warrants issued with Secured Convertible Notes	Series A PS	$6.40	833,333	833,333
Warrants issued with equipment financing leases	Series A PS	$6.40	83,333	83,333
Warrants issued with preemptive rights	Series A PS	$6.40	56,054	56,054
Warrants issued with preemptive rights	Common	$16.00	2,635	—
Warrants issued with 2015 private placement	Common	$16.00	222,262	—
Warrants issued with bridge financing	Common	$8.00	20,625	—
Total shares indexed to derivative liabilities			1,218,242	972,720

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 9 — SECURED CONVERTIBLE NOTES, WARRANTS AND FINANCING AGREEMENTS (cont.)

The following table summarizes the fair value of the derivative liabilities as of December 31, 2015 and 2014:

	2015	2014
Warrants issued with Secured Convertible Notes	$6,743,997	$4,284,161
Warrants issued with equipment financing leases	674,397	428,417
Warrants issued with preemptive rights	457,265	288,174
Warrants issued with 2015 private placement	306,828	—
Warrants issued with bridge financing	52,676	—

Total derivative liabilities	$8,235,163	$5,000,752

The Company estimated the fair value of their warrant derivative liabilities as of December 31, 2015 and December 31, 2014, using a lattice model and the following assumptions:

	2015	2014
Fair value of underlying stock	$7.63 – $12.64	$12.00
Equivalent risk free interest rate	1.06% – 1.39%	1.25%
Expected term (in years)	5.01 – 8.05	9.05
Equivalent stock price volatility	38.00% – 38.61%	34.27%
Expected dividend yield	—	—

Equivalent amounts reflect the net results of multiple modeling simulations that the lattice model applies to underlying assumptions. Because the Company is not publically traded, there is no active market for the Company’s stock. Therefore, the expected volatility of the Company’s stock was developed using historical volatility for a peer group for a period equal to the expected term of the Stock Warrants.

The Warrants issued with Secured Convertible Notes are indexed to Series A Preferred Stock. When the Company issued Warrants in conjunction with the Bridge Financing, for a price of $8.00 per share, it triggered the anti-dilution protection in the Series A Preferred Stock (see Note 10).

Changes in the fair value of Derivative Liabilities, carried at fair value, are reported as “Change in fair value of derivative liability — warrants” in the Statement of Operations, and were as follows:

	Year ended December 31,
	2015	2014
Warrants issued with Secured Convertible Notes	$(2,459,830)	$439,579
Warrants issued with equipment financing leases	(245,986)	35,417
Warrants issued with preemptive rights	(161,211)	28,190
Warrants issued with 2015 private placement	353,551	—
Warrants issued with bridge financing	—	—

Total Derivative Gain (Loss)	$(2,513,476)	$503,186

The increase in the derivative loss during 2015 was due primarily to a reduction in the conversion price of the Series A Preferred Stock underlying the Warrants issued with Secured Convertible Notes which resulted in an increase in fair value of approximately $2,164,788. The remaining increase was due primarily to changes in the fair value of the underlying equity and changes in the stock price volatility.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 10 — CONVERTIBLE PREFERRED STOCK

Series A Convertible Preferred Stock

The Company is authorized to issue up to 3,000,000 shares of Series A Convertible Preferred Stock. Each share of the Series A, which has a liquidation preference of $12 per share, is convertible at any time, at the option of the holder, into one share of Common Stock at the lower of: (a) $12.00 per share, or (b) 80% of the price at which the Company sells any equity or equity-linked securities in the future. The Series A also contains typical anti-dilution provisions that provide for adjustment of the conversion price to reflect stock splits, stock dividends, or similar events. The Series A is subject to mandatory conversion into Common Stock upon the listing of the Company’s Common Stock on a Qualified National Exchange.

When the Company issued Warrants for $8.00 per share in conjunction with the December 2015 Bridge Financing, the conversion price of the Series A Preferred Stock reduced from $12.00 to $6.40 (80% of $8.00).  The repricing of the Series A Preferred resulted in a beneficial conversion feature of approximately $2.21 million which was recorded as a deemed dividend.

Series B Convertible Preferred Stock

The Company is authorized to issue up to 1,500,000 shares of Series B Convertible Preferred Stock. Each share of the Series B, which has a liquidation preference of $16 per share, is convertible at any time, at the option of the holder, into one share of Common Stock at $16 per share. The Series B also contains typical anti-dilution provisions that provide for adjustment of the conversion price to reflect stock splits, stock dividends, or similar events. The Series B is subject to mandatory conversion into Common Stock upon the listing of the Company’s Common Stock on a Qualified National Exchange and after all outstanding Convertible Securities are also converted into Common Stock. As mentioned in Note 9, the Series B provides investors with the right to exchange their Series B and Warrants on a price per share basis into new securities on the relative price per share terms as new securities sold to a third party on the earlier of i) December 31, 2017 and ii) the date the Company consummates the sale of new securities resulting in gross proceeds of at least $18 million.

The Series A and B are not redeemable for cash and the Company concluded that they are more akin to equity-type instruments than debt-type instruments. Accordingly, the embedded conversion option in each agreement is clearly and closely related to an equity-type host and the conversion option does not require classification and measurement as a derivative financial instrument. Therefore, the securities are classified in stockholders’ equity.

NOTE 11 — INCENTIVE STOCK OPTION PLAN

We have established an incentive stock option plan (the “Plan”) under which the Company may grant key employees and directors options to purchase common stock of the Company at not less than fair market value as of the grant date. Options for up to 600,000 shares may be awarded under the Plan. Each option is exercisable into one share of common stock of the Company. The Plan expires in December 2017. The fair value of the options granted was estimated on the dates of grant using the Black Scholes option-pricing model. As of December 31, 2015 and 2014 , respectively, 419,750 and 464,750 option shares have been granted. Vesting of the options ranges from immediately to 20% per year, with most options vesting on a straight-line basis over a three or four year period from the date issued. See discussion of CEO options below. Rights to exercise the options vest immediately upon a change in control of the Company or termination of the employee’s continuous service due to death or disability. The options expire at various dates through October 2023.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 11 — INCENTIVE STOCK OPTION PLAN (cont.)

The following table shows the stock option activity during the years ended December 31, 2015 and 2014:

			2014
	Number Of Options	Weighted Average Exercise Price	Number Of Options	Weighted Average Exercise Price
Options outstanding at beginning of year	464,750	$12.05	152,500	$12.13
Changes during the year:
Granted – at market price	30,000	12.00	328,500	12.00
Exercised	—	12.00	(1,667)	12.00
Expired	(75,000)	12.00	(14,583)	12.00

Options outstanding at end of year	419,750	12.00	464,750	12.04

Options exercisable at end of year	190,080	12.00	60,333	11.73

Weighted average fair value of options granted during the year		$12.00		$12.00

Costs incurred in respect of stock based compensation for employees and directors, for the years ended were $598,780 and $644,788, respectively. Unrecognized compensation cost as of was $837,258, which amount is expected to be recognized over approximately 44 months.

As of December 31, 2015, none of the currently exercisable stock options had intrinsic value. The intrinsic value of each option share is the difference between the fair market value of our common stock and the exercise price of such option share to the extent it is “in-the-money”. Aggregate intrinsic value represents the value that would have been received by the holders of in-the-money options had they exercised their options on the last trading day of the year and sold the underlying shares at the closing stock price on such day. The intrinsic value calculation is based on the assumed market value of our common stock on December 31, 2015 of $7.63 per share. There were no in-the-money options outstanding and exercisable as of December 31, 2015 since the exercise prices of the stock options outstanding and expected to vest were all greater than the fair value of our common stock.

The following table presents changes in the number of non-exercisable options during 2015:

Non-exercisable options	Number Issued	Average Exercise Price
Total non-exercisable options outstanding – December 31, 2014	404,417	$12.05
Options issued	30,000	$12.00
Options expired	—	—
Options cancelled	(75,000)	$12.00
Options vested	(129,747)	$12.01

Total non-exercisable options outstanding – December 31,2015	229,670	$12.08

The Company hired a new Chief Executive Officer who commenced his employment on January 6, 2014. As part of his compensation, on January 6, 2014, he was awarded 220,000 stock options, with an exercise price of $12 per share. Of the total option award, 160,000 options vest over the four year period ending January 6, 2018.  The grant date fair value of these options was $987,648, which is expected to be recognized over the four year vesting period. The remaining 60,000 options are subject to certain performance targets being met.  As of December 31, 2015 and 2014, $17,070 of expense had been recognized when achievement of certain targets was deemed probable.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 11 — INCENTIVE STOCK OPTION PLAN (cont.)

The total fair value of options granted during the years ended December 31, 2015 and 2014 was $44,721 and $1,662,047, respectively.

The fair value of the options granted in 2015 and 2014 was estimated on the grant date using the Black Scholes option-pricing model with the following assumptions:

	2015	2014
Fair value of underlying stock	$7.63	$12.00
Expected option life	5.00 years – 5.18 years	4.29 years – 6.00 years
Expected stock price volatility	36.12% – 36.36%	26.03% – 52.89%
Risk free interest rate	1.35%	1.63% – 2.04%
Expected dividend yield	0.00%	0.00%

The following table presents summary information concerning the options outstanding as of 5:

Exercise prices	Number Outstanding	Number Exercisable	Weighted Average Remaining Contractual Life (Years)
$ 8.00	10,000	10,000	1.92
$ 12.00	359,750	145,080	6.06
$ 13.20	50,000	35,000	5.42

	419,750	190,080	5.89

NOTE 12 — STOCK WARRANTS

In addition to the warrants described in Note 9, which are accounted for as derivative liabilities, we had 42,694 Common Stock Warrants that were issued in 2012 and prior years which are accounted for as equity instruments. During the period from July 2014 to July 2015, 30,294 of these warrants expired unexercised and 1,400 of the warrants were exercised in May 2015. The remaining 11,000 warrants have exercise prices ranging from $8.00 to $12.00 and expire at various dates through 2027.

The following table summarizes the warrants outstanding at December, 2015, all of which are exercisable:

Date Issued	Expiration Date	Exercise Price	Number of Warrants
7/1/2009	7/1/2019	$8.00	6,000
10/8/2012	10/8/2027	$12.00	5,000
			11,000

NOTE 13 — CAPITAL LEASES

As of December 31, 2015, we have capital lease obligations to AAOF (see Note 9) and other lessors as follows:

	December 31, 2015	December 31, 2014
Capital lease obligations	$682,564	$935,174
Unamortized warrant discount	(149,594)	(249,611)
Net obligations	532,970	685,563
Short-term portion of obligations	(178,487)	(152,593)

Long-term portion of obligations	$354,483	$532,970

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 13 — CAPITAL LEASES (cont.)

In connection with the lease agreements with AAOF, we issued to them preferred stock warrants with an initial fair value of $156,043 and $147,496 in 2015 and 2014, respectively (see Note 9). The initial fair value has been accounted for as a discount on the capital lease obligation and will be amortized as part of the interest expense on the leases. As discussed in Note 9, the warrants are accounted for as derivative instrument liabilities at fair value.

Our AAOF capital lease obligations are four year leases starting on January 1, 2014 and January 1, 2015. The effective interest rates on the leases are 50% and 32% for the leases executed in 2015 and 2014, respectively. The present value of the lease payments are more than 90% of the fair value of the equipment and therefore the leases were capitalized.

Our other capital leases expire at various dates through 2016, have average effective interest rates of 8% and contain bargain purchase options that allow us to purchase the leased property for a minimal amount upon the expiration of the lease term.

Future minimum lease payments under capital lease obligations are as follows:

For the year ending December 31:
2016	$347,033
2017	342,686
2018	130,356
Total future minimum lease payments	820,075
Less amount representing interest	(287,105)
Present value of future minimum lease payments	532,970
Less current maturities	(178,487)
Obligations under capital leases – long term	$354,483

Property and equipment acquired under capital lease agreements is pledged as collateral to secure the performance of the future minimum lease payments above.

NOTE 14 — INCOME TAXES

Deferred tax assets (liabilities) consist of the following at December 31:

	2015	2014
Current:
Other temporary differences	$10,000	$15,000

Non-current:
Net operating loss carry forwards	9,955,000	6,085,000
Deferred compensation	—	75,000
Tax depreciation in excess of book depreciation	(220,000)	(210,000)
Interest expense not deductible until paid	—	410,000
Research and development credits	490,000	425,000

Net deferred tax asset	$10,235,000	$6,800,000

Deferred tax valuation allowance	$(10,235,000)	$(6,800,000)

Net deferred tax asset	$—	$—

Net operating loss carry forwards of $33,180,000 and $20,290,000 exist at December 31, 2015 and 2014, respectively. The primary difference between the net operating loss carry forwards and the accumulated deficit arises from certain stock option, warrants and other debt and equity transactions that are considered permanent differences. These losses were incurred in the

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 14 — INCOME TAXES (cont.)

years 2006 through 2015 and will expire between 2026 and 2035 and their utilization may be limited if we experience significant ownership changes. The research and development credits will expire between 2028 and 2035. A rate of 40% has been used to calculate the deferred tax assets and liabilities based on the expected effective tax rate, net of applicable credits, upon reversal of the differences above. A valuation allowance has been established against the entire deferred tax asset at December 31, 2015 and 2014. The valuation allowance is considered a significant estimate subject to material change in the near term.

Below is a reconciliation of the statutory federal income tax rate to our effective tax rate for the fiscal years ended December 31, 2015 and 2014:

	2015	2014
Federal tax provision	34.0%	34.0%
State tax provision	6.0%	6.0%
Valuation allowance	(40.0)%	(40.0)%
	0.0%	0.0%

We file income tax returns in the U.S. federal jurisdiction and in Michigan. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. For federal and state purposes, we have open tax years for all years in which we have filed tax returns. We are not currently subject to any ongoing income tax examinations

NOTE 15 — Customer, Supplier, country and Product Concentrations

Product Concentration

For 2015, we had concentrations of revenue from two products that were each greater than 10% of total revenues. Revenue from a grant was 59% of total revenues and revenue from one of the Company’s graphene nanoplatelets materials was 22%. For 2014, we had concentrations of revenue from two products that were each greater than 10% of total revenues. Revenue from a grant was 28% of total revenues and revenue from one of the Company’s graphene nanoplatelets materials was 26%. No other products in either year represented 10% or more of our revenue in 2015 or 2014. We attempt to minimize the risk associated with product concentrations by continuing to develop new products to add to our portfolio.

Customer Concentration

Because of the nature of the applications that our customers are developing, we anticipate that we may see a few customers that account for the majority of our revenues. For 2015 we had one customer (one of our Asian distributors) whose purchases accounted for 9% of total product revenues. In 2014 we had another customer that represented 69% of total product revenues. At December 31, 2015 there was one customer who had an accounts receivable balance greater than 10% of our outstanding receivable balance. At December 31, 2014, there were five customers.

Country Concentration

We sell our products on a worldwide basis. International revenues in 2015 and 2014 were 55% and 17% of total product revenues, respectively. All of these sales are denominated in U.S. dollars.

One country (South Korea) other than the United States accounted for approximately 12% of total product revenue in both of the years ended December 31, 2015 and 2014.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 15 — Customer, Supplier, country and Product Concentrations (cont.)

Suppliers

We buy raw materials used in manufacturing from several sources. These materials are available from a large number of sources. A change in suppliers has no material effect on the Company’s operations. We did not have any purchases to one supplier that was more than 10% of total purchases in either 2015 or 2014.

NOTE 16 — RELATED PARTY TRANSACTIONS AND COMMITMENTS

We have a licensing agreement for exclusive use of patents and pending patents with Michigan State University (MSU), a stockholder via the MSU Foundation. During 2015 and 2014, we incurred $50,000 and $25,000, respectively, for royalties for these licenses. We have also entered into product licensing agreements with certain other stockholders. No royalty expenses have been recognized related to these agreements during 2015 and 2014.

A line of credit was established in 2012 from a shareholder and officer of the Company. The subsequent conversion of this line of credit in 2013 resulted in the issuance of $700,000 of Secured Convertible Notes to the same shareholder and officer of the Company. The outstanding balance of this line of credit, $103,447 as of December 31, 2013, was repaid in January 2014 and an additional $93,723 was accrued as interest on the Secured Convertible Notes in 2014.

The financing arrangements disclosed in Note 9 were provided by two private funds that were formed for the sole purpose of investing in the Company by two investors affiliated with ASC-XGS, LLC, a shareholder of the Company. Under a Voting Agreement signed by our shareholders, a principal of the private funds serves as a director of the Company. During 2013, these two funds purchased $4,503,847 of Secured Convertible Notes and also provided $635,770 in equipment lease financing. In 2014, these two funds purchased $5,500,000 and also provided $390,321 in equipment lease financing.

The Bridge Financings referred to in Note 9 above consisted of loans from entities controlled by existing shareholders. Two of these shareholders are also directors of the Company. In conjunction with these short-term borrowings, the Company issued the warrants also discussed in Note 9.

We entered into an employment agreement with our CEO during December 2013. The agreement calls for an annual salary of $275,000. In addition, this officer will receive an aggregate of 220,000 options to purchase common stock at $12 per share. The options have a life of 8 years provided the employee remains employed by the Company. The options vest as follows: 160,000 over a 48 month period with 40,000 options vesting on the first anniversary of the agreement and the balance over the remaining 36 months; 40,000 vesting over a provisional time based schedule and 20,000 vest based on certain performance requirements. The agreement has no termination date but may be terminated by either party at any time. If the Company terminates the agreement without cause it will be liable for 6 months of severance pay.

We entered into an employment agreement with our senior vice president during January 2014. The agreement is for a period of three years and has a base salary of $160,000 per annum. The Company may terminate the agreement at any time, however if it terminates the agreement without cause it will be liable for severance pay at 50% of the employees monthly salary for the remainder of the agreement.

In 2015 and 2014, POSCO, one of our shareholders, has a contractual obligation to pay us a minimum of $100,000 per year to license certain technologies we license from MSU. This obligation is due annually on February 28 of the following year. We recorded this license revenue at a rate of $25,000 per quarter for the years ended December 31, 2015 and 2014, respectively. POSCO is disputing that they are obligated to pay the royalties. This case is being arbitrated. An allowance in the amount of $100,000 has been recorded at December 31, 2015 to reflect an estimate of what portion of the 2014 and 2015 royalties may not be collectible. The accrued royalty and allowance are netted together and reflected in other current assets on the consolidated balance sheet.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 17 — OPERATING LEASES

We lease our primary manufacturing facility, laboratory and administrative office under two separate operating leases expiring in December 2017 and March 2022. A second manufacturing facility is leased on a month to month basis. Total rent expense, including common area maintenance costs, was $387,159 and $351,406 during  the years ended December 31, 2015 and 2014, respectively. Operating lease commitments for the next 5 years are as follows:

For the year ending December 31:
2016	$331,380
2017	$338,046
2018	$226,422
2019	$230,685
2020	$235,023

NOTE 18 — RETIREMENT PLAN

We maintain a defined-contribution 401(k) retirement plan covering substantially all employees (as defined by our Plan Document). Employees may make voluntary contributions to the plan, subject to limitations based on IRS regulations and compensation. The plan allows for an employer match contribution. The employer match for 2015 was $93,582; there was no match expense for 2014. In 2015, $47,323 of the match was funded and $46,259 is a liability on the balance sheet at December 31, 2015. The plan was deemed to be top-heavy for 2014. A plan is top heavy when more than 60% of plan assets are in the accounts of key employees. Key employees in 401(k) plans are defined by the IRS.

For years when a plan is top heavy, the plan must make a “top heavy minimum contribution” to non-key employees.

An amount of $54,207 is accrued at December 31, 2015 and December 31, 2014 for this required contribution. This represents 3% of eligible compensation for non-key employees who were employed at December 31, 2014. The contribution has a 6 year vesting schedule and forfeitures reduce future plan expenses. The top heavy contribution is due by the close of 2015, but we have chosen to extend this for two more years.

NOTE 19 — LETTER OF CREDIT

We are required by one of our lease agreements to maintain a letter of credit of approximately $190,000 through February 2022. To support this letter of credit, we are required to maintain an equivalent cash deposit. As of December 31, 2015, there were no amounts outstanding on the letter of credit. The cash deposit is restricted and classified as a non-current asset. As of December 31, 2015 and 2014, the cash deposit for the letter of credit was $195,206 and $190,915, respectively.

NOTE 20 — SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date of this report, which was the date the consolidated financial statements were available for issue.

We and our stockholders entered into a Shareholders Agreement on March 18, 2013 that contains a number of specific provisions pertaining to the Board of Directors as well as individual Directors.

Among other things, the Shareholder Agreement provides for certain voting and nomination rights to be calculated on the basis of “Full Conversion” stock ownership (under which calculation, all convertible notes, preferred shares, or other convertible equity securities are deemed converted into common stock) as follows:

•      So long as AAOF or its affiliates own 10% of more of the aggregate outstanding Shareholder Stock (as defined in the Shareholder Agreement):

-       the size of the Board of Directors shall be set at seven individuals.

XG SCIENCES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2015 AND 2014

NOTE 20 — SUBSEQUENT EVENTS (cont.)

-       one person nominated by AAOF shall be elected to the Board of Directors.

-       two members of the Board of Directors, other than those nominated by AAOF, POSCO or Hanwha Chemical, shall qualify as independent Directors.

•      So long as POSCO owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by POSCO shall be elected to the Board of Directors. POSCO does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no POSCO representative on the Board of Directors.

•      So long as Hanwha Chemical owns 10% of more of the aggregate outstanding Shareholder Stock, one person nominated by Hanwha Chemical shall be elected to the Board of Directors. Hanwha does not currently own at least 10% of the aggregate outstanding Shareholder Stock and therefore, there is no Hanwha representative on the Board of Directors.

On February 26, 2016, the Shareholders Agreement was amended to provide that holders of Excluded Stock are not subject to the terms of the Shareholders Agreement. Excluded Stock means shares of common stock that are subject to a registration statement that has been filed with the SEC and has been declared effective. The Amendment to Shareholders Agreement takes effect when a majority of the Board of Directors and shareholders holding at least 60% of the voting power of all shares of Shareholder Stock have consented to the amendment to the Shareholders Agreement, and a registration statement registering the shares of common stock has been filed with the SEC and declared effective. The Amendment to Shareholders Agreement further clarifies that preemptive rights shall not apply to Excluded Stock, and amends the termination date of the Shareholders Agreement. Specifically, the Shareholder Agreement has been amended to provide that it continues in effect until (i) the date of the closing of a public offering of common stock pursuant to a registration statement filed with the SEC that is declared effective in which the Company receives gross proceeds of at least $10,000,000, on which date it shall terminate in its entirety, unless the Shareholder Agreement is earlier terminated in accordance with its terms, or (ii) the date on which the Company’s common stock is listed on the NASDAQ Stock Market of the New York Stock Exchange.  As a result, in the event that the Company is unable to raise at least $10,000,000 in this offering, the Shareholder Agreement will continue to remain in effect and the larger shareholders described above will be entitled to continue to exercise their rights under such Shareholders Agreement, but purchasers of shares of common stock under this registration statement, if it is made effective, will not be required to adopt the Shareholders Agreement.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

3,000,000 SHARES OF COMMON STOCK

_______________

PROSPECTUS

_______________

Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is     , 2016

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

	Amount to be Paid
Registration fee	$2,417	*
Printing and engraving expenses	$5,000
Legal and auditor fees and expenses	$72,500
Sales Agent fees	$960,000	**
Miscellaneous Fees	20,083

Total	$1,060,000

____________

*      Previously paid.

**     Assumes expenses attributable to sales agent(s) based on allocating up to 50% of the shares being offered to the sales agent(s).

Item 14. Indemnification of Directors and Officers.

Our Articles of Incorporation, as amended states that a Director of the Company shall not be personally liable to the Company or its stockholders for money damages for any action taken or any failure to take any action as a Director, except liability for any of the following:

(a)   The amount of a financial benefit received by a Director to which the Director is not entitled;

(b)   The intentional infliction of harm on the Company or its stockholders;

(c)   A violation of Section 551 of the Michigan Business Corporation Act, as amended (the “Act”); or

(d)   An intentional criminal act.

In the event the Act is amended, after approval by the stockholders of the appurtenant article in the Company’s Articles of Incorporation, as amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Company shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal, modification or adoption of any provision in our Articles of Incorporation, as amended inconsistent with this Article shall not adversely affect any right or protection of a Director of the Company existing at the time of such repeal, modification or adoption.

Our Bylaws state that each person who is or was or had agreed to become a Director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company, or as a Director, officer, employee or agent of another corporation (whether for profit or not), partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Act or any other applicable laws as presently or hereafter in effect.

The right to indemnification conferred in the Bylaws shall not be exclusive of any right any person may have or acquire under any statute, provision of our Articles of Incorporation, as amended, Bylaws, agreement, vote of stockholders or disinterested Directors, or otherwise.

The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company or is or was serving at the request of the Company as a Director, officer, partner, trustee, employees or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the appurtenant provision of the Company’s Bylaws.

Under Michigan law, however, such provisions do not eliminate the personal liability of a director unless the director (i) acted in good faith; (ii) acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; and (iii) with respect to a criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Furthermore, under Section 551of the Act, directors who vote for, or concur in, any of the following corporate actions are jointly and severally liable to the corporation for the benefit of its creditors or shareholders, to the extent any legally recoverable injury suffered by its creditors or shareholders as a result of the action but not to exceed the difference between the amount paid or distributed and the amount that lawfully could have been paid or distributed: (i) a declaration of a share dividend or distribution to shareholders contrary to the Act or contrary to any restriction in the articles of incorporation; (ii) distribution to shareholders during or after dissolution of the corporation without paying or providing for debts obligations and liabilities of the corporation as required by Section 855a of the Act; and (iii) making a loan to a director, officer, or employee of the corporation or of a subsidiary of the corporation contrary to the Act.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, we issued and sold the following securities that were not registered under the Securities Act:

On October 8, 2012, we issued warrants to Michael R. Knox to purchase 5,000 shares of common stock at $20.00 per share, which was subsequently adjusted in August 2013 to $12.00 per share.

In March 2013, we issued a secured convertible note to AAOF in the principal amount of $603,846.58.

On April 3, 2013, we issued a secured convertible note to AAOF in the principal amount of $250,000.

On April 12, 2013, we issued a secured convertible note to AAOF in the principal amount of $250,000.

On April 26, 2013, we issued a secured convertible note to AAOF in the principal amount of $1,400,000.

In July 2013, we issued a secured convertible note to AAOF in the principal amount of $800,000 (as adjusted to $309,425 pursuant to the July 12, 2013 amended and restated purchase agreement with AAOF).

In September 2013, we issued a secured convertible note to AAOF in the principal amount of $200,000.

In October 2013, various individual stockholders exercised preemptive rights to purchase 11,107 shares of Series A Preferred Stock at a price of $12.00 per share. These purchases, along with an investment in convertible secured debt, enabled the conversion of 172,824 previously issued shares of common stock into 172,824 shares of Series A Preferred Stock.

In October 2013, we issued a secured convertible note to AAOF in the principal amount of $300,000.

In October 2013, we issued a secured convertible note to XGS II, LLC in the principal amount of $200,000.

In December 2013, we issued a secured convertible note to AAOF in the principal amount of $500,000.

On January 7, 2014, we issued a secured convertible note to AAOF in the principal amount of $100,000.

On January 15, 2014, we issued a secured convertible note to AAOF in the principal amount of $4,178,330.92 which restated and consolidated all previously issued Notes to AAOF.

On January 15, 2014, we issued a secured convertible note to XGS II, LLC in the principal amount of $739,349.83 which restated the $200,000 secured convertible Note previously issued in October 2013, and adjusted to reflect an increase in the principal pursuant to a reallocation of principal and accrued interest.

On January 15, 2014, we issued a secured convertible note to Samsung Ventures in the principal amount of $3,000,000.

On January 15, 2014, we issued warrants to AAOF, XGS II, LLC and Samsung Ventures to purchase 833,333, 83,333 and 100,000 shares of Series A Preferred Stock, respectively at an exercise price of $12.00 per share.

In February 2014, we issued a secured convertible note to AAOF in the principal amount of $1,000,000.

In March 2014, various individual shareholders exercised preemptive rights to purchase 101,000 shares of Series A Preferred Stock at a price of $12.00 per share.

On March 18, 2014, we issued a secured convertible note to AAOF in the principal amount of $1,300,000.

On March 31, 2014, we issued a secured convertible note to AAOF in the principal amount of $900,000.

In early 2014, we issued 12,722 shares of Series A Preferred Stock to AAOF as payment for lease financing obligations under the terms of a Master Leasing Agreement.

In June 2014 an individual stockholder exercised a stock option to purchase 1,667 shares of common stock at $12 per share.

In March 2015 an individual stockholder exercised a warrant to purchase 1,400 shares of common stock at a price of $10 per share.

On April 18, 2015 we commenced an offering consisting of units of Series B Preferred Stock and Warrants priced at $16 per unit. During the period April 18, 2015 through June 30, 2015 we sold 269,987 shares of Series B Preferred Stock and issued warrants to purchase an additional 224,897 shares of common stock for a total of $4,319,792.

On December 31, 2015 we issued promissory notes in an aggregate amount of $550,000 and warrants to purchase 20,625 shares of common stock of the Company to existing stockholders. The notes are non-convertible and mature on June 30, 2016. The warrants have a five year maturity date with a strike price of $8.00 per share.

On March 9, 2016 we commenced a private placement of promissory notes and warrants to purchase common stock to existing stockholders. The notes are non-convertible and mature on December 31, 2016. The warrants have a five year maturity date with a strike price of $10.00 per share. During the period from March 9 through March 31, 2016, we issued promissory notes in an aggregate amount of $530,000 and issued warrants to purchase 10,600 shares of common stock.

No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions. These persons were the only offerees in connection with these transactions. We relied on Regulation S, Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act for the transactions set forth above since none of the transactions involved any public offering.

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT NUMBER	DESCRIPTION	LOCATION
3.1	Articles of Incorporation of XG Sciences, Inc. (formerly known as XG Nano, Inc.) dated May 23, 2006	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.2	Certificate of Amendment to Articles of Incorporation of XG Sciences, Inc. dated August 31, 2006 (name change)	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.3	Certificate of Amendment to Articles of Incorporation of XG Sciences, Inc. dated March 23, 2009 (increase of authorized common stock)	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.4	Certificate of Designations of Series A Convertible Preferred Stock, dated March 18, 2013	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.5	Certificate of Amendment to Articles of Incorporation of XG Sciences, Inc. dated June 26, 2013 (increase of authorized common stock and authorization of preferred stock)	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.6	Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock, dated June 26, 2013	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

EXHIBIT NUMBER	DESCRIPTION	LOCATION
3.7	First Amendment to the Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock, dated November 20, 2013	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.8	Restated Bylaws dated January 15, 2014	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

3.9	Certificate of Designations of Series B Convertible Preferred Stock, effective September 9, 2015	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

4.1

Warrant to Purchase 5,000 Shares of Common Stock, dated October 8, 2012, issued by XG Sciences, Inc. to Michael R. Knox, together with Notice and Certificate of Adjustment to Warrant, dated August 21, 2013

Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

4.2	Warrant to Purchase 833,333 Shares of Series A Convertible Preferred Stock, dated January 15, 2014, issued by XG Sciences, Inc. to Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

4.3	Warrant to Purchase 83,333 Shares of Series A Convertible Preferred Stock, dated January 15, 2014, issued by XG Sciences, Inc. to XGS II, LLC	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

4.4	Warrant to Purchase 100,000 Shares of Series A Convertible Preferred Stock, dated January 15, 2014, issued by XG Sciences, Inc. to SVIC No. 15 New Technology Business Investment L.L.P.	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

5.1	Opinion of Foster Swift Collins & Smith PC	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

10.1	Technology Licensing Agreement between XGS and Michigan State University dated July 27, 2007 and amended on May 24, 2010 and May 27, 2011	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.2	Lease between XG Sciences, Inc. and Quality Dairy Company, dated January 3, 2008	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.3	Amendment to Technology Licensing Agreement between XGS and Michigan State University dated May 24, 2010	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.4	Amendment to Technology Licensing Agreement between XGS and Michigan State University dated May 27, 2011	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.5	Lease between XG Sciences, Inc. and Dart Container of Michigan LLC, dated September 1, 2011	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

10.6	Amendment to Lease between XG Sciences, Inc. and Dart Container of Michigan LLC, dated August 15, 2011	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.7	Amendment to Lease between XG Sciences, Inc. and Dart Container of Michigan LLC, dated November 16, 2012	Incorporated by reference to the Company’s Form S-1 filed with the SEC on March 22, 2016

EXHIBIT NUMBER	DESCRIPTION	LOCATION
10.8	$300,000 Line of Credit Note, dated March 18, 2013, issued by XG Sciences, Inc. to Michael R. Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.9	Letter Agreement, dated March 18, 2013, by and between XG Sciences, Inc. and Michael R. Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.10	Shareholder Agreement, dated March 18, 2013, by and among XG Sciences, Inc. and the stockholder signatories thereto.	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.11	Master Lease Agreement, dated March 18, 2013, by and between XG Sciences, Inc. and Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.12	Employment Agreement dated December 16, 2013, by and between Philip L. Rose and XG Sciences	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 22, 2016

10.13	Employment Agreement dated January 13, 2014 by and between Michael R. Knox and XG Sciences	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.14	$772,998.15 Secured Convertible Promissory Note, dated January 15, 2014, issued by XG Sciences, Inc. to Michael R. Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.15	Second Amended & Restated Purchase Agreement, dated January 15, 2014, by and between XG Sciences, Inc. and Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

10.16	$4,178,330.92 Secured Convertible Promissory Note, dated January 15, 2014, issued by XG Sciences, Inc. and XG Sciences IP, LLC to Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.17	$1,300,000 Secured Convertible Promissory Note, dated March 18, 2014, issued by XG Sciences, Inc. and XG Sciences IP, LLC to Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.18	$900,000 Secured Convertible Promissory Note, dated March 31, 2014, issued by XG Sciences, Inc. and XG Sciences IP, LLC to Aspen Advanced Opportunity Fund, LP	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.19	Amended & Restated Purchase Agreement, dated January 15, 2014, by and between XG Sciences, Inc. and XGS II, LLC	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

10.20	$739,349.83 Secured Convertible Promissory Note, dated January 15, 2014, issued by XG Sciences, Inc. and XG Sciences IP, LLC to XGS II, LLC	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.21	Purchase Agreement, dated January 15, 2014, by and between XG Sciences, Inc. and SVIC No. 15 New Technology Business Investment L.L.P.	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

EXHIBIT NUMBER	DESCRIPTION	LOCATION
10.22	$3,000,000 Secured Convertible Promissory Note, dated January 15, 2014, issued by XG Sciences, Inc. and XG Sciences IP, LLC to SVIC No. 15 New Technology Business Investment L.L.P.	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.23	License Agreement, dated January 15, 2014, by and between XG Sciences, Inc. and XG Sciences IP, LLC	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.24

Second Amended and Restated Security Agreement, dated January 15, 2014, by and among XG Sciences, Inc., Aspen Advanced Opportunity Fund, LP, XGS II, LLC, SVIC No. 15 New Technology Business Investment L.L.P.
and Michael R. Knox

Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.25

Second Amended and Restated Intellectual Property Security Agreement, dated January 15, 2014, by and among XG Sciences, Inc., Aspen Capital Advisors LLC, Aspen Advanced Opportunity Fund, LP, XGS II, LLC, SVIC No. 15 New Technology Business Investment L.L.P. and Michael R. Knox

Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.26

Second Amended and Restated Intercreditor Agreement, dated January 15, 2014 by and among XG Sciences, Inc., Aspen Advanced Opportunity Fund, LP, XGS II, LLC, SVIC No. 15 New Technology Business Investment L.L.P. and Michael R. Knox

Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.27

Second Amended and Restated Registration Rights Agreement, dated January 15, 2014, by and among XG Sciences, Inc., Aspen Advanced Opportunity Fund, LP, XGS II, LLC and SVIC No. 15 New Technology Business Investment L.L.P.

Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.28	Voting Agreement, dated January 15, 2014, by and among XG Sciences, Inc., SVIC No. 15 New Technology Business Investment L.L.P and the stockholder signatories thereto.	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.29	Assignment of Intellectual Property, dated January 15, 2014, by and between XG Sciences, Inc. and XG Sciences IP, LLC	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.30	Letter Agreement dated January 15, 2014, by and among XG Sciences, Inc., Aspen Advanced Opportunity Fund, LP, XGS II, LLC and SVIC No. 15 New Technology Business Investment L.L.P. and Michael Knox	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.31	Form of Distribution Agreement	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.32	Form of Subscription Agreement for Series B Unit Offering	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

EXHIBIT NUMBER	DESCRIPTION	LOCATION
10.33	Form of Warrant for Series B Unit Offering	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.34	Form of December Note for December Placement	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.35	Form of December Warrant for December Placement	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.36	Form of Subscription Agreement for December Placement	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

10.37	Form of Subscription Agreement for Primary Offering	Filed herewith

10.38	First Amendment to Shareholder Agreement, dated February 26, 2016	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

14	Code of Ethics	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

21	Subsidiary	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

23.1	Consent of Frazier & Deeter, LLC	Filed herewith

23.2	Consent of Foster Swift Collins & Smith PC	Incorporated by reference to Exhibit 5.1 herein

23.3	Consent of Prismark Partners, LLC	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

24.1	Power of Attorney (included on signature page)	Incorporated by reference to the Company’s Form S-1 filed with the SEC on January 26, 2016

24.2	Power of Attorney	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 1, 2016

24.3	Power of Attorney (included in signature page)	Incorporated by reference to the Company’s Form S-1, as amended, filed with the SEC on March 22, 2016

99.1	Investor Presentation Materials	Filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)   Include the following in a registration statement permitted by Rule 430A under the Securities Act of 1933 (§ 230.430A of this chapter):

The undersigned registrant hereby undertakes that:

(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lansing, State of Michigan, on the 5th day of April, 2016.

XG SCIENCES, INC.

By:	/s/ Philip L. Rose
Name:	Philip L. Rose
Title:	Chief Executive Officer, President, Treasurer, Principal Executive Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title(s)	Date
/s/ Philip L. Rose	Chief Executive Officer, President, Treasurer and Director,	April 5, 2016
Philip L. Rose	Principal Executive Officer and Principal Financial Officer

*	Controller	April 5, 2016
Corinne Lyon

*	Chairman of the Board	April 5, 2016
Arnold A. Allemang

*	Director	April 5, 2016
Steven C. Jones

*	Director	April 5, 2016
Michael D. Pachos

*	Director	April 5, 2016
Ravi Shanker

*	Director	April 5, 2016
Dave Pendell

*By:
/s/ Philip L. Rose
Philip L. Rose, as attorney-in-fact